Published CUSIP Number: ____________

CREDIT AGREEMENT
Dated as of July 31, 2009
among
FURMANITE WORLDWIDE, INC.
and
CERTAIN SUBSIDIARIES
as Borrowers,
BANK OF AMERICA, N.A.,
as Administrative Agent, Swing Line Lender
and
L/C Issuer,
and
COMPASS BANK,
as Syndication Agent
and
The Other Lenders Party Hereto
and
BANC OF AMERICA SECURITIES LLC
and
COMPASS BANK,
as
Joint Lead Arrangers and Joint Book Managers

TABLE OF CONTENTS

Section Page

SCHEDULES
1.01 2.01 5.06 5.08 5.09 5.13 5.18 5.19 6.01 7.01 7.03 10.02 EXHIBITS Form of A B C D E-1 E-2 F G H I
Mandatory Cost Formulae
Commitments and Applicable Percentages
Litigation
Real Property
Environmental Matters
Subsidiaries; Other Equity Investments
Identification Numbers for Designated Borrowers that are Foreign Subsidiaries
Intellectual Property Matters
Form of Quarterly Financial Statements
Existing Liens
Existing Indebtedness
Administrative Agent’s Office; Certain Addresses for Notices

Committed Loan Notice
Swing Line Loan Notice
Note
Compliance Certificate
Assignment and Assumption
Administrative Questionnaire
Guaranty and Collateral Agreement
Designated Borrower Request and Assumption Agreement
Designated Borrower Notice
Opinion Matters

CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of July 31, 2009, among FURMANITE WORLDWIDE, INC., a Delaware corporation (the “Company”), certain Subsidiaries of the Company party hereto pursuant to Section 2.14 (each a “Designated Borrower” and, together with the Company, the “Borrowers” and, each a “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

The Company has requested that the Lenders provide a revolving credit facility, and the Lenders are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

Article I.
Definitions and Accounting Terms

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify to the Company and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit E-2 or any other form approved by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this Credit Agreement.

“Alternative Currency” means each of AUD, Euro, Sterling, and each other currency (other than Dollars) that is approved in accordance with Section 1.06.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or the L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

“Alternative Currency Sublimit” means an amount equal to the lesser of the Aggregate Commitments and $35,000,000. The Alternative Currency Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time. If the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02 or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means the following percentages per annum, based upon the Funded Debt to EBITDA Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(b):

Applicable Rate
	Funded Debt to		Eurocurrency Rate /
Pricing Level	EBITDA Ratio	Commitment Fee	Letter of Credit Fee	Base Rate
1	< 1.0x	0.25%	2.00%	1.00%
2	= 1.0x but < 2.0x	0.25%	2.25%	1.25%
3	= 2.0x	0.30%	2.50%	1.50%

Any increase or decrease in the Applicable Rate resulting from a change in the Funded Debt to EBITDA Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then, upon the request of the Required Lenders, Pricing Level 3 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered. Notwithstanding the foregoing, the Applicable Rate in effect from the date of this Agreement until the first Business Day immediately following the date a Compliance Certificate is first delivered after the Closing Date pursuant to Section 6.02(b) shall be determined by Pricing Level 1.

Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.10(b).

“Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the L/C Issuer, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Applicant Borrower” has the meaning specified in Section 2.14.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means, singularly or collectively, Banc of America Securities LLC and Compass Bank, in their capacity as joint lead arrangers and joint book managers.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E-1 or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“AUD” means the lawful currency of Australia.

“Audited Financial Statements” means the audited consolidated balance sheet of the Company and its Subsidiaries for the fiscal year ended December 31, 2008, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Company and its Subsidiaries, including the notes thereto.

“Auto-Extension Letter of Credit” has the meaning specified in Section 2.03(b)(iii).

“Availability Period” means the period from and including the date of this Agreement to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.06, and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate” and (c) the Eurocurrency Rate for a one-month Interest Period in effect for such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Committed Loan” means a Committed Loan that is a Base Rate Loan.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate. All Base Rate Loans shall be denominated in Dollars.

“Borrower” and “Borrowers” each has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a Committed Borrowing or a Swing Line Borrowing, as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office with respect to Obligations denominated in Dollars is located and:

(a) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurocurrency Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market;

(b) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurocurrency Rate Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means a TARGET Day;

(c) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; and

(d) if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars or Euro in respect of a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, or any other dealings in any currency other than Dollars or Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“Cash Collateralize” has the meaning specified in Section 2.03(g).

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer, automated clearinghouse and other cash management arrangements made or entered into at any time, or in effect at any time, whether directly or indirectly, and whether as a result of assignment or transfer or otherwise, between the Company or any Subsidiary and any Cash Management Bank.

“Cash Management Bank” means a Lender or Affiliate of a Lender that is a party to a Cash Management Agreement, in its capacity as party to such Cash Management Agreement; provided, however that if such Person ceases to be a Lender or an Affiliate of a Lender, such Person shall no longer be a “Cash Management Bank.”

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means an event or series of events by which:

(a) any of the capital stock of the Company becomes subject to any Lien other than in favor of the Administrative Agent for the benefit of the Secured Parties or the Company ceases to be a wholly-owned Subsidiary of the Parent;

(b) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 25% or more of the equity securities of the Parent entitled to vote for members of the board of directors or equivalent governing body of the Parent on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);

(c) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Parent cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or

(c) any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Parent, or control over the equity securities of the Parent entitled to vote for members of the board of directors or equivalent governing body of the Parent on a fully-diluted basis (and taking into account all such securities that such Person or group has the right to acquire pursuant to any option right) representing 25% or more of the combined voting power of such securities.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means all of the “Collateral” referred to in the Collateral Documents and all of the other property that is or is intended under the terms of the Collateral Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties.

“Collateral Documents” means, collectively, the Guaranty and Collateral Agreement and each of the other agreements, instruments, or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

“Commitment” means, as to each Lender, its obligation to (a) make Committed Loans to the Borrowers pursuant to Section 2.01, (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the Dollar amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Committed Borrowing” means a borrowing consisting of simultaneous Committed Loans of the same Type, in the same currency and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Committed Loan” has the meaning specified in Section 2.01.

“Committed Loan Notice” means a notice of (a) a Committed Borrowing, (b) a conversion of Committed Loans from one Type to the other, or (c) a continuation of Eurocurrency Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Company” has the meaning specified in the introductory paragraph hereto.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Consolidated EBITDA” means, for any period, for the Company and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges for such period, (ii) the provision for Federal, state, local and foreign income taxes payable by the Company and its Subsidiaries for such period, (iii) depreciation and amortization expense and (iv) other expenses of the Company and its Subsidiaries reducing such Consolidated Net Income and relating to non-cash compensation or currency fluctuations (including any SFAS 87 pension expenses), which do not represent a cash item in such period or any future period and minus (b) the following to the extent included in calculating such Consolidated Net Income: (i) Federal, state, local and foreign income tax credits of the Company and its Subsidiaries for such period and (ii) all non-cash items increasing Consolidated Net Income for such period.

“Consolidated Funded Indebtedness” means, as of any date of determination, for the Company and its Subsidiaries on a consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all direct obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties and similar instruments, (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (e) Attributable Indebtedness in respect of capital leases and Synthetic Lease Obligations, (f) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than the Company or any Subsidiary, and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Company or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Company or such Subsidiary.

“Consolidated Interest Charges” means, for any period, for the Company and its Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses of the Company and its Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, and (b) the portion of rent expense of the Company and its Subsidiaries with respect to such period under capital leases that is treated as interest in accordance with GAAP.

“Consolidated Net Income” means, for any period, for the Company and its Subsidiaries on a consolidated basis, the net income of the Company and its Subsidiaries (excluding extraordinary gains and extraordinary losses) for that period.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurocurrency Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate and any Mandatory Cost) otherwise applicable to such Loan plus 2% per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Committed Loans, participations in L/C Obligations or participations in Swing Line Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder unless such failure has been cured, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute or unless such failure has been cured, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Designated Borrower” has the meaning specified in the introductory paragraph hereto.

“Designated Borrower Sublimit” means an amount equal to the lesser of the Aggregate Commitments and $35,000,000. The Designated Borrower Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Designated Borrower Notice” has the meaning specified in Section 2.14.

“Designated Borrower Request and Assumption Agreement” has the meaning specified in Section 2.14.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

“Dormant Subsidiary” means any Subsidiary that (a) conducts no business activities, (b) has no assets in excess of $25,000 (or its equivalent in the applicable currency) in the aggregate, (c) has no liabilities (contingent or otherwise) in excess of $25,000 (or its equivalent in the applicable currency) in the aggregate, and (d) has no subsidiary.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii), (v), and (vi) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).

“EMU” means the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permits” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate.

“Euro” and “EUR” mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Eurocurrency Rate” means, for any Interest Period with respect to a Eurocurrency Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurocurrency Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in the relevant currency for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Eurocurrency Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch (or other Bank of America branch or Affiliate) to major banks in the London or other offshore interbank market for such currency at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Eurocurrency Rate Loan” means a Committed Loan that bears interest at a rate based on the Eurocurrency Rate. Eurocurrency Rate Loans may be denominated in Dollars or in an Alternative Currency. All Committed Loans denominated in an Alternative Currency must be Eurocurrency Rate Loans.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder, (a) taxes imposed on or measured by its overall income (however denominated), and franchise taxes imposed on it (in lieu of taxes on income), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which such Borrower is located, (c) any backup withholding tax that is required by the Code to be withheld from amounts payable to a Lender that has failed to comply with clause (A) of Section 3.01(e)(iii), and (d) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Company under Section 10.13), any United States withholding tax that (i) is required to be imposed on amounts payable to such Foreign Lender pursuant to the Laws in force at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or (ii) is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with clause (B) of Section 3.01(e)(iii), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from such Borrower with respect to such withholding tax pursuant to Section 3.01(a)(ii) or (iii). Notwithstanding anything to the contrary contained in this definition, “Excluded Taxes” shall not include any withholding tax imposed at any time on payments made by or on behalf of a Foreign Obligor to any Lender hereunder or under any other Loan Document, provided that such Lender shall have complied with Section 3.01(e)(ii).

“Existing Credit Agreement” means that certain Amended and Restated Loan Agreement dated as of August 13, 2002 among the Company, Furmanite Limited, Bank of Scotland, as agent, and a syndicate of lenders, as amended or modified prior to the Closing Date.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the letter agreement, dated June 11, 2009, among the Company, the Administrative Agent and Banc of America Securities LLC.

“FIFL” means Furmanite International Finance Limited, a corporation organized under the Laws of the United Kingdom.

“Fixed Charges” means, for any period, for the Company and its Subsidiaries, the sum, without duplication, of (a) Consolidated Interest Charges, plus (b) Restricted Payments made by the Company or any Subsidiary (other than to the Company or any other Subsidiary), plus (c) the current portion of Consolidated Funded Indebtedness.

“Fixed Charge Coverage Ratio” means, for any period, for the Company and its Subsidiaries, on a combined basis, the ratio of (a) Consolidated EBITDA plus fees, costs or expenses that are Restricted Payments under clause (b) of the definition of Restricted Payments (but only to the extent that such fees, costs or expenses are deducted in calculating Consolidated Net Income) to (b) Fixed Charges.

“FL” means Furmanite Limited, a corporation organized under the Laws of the United Kingdom.

“Foreign Lender” means, with respect to any Borrower, any Lender that is organized under the Laws of a jurisdiction other than that in which such Borrower is resident for tax purposes (including such a Lender when acting in the capacity of the L/C Issuer). For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Obligor” means a Loan Party that is a Foreign Subsidiary.

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States, a State thereof or the District of Columbia.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funded Debt to EBITDA Ratio” means, as of any date of determination, for the Company and its Subsidiaries, the ratio of (a) Consolidated Funded Indebtedness as of such date less the amount of unrestricted cash and cash equivalents on the Company’s and its Subsidiaries consolidated balance sheet as of such date, to (b) Consolidated EBITDA for the period of the four fiscal quarters ended on such date.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranty and Collateral Agreement” means the Guaranty and Collateral Agreement made by the Borrowers and Subsidiary Guarantors in favor of the Administrative Agent and the Lenders, substantially in the form of Exhibit F.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Honor Date” has the meaning specified in Section 2.03(c)(i).

“Impacted Lender” means a Defaulting Lender or a Lender (a) as to which an entity that Controls such Lender has become insolvent or become subject to a bankruptcy or other similar proceeding or (b) which has defaulted in fulfilling, and on the applicable date continues to remain in default in fulfilling, its obligations under one or more credit facilities other than this Agreement.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties and similar instruments;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) capital leases and Synthetic Lease Obligations;

(g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Intercompany Notes” means promissory notes, in form and substance reasonably satisfactory to the Administrative Agent, executed by Subsidiaries of the Company in favor of the Borrowers, evidencing loans and advances made by the Borrowers to such Subsidiaries.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one, two, three, six or nine months thereafter, as selected by the Company in its Committed Loan Notice or such other period that is twelve months or less requested by the Company and consented to by all the Lenders; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the Maturity Date.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IP Rights” has the meaning specified in Section 5.19.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Company (or any Subsidiary) or in favor of the L/C Issuer and relating to such Letter of Credit.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage. All L/C Advances shall be denominated in Dollars.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Committed Borrowing. All L/C Borrowings shall be denominated in Dollars.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means Bank of America in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the Swing Line Lender.

“Lender Swap Contracts” means all Swap Contracts made or entered into at any time, or in effect at any time, whether directly or indirectly, and whether as a result of assignment or transfer or otherwise, between the Company or any Subsidiary and any Lender Swap Provider.

“Lender Swap Provider” means any Lender or Affiliate of a Lender that is a party to a Swap Contract with the Company or any Subsidiary, in its capacity as party to such Swap Contract; provided, however, that in the event that such Person ceases to be a Lender or an Affiliate of a Lender, such Person shall no longer be a “Lender Swap Provider.”

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Company and the Administrative Agent.

“Letter of Credit” means any standby letter of credit issued hereunder. Letters of Credit may be issued in Dollars or in an Alternative Currency.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(i).

“Letter of Credit Sublimit” means an amount equal to $20,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to a Borrower under Article II in the form of a Committed Loan or a Swing Line Loan.

“Loan Documents” means this Agreement, each Designated Borrower Request and Assumption Agreement, each Note, each Issuer Document, the Fee Letter and the Collateral Documents.

“Loan Parties” means, collectively, the Company, each Subsidiary Guarantor and each Designated Borrower.

“Mandatory Cost” means, with respect to any period, the percentage rate per annum determined in accordance with Schedule 1.01.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Company or the Company and its Subsidiaries taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Contract” means, with respect to any Person, each contract to which such Person is a party involving aggregate consideration payable to or by such Person of $1,000,000 or more in any year or otherwise material to the business, condition (financial or otherwise), operations, performance, properties or prospects of such Person.

“Maturity Date” means January 31, 2013; provided, however, that if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Material Subsidiary” means (a) each Domestic Subsidiary other than a Dormant Subsidiary, (b) each Foreign Subsidiary other than a Dorman Subsidiary, organized under the Laws of the United Kingdom or Australia, (c) Furmanite Holding B.V., a Foreign Subsidiary organized under the Laws of the Netherlands and (d) each other Foreign Subsidiary whose (i) consolidated assets constituted 5% (7.5% for Foreign Subsidiaries organized under the Laws of France or Norway) or more of the consolidated assets of the Company and its Subsidiaries as of the end of the most recently ended fiscal quarter of the Company or (ii) consolidated gross revenues constituted 5% (7.5% for Foreign Subsidiaries organized under the Laws of France or Norway) or more of the consolidated gross revenues of the Company and its Subsidiaries for the most recently ended four fiscal quarter period of the Company.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Non-Extension Notice Date” has the meaning specified in Section 2.03(b)(iii).

“Note” means a promissory note made by a Borrower in favor of a Lender evidencing Loans made by such Lender to such Borrower, substantially in the form of Exhibit C.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided, that all references to the “Obligations” in the Collateral Documents shall, in addition to the foregoing, also include all present and future indebtedness, liabilities and obligations of the Company or any Subsidiary pursuant to any Lender Swap Contract or any Cash Management Agreement.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means (i) with respect to Committed Loans on any date, the Dollar Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Committed Loans occurring on such date; (ii) with respect to Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Swing Line Loans occurring on such date; and (iii) with respect to any L/C Obligations on any date, the Dollar Equivalent amount of the aggregate outstanding amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Company of Unreimbursed Amounts.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent, the L/C Issuer, or the Swing Line Lender, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Bank of America in the applicable offshore interbank market for such currency to major banks in such interbank market.

“Parent” means Furmanite Corporation, a Delaware corporation.

“Participant” has the meaning specified in Section 10.06(d).

“Participating Member State” means each state so described in any EMU Legislation.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Company or any ERISA Affiliate or to which the Company or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Company or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning specified in Section 6.02.

“Public Lender” has the meaning specified in Section 6.02.

“Register” has the meaning specified in Section 10.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Committed Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, as of any date of determination, at least two Lenders having at least 66-2/3% of the Aggregate Commitments or, if the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, at least two Lenders holding in the aggregate at least 66-2/3% of the Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition); provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Impacted Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of the Company or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to the Company’s or any Subsidiary’s stockholders, partners or members (or the equivalent Person thereof), and (b) any other payment by the Company or any Subsidiary to the Parent or any of its Subsidiaries (other than the Company or any Subsidiary), whether such payment is a payment of fees or other amounts for services rendered, a repayment of indebtedness owing, a reimbursement of costs and expenses incurred, or other type of payment, and whether such payment is pursuant to a written agreement or otherwise.

“Revaluation Date” means (a) with respect to any Loan, each of the following: (i) each date of a Borrowing of a Eurocurrency Rate Loan denominated in an Alternative Currency, (ii) each date of a continuation of a Eurocurrency Rate Loan denominated in an Alternative Currency pursuant to Section 2.02, and (iii) such additional dates as the Administrative Agent shall determine or the Required Lenders shall require; and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by the L/C Issuer under any Letter of Credit denominated in an Alternative Currency, and (iv) such additional dates as the Administrative Agent or the L/C Issuer shall determine or the Required Lenders shall require.

“Risk Participation Cash Collateral” means, with respect to any Letter of Credit, cash or deposit account balances pledged, as collateral, and deposited with or delivered to the Administrative Agent for the benefit of the L/C Issuer, in an amount equal to (a) the aggregate Applicable Percentages of all Impacted Lenders times (b) the amount available to be drawn under such Letter of Credit, such pledge to be made pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the L/C Issuer (which documentation is hereby consented to by the Lenders).

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent or the L/C Issuer, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the L/C Issuer, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05, the Lender Swap Providers, the Cash Management Banks, and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Notice Currency” means at any time an Alternative Currency, other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America or Europe.

“Spot Rate” for a currency means the rate determined by the Administrative Agent or the L/C Issuer, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 10:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or the L/C Issuer may obtain such spot rate from another financial institution designated by the Administrative Agent or the L/C Issuer if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that the L/C Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.

“Sterling” and “£” mean the lawful currency of the United Kingdom.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Company.

“Subsidiary Guarantors” means, collectively, all Material Subsidiaries of the Company, other than any Material Subsidiary that is a Dormant Subsidiary.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $5,000,000 and (b) the Aggregate Commitments. The Swing Line Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Tangible Assets” means, with respect to any Person, all the assets of such Person less the amount of any write-up in the book value of any assets resulting from the revaluation thereof, less the aggregate amount of all amounts appearing on the asset side of the balance sheet for goodwill, patents, patent rights, trademarks, trade names, copyrights, franchises, treasury stock, organizational expenses, prepaid expenses and other intangible items, if any, all determined in accordance with GAAP.

“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Threshold Amount” means $1,000,000.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Type” means, with respect to a Committed Loan, its character as a Base Rate Loan or a Eurocurrency Rate Loan.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03 Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Company or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Company shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04 Rounding. Any financial ratios required to be maintained by the Company pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 Exchange Rates; Currency Equivalents.

(a) The Administrative Agent or the L/C Issuer, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Credit Extensions and Outstanding Amounts denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the L/C Issuer, as applicable.

(b) Wherever in this Agreement in connection with a Committed Borrowing, conversion, continuation or prepayment of a Eurocurrency Rate Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Committed Borrowing, Eurocurrency Rate Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the L/C Issuer, as the case may be.

1.06 Additional Alternative Currencies.

(a) The Company may from time to time request that Eurocurrency Rate Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency;” provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars. In the case of any such request with respect to the making of Eurocurrency Rate Loans, such request shall be subject to the approval of the Administrative Agent and the Lenders; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the L/C Issuer.

(b) Any such request shall be made to the Administrative Agent not later than 10:00 a.m., 20 Business Days prior to the date of the desired Credit Extension (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the L/C Issuer, in its or their sole discretion). In the case of any such request pertaining to Eurocurrency Rate Loans, the Administrative Agent shall promptly notify each Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the L/C Issuer thereof. Each Lender (in the case of any such request pertaining to Eurocurrency Rate Loans) or the L/C Issuer (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 10:00 a.m., ten Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Eurocurrency Rate Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.

(c) Any failure by a Lender or the L/C Issuer, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender or the L/C Issuer, as the case may be, to permit Eurocurrency Rate Loans to be made or Letters of Credit to be issued in such requested currency. If the Administrative Agent and all the Lenders consent to making Eurocurrency Rate Loans in such requested currency, the Administrative Agent shall so notify the Company and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Committed Borrowings of Eurocurrency Rate Loans; and if the Administrative Agent and the L/C Issuer consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Company and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.06, the Administrative Agent shall promptly so notify the Company.

1.07 Change of Currency.

(a) Each obligation of the Borrowers to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Committed Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Committed Borrowing, at the end of the then current Interest Period.

(b) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c) Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

1.08 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Central time (daylight or standard, as applicable).

1.09 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

Article II.
The Commitments and Credit Extensions

2.01 Committed Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Committed Loan”) to the Borrowers in Dollars or in one or more Alternative Currencies from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Commitment; provided, however, that after giving effect to any Committed Borrowing, (i) the Total Outstandings shall not exceed the Aggregate Commitments, (ii) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment, (iii) the aggregate Outstanding Amount of all Committed Loans made to the Designated Borrowers shall not exceed the Designated Borrower Sublimit, and (iv) the aggregate Outstanding Amount of all Committed Loans denominated in Alternative Currencies shall not exceed the Alternative Currency Sublimit. Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01. Committed Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.

2.02 Borrowings, Conversions and Continuations of Committed Loans.

(a) Each Committed Borrowing, each conversion of Committed Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the Company’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 10:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurocurrency Rate Loans denominated in Dollars or of any conversion of Eurocurrency Rate Loans denominated in Dollars to Base Rate Committed Loans, (ii) four Business Days (or five Business Days in the case of a Special Notice Currency) prior to the requested date of any Borrowing or continuation of Eurocurrency Rate Loans denominated in Alternative Currencies, and (iii) on the requested date of any Borrowing of Base Rate Committed Loans; provided, however, that if the Company wishes to request Eurocurrency Rate Loans having an Interest Period other than one, two, three, six or nine months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 10:00 a.m. (i) four Business Days prior to the requested date of such Borrowing, conversion or continuation of Eurocurrency Rate Loans denominated in Dollars, or (ii) five Business Days (or six Business days in the case of a Special Notice Currency) prior to the requested date of such Borrowing, conversion or continuation of Eurocurrency Rate Loans denominated in Alternative Currencies, whereupon the Administrative Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than 10:00 a.m., (i) three Business Days before the requested date of such Borrowing, conversion or continuation of Eurocurrency Rate Loans denominated in Dollars, or (ii) four Business Days (or five Business days in the case of a Special Notice Currency) prior to the requested date of such Borrowing, conversion or continuation of Eurocurrency Rate Loans denominated in Alternative Currencies, the Administrative Agent shall notify the Company (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders. Each telephonic notice by the Company pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Company. Each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof. Except as provided in Sections 2.03(c) and 2.04(c), each Committed Borrowing of or conversion to Base Rate Committed Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Company is requesting a Committed Borrowing, a conversion of Committed Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Committed Loans to be borrowed, converted or continued, (iv) the Type of Committed Loans to be borrowed or to which existing Committed Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto, (vi) the currency of the Committed Loans to be borrowed, and (vii) if applicable, the Designated Borrower. If the Company fails to specify a currency in a Committed Loan Notice requesting a Borrowing, then the Committed Loans so requested shall be made in Dollars. If the Company fails to specify a Type of Committed Loan in a Committed Loan Notice or if the Company fails to give a timely notice requesting a conversion or continuation, then the applicable Committed Loans shall be made as, or converted to, Base Rate Loans; provided, however, that in the case of a failure to timely request a continuation of Committed Loans denominated in an Alternative Currency, such Loans shall be continued as Eurocurrency Rate Loans in their original currency with an Interest Period of one month. Any automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans. If the Company requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. No Committed Loan may be converted into or continued as a Committed Loan denominated in a different currency, but instead must be prepaid in the original currency of such Committed Loan and reborrowed in the other currency.

(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount (and currency) of its Applicable Percentage of the applicable Committed Loans, and if no timely notice of a conversion or continuation is provided by the Company, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation of Committed Loans denominated in a currency other than Dollars, in each case as described in the preceding subsection. In the case of a Committed Borrowing, each Lender shall make the amount of its Committed Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office for the applicable currency not later than 12:00 noon, in the case of any Committed Loan denominated in Dollars, and not later than the Applicable Time specified by the Administrative Agent in the case of any Committed Loan in an Alternative Currency, in each case on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Company or the other applicable Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of such Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Company; provided, however, that if, on the date the Committed Loan Notice with respect to such Borrowing denominated in Dollars is given by the Company, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and, second, shall be made available to the applicable Borrower as provided above.

(c) Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurocurrency Rate Loans (whether in Dollars or any Alternative Currency) without the consent of the Required Lenders, and the Required Lenders may demand that any or all of the then outstanding Eurocurrency Rate Loans denominated in an Alternative Currency be prepaid, or redenominated into Dollars in the amount of the Dollar Equivalent thereof, on the last day of the then current Interest Period with respect thereto.

(d) The Administrative Agent shall promptly notify the Company and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Company and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Committed Borrowings, all conversions of Committed Loans from one Type to the other, and all continuations of Committed Loans as the same Type, there shall not be more than ten Interest Periods in effect with respect to Committed Loans.

2.03 Letters of Credit.

(a) The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the date of this Agreement until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars or in one or more Alternative Currencies for the account of the Company or its Subsidiaries, and to amend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Company or its Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Outstandings shall not exceed the Aggregate Commitments, (y) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by the Company for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Company that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Company’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Company may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii) The L/C Issuer shall not issue any Letter of Credit, if:

(A) the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance, unless the Required Lenders have approved such expiry date; or

(B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date.

(iii) The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the date of this Agreement, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the date of this Agreement and which the L/C Issuer in good faith deems material to it;

(B) the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;

(C) except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount less than $100,000;

(D) except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is to be denominated in a currency other than Dollars or an Alternative Currency;

(E) the L/C Issuer does not as of the issuance date of such requested Letter of Credit issue Letters of Credit in the requested currency;

(F) such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or

(G) a default of any Lender’s obligation to fund under Section 2.03(c) exists or any Lender is an Impacted Lender, unless the L/C Issuer has entered into arrangements satisfactory to it (including, without limitation, arrangements for the provision of Risk Participation Cash Collateral) with the Borrowers or such Lender to eliminate the L/C Issuer’s risk with respect to such Lender; provided, that, if the Borrowers provide Risk Participation Cash Collateral with respect to a Letter of Credit requested to be issued hereunder, the L/C Issuer shall not be entitled to rely on this clause as justification for not issuing such Letter of Credit. To the extent that the Borrowers provide Risk Participation Cash Collateral, the Borrowers hereby grant to the Administrative Agent, for the benefit of the L/C Issuer, a security interest in all cash, deposit accounts and all balances therein constituting such Risk Participation Cash Collateral and all proceeds of the foregoing solely as security for the purposes described under Section 2.03(c)(ii) hereof. Such Risk Participation Cash Collateral shall be maintained in blocked, non-interest bearing transaction accounts with the Administrative Agent; provided that (1) in the event that any Lender on account of whom such Risk Participation Cash Collateral was delivered shall no longer be an Impacted Lender, the Administrative Agent shall return to the pledgor such portion of Risk Participation Cash Collateral attributable to such Lender, (2) in the event that any Lender on account of whom such Risk Participation Cash Collateral was delivered shall have its Commitment reduced, the Administrative Agent shall return to the pledgor such portion of the Risk Participation Cash Collateral attributable to such Lender in proportion to the amount by which such Lender’s Commitment is so reduced, and (3) in the event that the applicable Letter of Credit on account of which such Risk Participation Cash Collateral was delivered expires or is drawn upon, and such drawing has been reimbursed by the Borrowers, the Administrative Agent shall return to the pledgor such portion of the Risk Participation Cash Collateral attributable to such expired Letter of Credit or such reimbursed drawing, as applicable.

(iv) The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v) The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi) The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Company delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Company. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 10:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may require. Additionally, the Company shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may require.

(ii) Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Company and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Company (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Letter of Credit.

(iii) If the Company so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Company shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the Company that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Company and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Company and the Administrative Agent thereof. In the case of a Letter of Credit denominated in an Alternative Currency, the Company shall reimburse the L/C Issuer in such Alternative Currency, unless (A) the L/C Issuer (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (B) in the absence of any such requirement for reimbursement in Dollars, the Company shall have notified the L/C Issuer promptly following receipt of the notice of drawing that the Company will reimburse the L/C Issuer in Dollars. In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, the L/C Issuer shall notify the Company of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. Not later than 10:00 a.m. on the date of any payment by the L/C Issuer under a Letter of Credit to be reimbursed in Dollars, or the Applicable Time on the date of any payment by the L/C Issuer under a Letter of Credit to be reimbursed in an Alternative Currency (each such date, an “Honor Date”), the Company shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing and in the applicable currency. If the Company fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in an Alternative Currency) (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage thereof. In such event, the Company shall be deemed to have requested a Committed Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Lender (including the Lender acting as L/C Issuer) shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 12:00 noon on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Committed Loan to the applicable Borrower in such amount; provided, that if any Impacted Lender shall fail to make such funds available, any Risk Participation Cash Collateral delivered on account of such Impacted Lender for the respective Letter of Credit shall be applied by the Administrative Agent to the reimbursement of the L/C Issuer as required hereunder. The Administrative Agent shall remit the funds so received or applied to the L/C Issuer.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Committed Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Company shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Lender funds its Committed Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of the L/C Issuer.

(v) Each Lender’s obligation to make Committed Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Company, any Subsidiary or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Committed Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Company of a Committed Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Company to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Committed Loan included in the relevant Committed Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Company or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof in Dollars and in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of the Company to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) the existence of any claim, counterclaim, setoff, defense or other right that the Company or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(ii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iii) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(iv) any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Company or any Subsidiary or in the relevant currency markets generally; or

(v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Company or any Subsidiary.

The Company shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Company’s instructions or other irregularity, the Company will immediately notify the L/C Issuer. The Company shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of L/C Issuer. Each Lender and the Company agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Company hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Company’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (iv) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Company may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Company, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Company which the Company proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Cash Collateral.

(i) Upon the request of the Administrative Agent, (A) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (B) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Company shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations.

(ii) In addition, if the Administrative Agent notifies the Company at any time that the Outstanding Amount of all L/C Obligations at such time exceeds 105% of the Letter of Credit Sublimit then in effect, then, within two Business Days after receipt of such notice, the Company shall Cash Collateralize the L/C Obligations in an amount equal to the amount by which the Outstanding Amount of all L/C Obligations exceeds the Letter of Credit Sublimit.

(iii) The Administrative Agent may, at any time and from time to time after the initial deposit of Cash Collateral, request that additional Cash Collateral be provided in order to protect against the results of exchange rate fluctuations.

(iv) Sections 2.05 and 8.02(c) set forth certain additional requirements to deliver Cash Collateral hereunder. For purposes of this Section 2.03, Section 2.05 and Section 8.02(c), “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuer (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. The Company hereby grants to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America.

(h) Applicability of ISP. Unless otherwise expressly agreed by the L/C Issuer and the Company when a Letter of Credit is issued, the rules of the ISP shall apply to each standby Letter of Credit.

(i) Letter of Credit Fees. The Company shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, in Dollars, a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit at a rate per annum equal to the Applicable Rate times the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09. Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(j) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Company shall pay directly to the L/C Issuer for its own account, in Dollars, a fronting fee with respect to each Letter of Credit, at the rate per annum equal to 0.125%, computed on the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09. In addition, the Company shall pay directly to the L/C Issuer for its own account, in Dollars, the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(k) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(l) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Company shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Company hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Company, and that the Company’s business derives substantial benefits from the businesses of such Subsidiaries.

2.04 Swing Line Loans.

(a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, to make loans in Dollars (each such loan, a “Swing Line Loan”) to the Company from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Committed Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Commitment; provided, however, that should any Lender become a Defaulting Lender or an Impacted Lender, all Swing Line Loans shall be made at the sole and absolute discretion of the Swing Line Lender, and after giving effect to any Swing Line Loan, (i) the Total Outstandings shall not exceed the Aggregate Commitments, and (ii) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment, and provided, further, that the Company shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Company may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall be a Base Rate Loan. Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Swing Line Loan.

(b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Company’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 12:00 noon on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Company. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. If the Swing Line Lender is required or shall elect, as may be the case, to fund a requested Swing Line Loan, not later than 1:00 p.m. on the borrowing date specified in such Swing Line Notice, the Swing Line Lender shall make available to the Company at its office by crediting the account of the Company on the books of the Swing Line Lender in an amount in immediately available funds equal to the amount of such Swing Line Loan. Notwithstanding the foregoing, if the Swing Line Lender is not required and accordingly elects not to fund a requested Swing Line Loan for any reason, the Swing Line Lender shall promptly, and in any event not later than 1:00 p.m. on the borrowing date specified in such Swing Line Notice, notify the Company and the Administrative Agent of such election.

(c) Refinancing of Swing Line Loans.

(i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Company (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Lender make a Base Rate Committed Loan in an amount equal to such Lender’s Applicable Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Company with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Committed Loan Notice available to the Administrative Agent in Same Day Funds for the account of the Swing Line Lender at the Administrative Agent’s Office for Dollar-denominated payments not later than 12:00 noon on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Lender that so makes funds available shall be deemed to have made a Base Rate Committed Loan to the Company in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Committed Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Committed Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Committed Loan included in the relevant Committed Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Lender’s obligation to make Committed Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Company or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Committed Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Company to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations.

(i) At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Applicable Percentage thereof in the same funds as those received by the Swing Line Lender.

(ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Company for interest on the Swing Line Loans. Until each Lender funds its Base Rate Committed Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender.

(f) Payments Directly to Swing Line Lender. The Company shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.05 Prepayments.

(a) Each Borrower may, upon notice from the Company to the Administrative Agent, at any time or from time to time voluntarily prepay Committed Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 10:00 a.m. (A) three Business Days prior to any date of prepayment of Eurocurrency Rate Loans denominated in Dollars, (B) four Business Days (or five, in the case of prepayment of Loans denominated in Special Notice Currencies) prior to any date of prepayment of Eurocurrency Rate Loans denominated in Alternative Currencies, and (C) on the date of prepayment of Base Rate Committed Loans; (ii) any prepayment of Eurocurrency Rate Loans denominated in Dollars shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof; (iii) any prepayment of Eurocurrency Rate Loans denominated in Alternative Currencies shall be in a minimum principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof; and (iv) any prepayment of Base Rate Committed Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Committed Loans to be prepaid and, if Eurocurrency Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Company, the applicable Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the Committed Loans of the Lenders in accordance with their respective Applicable Percentages.

(b) The Company may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 12:00 noon on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $50,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Company, the Company shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(c) If the Administrative Agent notifies the Company at any time that the Total Outstandings at such time exceed an amount equal to 105% of the Aggregate Commitments then in effect, then, within two Business Days after receipt of such notice, the Borrowers shall prepay Loans and/or the Company shall Cash Collateralize the L/C Obligations in an aggregate amount sufficient to reduce such Outstanding Amount as of such date of payment to an amount not to exceed 100% of the Aggregate Commitments then in effect; provided, however, that, subject to the provisions of Section 2.03(g)(ii), the Company shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(c) unless after the prepayment in full of the Loans the Total Outstandings exceed the Aggregate Commitments then in effect. The Administrative Agent may, at any time and from time to time after the initial deposit of such Cash Collateral, request that additional Cash Collateral be provided in order to protect against the results of further exchange rate fluctuations.

(d) If the Administrative Agent notifies the Company at any time that the Outstanding Amount of all Loans denominated in Alternative Currencies at such time exceeds an amount equal to 105% of the Alternative Currency Sublimit then in effect, then, within two Business Days after receipt of such notice, the Borrowers shall prepay Loans in an aggregate amount sufficient to reduce such Outstanding Amount as of such date of payment to an amount not to exceed 100% of the Alternative Currency Sublimit then in effect.

2.06 Termination or Reduction of Commitments. The Company may, upon notice to the Administrative Agent, terminate the Aggregate Commitments, or from time to time permanently reduce the Aggregate Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 10:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $1,000,000 or any whole multiple of $500,000 in excess thereof, (iii) the Company shall not terminate or reduce the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Aggregate Commitments, and (iv) if, after giving effect to any reduction of the Aggregate Commitments, the Alternative Currency Sublimit, the Letter of Credit Sublimit, the Designated Borrower Sublimit or the Swing Line Sublimit exceeds the amount of the Aggregate Commitments, such Sublimit shall be automatically reduced by the amount of such excess. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitments. The amount of any such Aggregate Commitment reduction shall not be applied to the Alternative Currency Sublimit or the Letter of Credit Sublimit unless otherwise specified by the Company. Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Applicable Percentage. All fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

2.07 Repayment of Loans.

(a) Each Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of Committed Loans made to such Borrower outstanding on such date.

(b) The Company shall repay each Swing Line Loan on the earlier to occur of (i) the date ten Business Days after such Loan is made and (ii) the Maturity Date.

2.08 Interest.

(a) Subject to the provisions of subsection (b) below, (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate plus (in the case of a Eurocurrency Rate Loan of any Lender which is lent from a Lending Office in the United Kingdom or a Participating Member State) the Mandatory Cost; (ii) each Base Rate Committed Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b) (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) If any amount (other than principal of any Loan) payable by any Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii) Upon the request of the Required Lenders, while any Event of Default exists, the Borrowers shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09 Fees. In addition to certain fees described in subsections (i) and (j) of Section 2.03:

(a) Commitment Fee. The Company shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, a commitment fee in Dollars at a rate per annum equal to the Applicable Rate times the actual daily amount by which the Aggregate Commitments exceed the sum of (i) the Outstanding Amount of Committed Loans and (ii) the Outstanding Amount of L/C Obligations. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b) Other Fees.

(i) The Company shall pay to Banc of America Securities LLC and the Administrative Agent for their own respective accounts, in Dollars, fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii) The Company shall pay to the Lenders, in Dollars, such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10 Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.

(a) All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year), or, in the case of interest in respect of Committed Loans denominated in Alternative Currencies as to which market practice differs from the foregoing, in accordance with such market practice. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b) If, as a result of any restatement of or other adjustment to the financial statements of the Company or for any other reason, the Company or the Lenders determine that (i) the Funded Debt to EBITDA Ratio as calculated by the Company as of any applicable date was inaccurate and (ii) a proper calculation of the Funded Debt to EBITDA Ratio would have resulted in higher pricing for such period, each Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the L/C Issuer, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or the L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or the L/C Issuer, as the case may be, under Section 2.03(c)(iii), 2.03(i) or 2.08(b) or under Article VIII. The Borrower’s obligations under this paragraph shall survive the termination of the Aggregate Commitments and the repayment of all other Obligations hereunder.

2.11 Evidence of Debt.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender to a Borrower made through the Administrative Agent, such Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans to such Borrower in addition to such accounts or records. Each Lender may attach schedules to a Note and endorse thereon the date, Type (if applicable), amount, currency and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12 Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein and except with respect to principal of and interest on Loans denominated in an Alternative Currency, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in Same Day Funds not later than 1:00 p.m. on the date specified herein. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder with respect to principal and interest on Loans denominated in an Alternative Currency shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in such Alternative Currency and in Same Day Funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. If, for any reason, any Borrower is prohibited by any Law from making any required payment hereunder in an Alternative Currency, such Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent (i) after 1:00 p.m., in the case of payments in Dollars, or (ii) after the Applicable Time specified by the Administrative Agent in the case of payments in an Alternative Currency, shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by any Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Committed Borrowing of Eurocurrency Rate Loans (or, in the case of any Committed Borrowing of Base Rate Loans, prior to 11:00 a.m. on the date of such Committed Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Committed Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Committed Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Committed Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by such Borrower, the interest rate applicable to Base Rate Loans. If such Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period. If such Lender pays its share of the applicable Committed Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Committed Loan included in such Committed Borrowing. Any payment by such Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrowers; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.

A notice of the Administrative Agent to any Lender or Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender to any Borrower as provided in the foregoing provisions of this Article II, and such funds are not made available to such Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Committed Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Committed Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Committed Loan, to purchase its participation or to make its payment under Section 10.04(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Committed Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Committed Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Committed Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Committed Loans and other amounts owing them, provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (x) any payment made by a Borrower pursuant to and in accordance with the express terms of this Agreement; (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Committed Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than to the Company or any Subsidiary thereof (as to which the provisions of this Section shall apply); or (z) any collateral obtained by the L/C Issuer in connection with arrangements made to address the risk with respect to an Impacted Lender.

Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

2.14 Designated Borrowers.

(a) Effective as of the date hereof FIFL and FL shall each be a “Designated Borrower” hereunder and may receive Loans for its account on the terms and conditions set forth in this Agreement.

(b) The Company may at any time, upon not less than 15 Business Days’ notice from the Company to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), designate any Material Subsidiary of the Company other than a Material Subsidiary organized under the laws of the Netherlands (an “Applicant Borrower”) as a Designated Borrower to receive Loans hereunder by delivering to the Administrative Agent (which shall promptly deliver counterparts thereof to each Lender) a duly executed notice and agreement in substantially the form of Exhibit G (a “Designated Borrower Request and Assumption Agreement”). The parties hereto acknowledge and agree that prior to any Applicant Borrower becoming entitled to utilize the credit facilities provided for herein the Administrative Agent and the Lenders shall have received such supporting resolutions, incumbency certificates, opinions of counsel and other documents or information, in form, content and scope reasonably satisfactory to the Administrative Agent, as may be required by the Administrative Agent or the Required Lenders in their sole discretion, and Notes signed by such new Borrowers to the extent any Lenders so require. If the Administrative Agent and the Required Lenders agree that an Applicant Borrower shall be entitled to receive Loans hereunder, then promptly following receipt of all such requested resolutions, incumbency certificates, opinions of counsel and other documents or information, the Administrative Agent shall send a notice in substantially the form of Exhibit H (a “Designated Borrower Notice”) to the Company and the Lenders specifying the effective date upon which the Applicant Borrower shall constitute a Designated Borrower for purposes hereof, whereupon each of the Lenders agrees to permit such Designated Borrower to receive Loans hereunder, on the terms and conditions set forth herein, and each of the parties agrees that such Designated Borrower otherwise shall be a Borrower for all purposes of this Agreement; provided that no Committed Loan Notice or Letter of Credit Application may be submitted by or on behalf of such Designated Borrower until the date five Business Days after such effective date.

(c) The Obligations of the Company and each Designated Borrower that is a Domestic Subsidiary shall be joint and several in nature. The Obligations of all Designated Borrowers that are Foreign Subsidiaries shall be several in nature.

(d) Each Subsidiary of the Company that is or becomes a “Designated Borrower” pursuant to this Section 2.14 hereby irrevocably appoints the Company as its agent for all purposes relevant to this Agreement and each of the other Loan Documents, including (i) the giving and receipt of notices, (ii) the execution and delivery of all documents, instruments and certificates contemplated herein and all modifications hereto, and (iii) the receipt of the proceeds of any Loans made by the Lenders to any such Designated Borrower hereunder. Any acknowledgment, consent, direction, certification or other action which might otherwise be valid or effective only if given or taken by all Borrowers, or by each Borrower acting singly, shall be valid and effective if given or taken only by the Company, whether or not any such other Borrower joins therein. Any notice, demand, consent, acknowledgement, direction, certification or other communication delivered to the Company in accordance with the terms of this Agreement shall be deemed to have been delivered to each Designated Borrower.

(e) The Company may from time to time, upon not less than 15 Business Days’ notice from the Company to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), terminate a Designated Borrower’s status as such, provided that there are no outstanding Loans payable by such Designated Borrower, or other amounts payable by such Designated Borrower on account of any Loans made to it, as of the effective date of such termination. The Administrative Agent will promptly notify the Lenders of any such termination of a Designated Borrower’s status.

2.15 Increase in Commitments.

(a) Request for Increase. Provided there exists no Default, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Company may from time to time, request an increase in the Aggregate Commitments by an amount (for all such requests) not exceeding $10,000,000; provided that (i) any such request for an increase shall be in a minimum amount of $5,000,000, and (ii) the Company may make a maximum of two such requests. At the time of sending such notice, the Company (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders).

(b) Lender Elections to Increase. Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment.

(c) Notification by Administrative Agent; Additional Lenders. The Administrative Agent shall notify the Company and each Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase and subject to the approval of the Administrative Agent, the L/C Issuer and the Swing Line Lender (which approvals shall not be unreasonably withheld), the Company may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel.

(d) Effective Date and Allocations. If the Aggregate Commitments are increased in accordance with this Section, the Administrative Agent and the Company shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Company and the Lenders of the final allocation of such increase and the Increase Effective Date.

(e) Conditions to Effectiveness of Increase. As a condition precedent to such increase, the Company shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (ii) in the case of the Company, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.15, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01, and (B) no Default exists. The Borrowers shall prepay any Committed Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Committed Loans ratable with any revised Applicable Percentages arising from any nonratable increase in the Commitments under this Section.

(f) Conflicting Provisions. This Section shall supersede any provisions in Section 2.13 or 10.01 to the contrary.

Article III.
Taxes, Yield Protection and Illegality

3.01 Taxes.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i) Any and all payments by or on account of any obligation of the respective Borrowers hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes. If, however, applicable Laws require any Borrower or the Administrative Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined by such Borrower or the Administrative Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii) If any Borrower or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by such Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(iii) If any Borrower or the Administrative Agent shall be required by any applicable Laws other than the Code to withhold or deduct any Taxes from any payment, then (A) such Borrower or the Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Borrower or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount so withheld or deducted by it to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by such Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes by the Borrowers. Without limiting the provisions of subsection (a) above, each Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Laws.

(c) Tax Indemnifications.

(i) Without limiting the provisions of subsection (a) or (b) above, each Borrower shall, and does hereby, indemnify the Administrative Agent, each Lender and the L/C Issuer, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted by such Borrower or the Administrative Agent or paid by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Each Borrower shall also, and does hereby, indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender or the L/C Issuer for any reason fails to pay indefeasibly to the Administrative Agent as required by clause (ii) of this subsection. A certificate as to the amount of any such payment or liability delivered to a Borrower by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.

(ii) Without limiting the provisions of subsection (a) or (b) above, each Lender and the L/C Issuer shall, and does hereby, indemnify each Borrower and the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for such Borrower or the Administrative Agent) incurred by or asserted against such Borrower or the Administrative Agent by any Governmental Authority as a result of the failure by such Lender or the L/C Issuer, as the case may be, to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender or the L/C Issuer, as the case may be, to such Borrower or the Administrative Agent pursuant to subsection (e). Each Lender and the L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii). The agreements in this clause (ii) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender or the L/C Issuer, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all other Obligations.

(d) Evidence of Payments. Upon request by a Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by such Borrower or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, such Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to such Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to such Borrower or the Administrative Agent, as the case may be.

(e) Status of Lenders; Tax Documentation.

(i) Each Lender shall deliver to the Company and to the Administrative Agent, at the time or times prescribed by applicable Laws or when reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Company or the Administrative Agent, as the case may be, to determine (A) whether or not payments made by the respective Borrowers hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by the respective Borrowers pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdictions.

(ii) Without limiting the generality of the foregoing, if a Borrower is resident for tax purposes in the United States,

(A) any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Company and the Administrative Agent executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by the Company on behalf of such Borrower or the Administrative Agent as will enable such Borrower or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements; and

(B) each Foreign Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Company on behalf of such Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(1) executed originals of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(2) executed originals of Internal Revenue Service Form W-8ECI,

(3) executed originals of Internal Revenue Service Form W-8IMY and all required supporting documentation,

(4) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of such Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) executed originals of Internal Revenue Service Form W-8BEN, or

(5) executed originals of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States Federal withholding tax together with such supplementary documentation as may be prescribed by applicable Laws to permit such Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(iii) Each Lender shall promptly (A) notify the Company and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that any Borrower or the Administrative Agent make any withholding or deduction for taxes from amounts payable to such Lender.

(iv) Each of the Borrowers shall promptly deliver to the Administrative Agent or any Lender, as the Administrative Agent or such Lender shall reasonably request, on or prior to the Closing Date (or such later date on which it first becomes a Borrower), and in a timely fashion thereafter, such documents and forms required by any relevant taxing authorities under the Laws of any jurisdiction, duly executed and completed by such Borrower, as are required to be furnished by such Lender or the Administrative Agent under such Laws in connection with any payment by the Administrative Agent or any Lender of Taxes or Other Taxes, or otherwise in connection with the Loan Documents, with respect to such jurisdiction.

(f) Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the L/C Issuer, or have any obligation to pay to any Lender or the L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or the L/C Issuer, as the case may be. If the Administrative Agent, any Lender or the L/C Issuer determines that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by any Borrower or with respect to which any Borrower has paid additional amounts pursuant to this Section, it shall pay to such Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses and net of any loss or gain realized in the conversion of such funds from or to another currency incurred by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that each Borrower, upon the request of the Administrative Agent, such Lender or the L/C Issuer, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the L/C Issuer in the event the Administrative Agent, such Lender or the L/C Issuer is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent, any Lender or the L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Borrower or any other Person.

3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurocurrency Rate Loans (whether denominated in Dollars or an Alternative Currency), or to determine or charge interest rates based upon the Eurocurrency Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars or any Alternative Currency in the applicable interbank market, then, on notice thereof by such Lender to the Company through the Administrative Agent, any obligation of such Lender to make or continue Eurocurrency Rate Loans in the affected currency or currencies or, in the case of Eurocurrency Rate Loans in Dollars, to convert Base Rate Committed Loans to Eurocurrency Rate Loans, shall be suspended until such Lender notifies the Administrative Agent and the Company that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable and such Loans are denominated in Dollars, convert all such Eurocurrency Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.

3.03 Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a Eurocurrency Rate Loan or a conversion to or continuation thereof that (a) deposits (whether in Dollars or an Alternative Currency) are not being offered to banks in the applicable offshore interbank market for such currency for the applicable amount and Interest Period of such Eurocurrency Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan (whether denominated in Dollars or an Alternative Currency), or (c) the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Eurocurrency Rate Loan, the Administrative Agent will promptly so notify the Company and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurocurrency Rate Loans in the affected currency or currencies shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Company may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans in the affected currency or currencies or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans in the amount specified therein.

3.04 Increased Costs; Reserves on Eurocurrency Rate Loans.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (including (A) any reserve requirement in respect of Eurocurrency Funds or deposits but excluding (B) the requirements of the Bank of England and the Financial Services Authority or the European Central Bank reflected in the Mandatory Cost, other than as set forth below) or the L/C Issuer;

(ii) subject any Lender or the L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurocurrency Rate Loan made by it, or change the basis of taxation of payments to such Lender or the L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the L/C Issuer);

(iii) result in the failure of the Mandatory Cost, as calculated hereunder, to represent the cost to any Lender of complying with the requirements of the Bank of England and/or the Financial Services Authority or the European Central Bank in relation to its making, funding or maintaining Eurocurrency Rate Loans; or

(iv) impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurocurrency Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Company will pay (or cause the applicable Designated Borrower to pay) to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Company will pay (or cause the applicable Designated Borrower to pay) to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered. No demand for compensation under this Section 3.04(b) shall be made by any Lender unless such Lender is making similar demands upon similarly situated borrowers.

(c) Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Company shall be conclusive absent manifest error. The Company shall pay (or cause the applicable Designated Borrower to pay) such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that no Borrower shall be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.05 Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Company shall promptly compensate (or cause the applicable Designated Borrower to compensate) such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by any Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Company or the applicable Designated Borrower;

(c) any failure by any Borrower to make payment of any Loan or drawing under any Letter of Credit (or interest due thereon) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency; or

(d) any assignment of a Eurocurrency Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Company pursuant to Section 10.13;

including any loss of anticipated profits, any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract. The Company shall also pay (or cause the applicable Designated Borrower to pay) any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Company (or the applicable Designated Borrower) to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the offshore interbank market for such currency for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.

3.06 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or any Borrower is required to pay any additional amount to any Lender, the L/C Issuer, or any Governmental Authority for the account of any Lender or the L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender or the L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or the L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or the L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the L/C Issuer, as the case may be. The Company hereby agrees to pay (or to cause the applicable Designated Borrower to pay) all reasonable costs and expenses incurred by any Lender or the L/C Issuer in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Company may replace such Lender in accordance with Section 10.13.

3.07 Survival. All of the Borrowers’ obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.

Article IV.
Conditions Precedent to Credit Extensions

4.01 Conditions of Initial Credit Extension. The obligation of the L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the date of this Agreement (or, in the case of certificates of governmental officials, a recent date before the date of this Agreement) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:

(i) executed counterparts of this Agreement, sufficient in number for distribution to the Administrative Agent, each Lender and the Company;

(ii) Notes executed by the Borrowers in favor of each Lender requesting Notes;

(iii) the Collateral Documents, creating Liens on the Collateral, duly executed by each applicable Loan Party, together with:

(A) proper Financing Statements in form appropriate for filing under the Uniform Commercial Code of all jurisdictions that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the Collateral Documents, covering the Collateral described in the Collateral Documents,

(B) Uniform Commercial Code Searches, dated on or before the date of the initial Credit Extension, listing all effective financing statements filed in the jurisdictions referred to in clause (A) above that name each applicable Loan Party as debtor, together with copies of such other financing statements,

(C) evidence of the completion of all other actions, recordings and filings of or with respect to the Collateral Documents that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created thereby, whether in the United States, the United Kingdom, Australia or any other jurisdiction,

(D) evidence that all other action that the Administrative Agent may deem necessary or desirable in order to perfect and establish the priority of the Liens created under the Collateral Documents has been taken (including receipt of share certificates and share transfer forms executed in blank, the Intercompany Notes endorsed in blank and duly executed payoff letters, UCC-3 termination statements and consent agreements), and

(E) binding title insurance commitments or policies insuring the Liens on any real property subject to the Collateral Documents and other evidence satisfactory to the Administrative Agent as to the intended priority of the Liens created under the Collateral Documents.

(iv) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(v) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(vi) a favorable opinion of Cowles & Thompson, counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, as to the matters set forth in Exhibit I and such other matters concerning the Loan Parties and the Loan Documents as the Administrative Agent may reasonably request;

(vii) favorable opinions of United Kingdom counsel to FIFL, FL and any other Foreign Obligor organized under the Laws of the United Kingdom, and of other counsel to other Foreign Obligors addressed to the Administrative Agent and each Lender, as to such matters concerning FIFL, FL, such other Foreign Obligors, and the Loan Documents as the Administrative Agent may reasonably request;

(viii) a certificate of a Responsible Officer of each Loan Party (or the Company on behalf of each Loan Party) either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by each Loan Party and the validity against each Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(ix) a certificate signed by a Responsible Officer of the Company certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied; (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect; and (C) a calculation of the Funded Debt to EBITDA Ratio as of the last day of the fiscal quarter of the Company ended on March 31, 2009, calculated on a pro forma basis as if the Closing Date and the initial Borrowing occurred on March 31, 2009;

(x) a duly completed Compliance Certificate as of the last day of the fiscal quarter of the Company ended on March 31, 2009, completed on a pro forma basis as if the Closing Date and the initial Borrowing occurred on March 31, 2009, signed by a Responsible Officer of the Company;

(xi) evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect;

(xii) evidence that the Existing Credit Agreement has been or concurrently with the Closing Date is being terminated and all Liens securing obligations under the Existing Credit Agreement have been or concurrently with the Closing Date are being released;

(xiii) unaudited consolidated and consolidating income statements of the Company and its Subsidiaries as of and for each of the four month period ended April 30, 2009 and the five month period ended May 31, 2009; and

(xiv) such other assurances, certificates, documents, consents or opinions as the Administrative Agent, the L/C Issuer, the Swing Line Lender or the Required Lenders reasonably may require.

(b) Any fees required to be paid on or before the Closing Date shall have been paid.

(c) Unless waived by the Administrative Agent, the Company shall have paid all fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Company and the Administrative Agent).

(d) The Closing Date shall have occurred on or before August 10, 2009.

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02 Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type, or a continuation of Eurocurrency Rate Loans) is subject to the following conditions precedent:

(a) The representations and warranties of (i) the Borrowers contained in Article V and (ii) each Loan Party contained in each other Loan Document or in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.

(b) No Default shall exist, or would result from such proposed Credit Extension or the application of the proceeds thereof.

(c) The Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d) If the applicable Borrower is a Designated Borrower, then the conditions of Section 2.14 to the designation of such Borrower as a Designated Borrower shall have been met to the satisfaction of the Administrative Agent.

(e) In the case of a Credit Extension to be denominated in an Alternative Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Administrative Agent, the Required Lenders (in the case of any Loans to be denominated in an Alternative Currency) or the L/C Issuer (in the case of any Letter of Credit to be denominated in an Alternative Currency) would make it impracticable for such Credit Extension to be denominated in the relevant Alternative Currency.

(f) The Administrative Agent shall have received such other assurances, certificates, documents, consents or opinions as it may reasonably request in order to preserve, perfect and protect the rights of the Lenders and Secured Parties under the Loan Documents and the Liens created by the Collateral Documents.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type or a continuation of Eurocurrency Rate Loans) submitted by the Company shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

Article V.
Representations and Warranties

Except as otherwise provided in Section 5.19, each Borrower represents and warrants to the Administrative Agent and the Lenders that:

5.01 Existence, Qualification and Power. The Company and each Subsidiary thereof (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.

5.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document.

5.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms.

5.05 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Company and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Company and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b) The unaudited consolidated and consolidating balance sheets of the Company and its Subsidiaries dated March 31, 2009, and the related consolidated and consolidating statements of income or operations and consolidated statements of shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Company and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

5.06 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Company after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Company or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) except as specifically disclosed in Schedule 5.06, either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect, and there has been no adverse change in the status, or financial effect on any Loan Party or any Subsidiary thereof, of the matters described on Schedule 5.06.

5.07 No Default. Neither any Loan Party nor any Subsidiary thereof is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08 Ownership of Property; Liens. Each of the Company and each Subsidiary has good and marketable title to, or valid leasehold interests in, all property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of the Company and its Subsidiaries is subject to no Liens, other than Liens permitted by Section 7.01. As of the date of this Agreement, all real property of the Company or any Subsidiary and the owner or lessee thereof is described on Schedule 5.08, located in the United States or the United Kingdom and neither the Company nor any Subsidiary owns any real property in Australia.

5.09 Environmental Compliance. The Company and its Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Company has reasonably concluded that, except as specifically disclosed in Schedule 5.09, such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or result in Environmental Liabilities in excess of $3,000,000.

5.10 Insurance. The properties of the Company and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Company, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Company or the applicable Subsidiary operates.

5.11 Taxes. The Company and its Subsidiaries have filed all United States, foreign, state and other material tax returns and reports required to be filed, and have paid all United States, foreign, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Company or any Subsidiary that would, if made, have a Material Adverse Effect. Neither the Company nor any Subsidiary thereof is party to any tax sharing agreement.

5.12 ERISA Compliance.

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Company, nothing has occurred which would prevent, or cause the loss of, such qualification. The Company and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b) There are no pending or, to the best knowledge of the Company, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) except as disclosed in the Parent’s Form 10-K for the fiscal year ended December 31, 2008, no Pension Plan has any Unfunded Pension Liability; (iii) except as disclosed in the Parent’s Form 10-K for the fiscal year ended December 31, 2008, neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Company nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

5.13 Subsidiaries; Equity Interests(a) . The Company is a wholly-owned Subsidiary of the Parent. The Company has no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and nonassessable and are owned as specified on Part (a) of Schedule 5.13 free and clear of all Liens. The Company has no equity investments in any other corporation or entity other than those specifically disclosed in Part(b) of Schedule 5.13. All of the outstanding Equity Interests in the Company have been validly issued, are fully paid and nonassessable, and are owned by the Parent free and clear of all Liens.

5.14 Subsidiary Guarantors. As of the date of this Agreement, all Material Subsidiaries are Subsidiary Guarantors. As of the date of this Agreement, Aero Precision & General Engineering (Carlisle) Limited, Silk Engineering (Derby) Ltd, Furmatec and IPSCO International Limited, each of which is organized under the Laws of the United Kingdom, are Dormant Subsidiaries. After giving effect to compliance with Section 6.17, neither the aggregate consolidated assets of Foreign Subsidiaries that are not Subsidiary Guarantors, as of the end of any fiscal quarter of the Company ending on or after March 31, 2009, nor the aggregate consolidated gross revenues of Foreign Subsidiaries that are not Subsidiary Guarantors, for any four consecutive fiscal quarters of the Company ending on or after March 31, 2009, exceed 25% of the consolidated assets or the consolidated gross revenues, respectively, of the Company and its Subsidiaries, as of the end of such fiscal quarter or for such four consecutive fiscal quarters, respectively.

5.15 Margin Regulations; Investment Company Act.

(a) No Borrower is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than 25% of the value of the assets (either of the applicable Borrower only or of the Company and its Subsidiaries on a consolidated basis) subject to the provisions of Section 7.01 or Section 7.05 or subject to any restriction contained in any agreement or instrument between any Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 8.01(e) will be margin stock.

(b) None of the Company, any Person Controlling the Company, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.16 Disclosure. The Company has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

5.17 Compliance with Laws. Each Loan Party and each Subsidiary thereof is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.18 Taxpayer Identification Number; Other Identifying Information. The true and correct U.S. taxpayer identification number of the Company is set forth on Schedule 10.02. The true and correct unique identification number of each Designated Borrower that is a Foreign Subsidiary and a party hereto on the date of this Agreement that has been issued by its jurisdiction of organization and the name of such jurisdiction are set forth on Schedule 5.18.

5.19 Intellectual Property; Licenses, Etc. The Company and its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person. To the best knowledge of the Company, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Company or any Subsidiary infringes upon any rights held by any other Person. Except as specifically disclosed in Schedule 5.19, no claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Company, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.20 Representations as to Foreign Obligors. Each of the Company and each Foreign Obligor represents and warrants to the Administrative Agent and the Lenders that:

(a) Such Foreign Obligor is subject to civil and commercial Laws with respect to its obligations under this Agreement and the other Loan Documents to which it is a party (collectively as to such Foreign Obligor, the “Applicable Foreign Obligor Documents”), and the execution, delivery and performance by such Foreign Obligor of the Applicable Foreign Obligor Documents constitute and will constitute private and commercial acts and not public or governmental acts. Neither such Foreign Obligor nor any of its property has any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of the jurisdiction in which such Foreign Obligor is organized and existing in respect of its obligations under the Applicable Foreign Obligor Documents.

(b) The Applicable Foreign Obligor Documents are in proper legal form under the Laws of the jurisdiction in which such Foreign Obligor is organized and existing for the enforcement thereof against such Foreign Obligor under the Laws of such jurisdiction, and to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Obligor Documents. It is not necessary to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Obligor Documents that the Applicable Foreign Obligor Documents be filed, registered or recorded with, or executed or notarized before, any court or other authority in the jurisdiction in which such Foreign Obligor is organized and existing or that any registration charge or stamp or similar tax be paid on or in respect of the Applicable Foreign Obligor Documents or any other document, except for (i) any such filing, registration, recording, execution or notarization as has been made or is not required to be made until the Applicable Foreign Obligor Document or any other document is sought to be enforced and (ii) any charge or tax as has been timely paid.

(c) There is no tax, levy, impost, duty, fee, assessment or other governmental charge, or any deduction or withholding, imposed by any Governmental Authority in or of the jurisdiction in which such Foreign Obligor is organized and existing either (i) on or by virtue of the execution or delivery of the Applicable Foreign Obligor Documents or (ii) on any payment to be made by such Foreign Obligor pursuant to the Applicable Foreign Obligor Documents, except as has been disclosed to the Administrative Agent.

(d) The execution, delivery and performance of the Applicable Foreign Obligor Documents executed by such Foreign Obligor are, under applicable foreign exchange control regulations of the jurisdiction in which such Foreign Obligor is organized and existing, not subject to any notification or authorization except (i) such as have been made or obtained or (ii) such as cannot be made or obtained until a later date (provided that any notification or authorization described in clause (ii) shall be made or obtained as soon as is reasonably practicable).

5.21 Solvency(a) . The Company and each other Loan Party is, individually and together with its Subsidiaries on a consolidated basis, Solvent.

5.22 Casualty, Etc. Neither the businesses nor the properties of the Company or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.23 Collateral Documents. The provisions of the Collateral Documents are effective to create in favor of the Administrative Agent for the benefit of the Secured Parties a legal, valid and enforceable first priority Lien (subject to Liens permitted by Section 7.01) on all right, title and interest of the respective Loan Parties in the Collateral described therein. Except for filings completed prior to or concurrently with the Closing Date or except as otherwise contemplated hereby and by the Collateral Documents, no filing or other action will be necessary to perfect or protect such Liens.

Article VI.
Affirmative Covenants

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Company shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03) cause each Subsidiary to:

6.01 Financial Statements. Deliver to the Administrative Agent and each Lender, in form and detail consistent with that delivered to the Administrative Agent and the Lenders prior to the date of this Agreement (with such form and detail being set forth on Schedule 6.01 with respect to quarterly statements) and otherwise reasonably satisfactory to the Administrative Agent and the Required Lenders:

(a) as soon as available, but in any event within 120 days after the end of each fiscal year of the Company (commencing with the fiscal year ended December 31, 2009), a consolidated and consolidating balance sheet of the Company and its Subsidiaries as at the end of such fiscal year, and the related consolidated and consolidating statements of income or operations for such fiscal year, and the related consolidated statements of changes in shareholders’ equity and cash flows for such fiscal year, setting forth in the case of balance sheets and statements of income in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit, and such consolidating statements to be certified by the chief executive officer, chief financial officer, treasurer or controller of the Company to the effect that such statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of the Company and its Subsidiaries; and

(b) as soon as available, but in any event within 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Company (commencing with the fiscal quarter ended June 30, 2009), a consolidated and consolidating balance sheet of the Company and its Subsidiaries as at the end of such fiscal quarter, the related consolidated and consolidating statements of income or operations for such fiscal quarter and for the portion of the Company’s fiscal year then ended, and the related consolidated statements of cash flows for the portion of the Company’s fiscal year then ended, in each case setting forth in comparative form, as applicable, the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, such consolidated statements to be certified by the chief executive officer, chief financial officer, treasurer or controller of the Company as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Company and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes and such consolidating statements to be certified by the chief executive officer, chief financial officer, treasurer or controller of the Company to the effect that such statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of the Company and its Subsidiaries.

(c) as soon as available, but in any event within 45 days after the end of each fiscal year of the Company, the budget prepared by management of the Company, in form reasonably satisfactory to the Administrative Agent, of consolidated balance sheets and statements of income or operations and cash flows of the Company and its Subsidiaries on a monthly basis for the immediately following fiscal year (including the fiscal year in which the Maturity Date occurs).

As to any information contained in materials furnished pursuant to Section 6.02(d), the Company shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Company to furnish the information and materials described in clauses (a) or (b) above at the times specified therein.

6.02 Certificates; Other Information. Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a) concurrently with the delivery of the financial statements referred to in Section 6.01(a), a certificate of it independent certified public accountants certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Default or, if any such Default shall exist, stating the nature and status of such event;

(b) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of the Company;

(c) promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Company by independent accountants in connection with the accounts or books of the Company or any Subsidiary, or any audit of any of them;

(d) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Company, and copies of all annual, regular, periodic and special reports and registration statements which the Company may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(e) promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party or any Subsidiary thereof pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02;

(f) promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof; and

(g) promptly, such additional information, including, without limitation, monthly management reports prepared by management of the Company in form satisfactory to the Administrative Agent, regarding the business, financial or corporate affairs of the Company or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto on the Company’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Company’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Company shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Company to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Company shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Company shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(b) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Each Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of such Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to any of the Borrowers or their respective Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Each Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent, the Arranger, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrowers or their respective securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

6.03 Notices. Promptly notify the Administrative Agent and each Lender:

(a) of the occurrence of any Default;

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Borrower or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws which has resulted or could reasonably be expected to result in an Environmental Liability in excess of $3,000,000.

(c) of the occurrence of any ERISA Event; and

(d) of any material change in accounting policies or financial reporting practices by the Borrower or any Subsidiary, including any determination by the Company referred to in Section 2.10(b).

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Company setting forth details of the occurrence referred to therein and stating what action the Company has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04 Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Company or such Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

6.05 Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.06 Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

6.07 Maintenance of Insurance. Maintain with financially sound and reputable insurance companies not Affiliates of the Company, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance compatible with the following standards) as are customarily carried under similar circumstances by such other Persons and providing for not less than 30 days’ prior notice to the Administrative Agent of termination, lapse or cancellation of such insurance.

6.08 Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09 Books and Records. (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Company or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Company or such Subsidiary, as the case may be.

6.10 Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of the properties of any Borrower or any Material Subsidiary, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its Responsible Officers and independent public accountants, all at the reasonable expense of the Company and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Company; provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Company at any time during normal business hours and without advance notice.

6.11 Use of Proceeds. Use the proceeds of the Credit Extensions to refinance the Existing Credit Agreement and for general corporate purposes not in contravention of any Law or of any Loan Document. To the extent proceeds of the Credit Extensions are loaned to Subsidiaries of the Company, such loans shall be evidenced by the Intercompany Notes.

6.12 Environmental Matters. Comply, and cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew all Environmental Permits necessary for its operations and properties; conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws; and otherwise conduct its business operations in accordance with the requirements of all applicable Environmental Laws; provided, however, that neither the Company nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

6.13 Further Assurances. Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable law, subject any Loan Party’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.

6.14 Compliance with Terms of Leaseholds. Make all payments and otherwise perform all obligations in respect of all leases of real property to which the Company or any of its Subsidiaries is a party, keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled, notify the Administrative Agent of any default by any party with respect to such leases and cooperate with the Administrative Agent in all respects to cure any such default, and cause each of its Subsidiaries to do so, except, in any case, where the failure to do so, either individually or in the aggregate, could not be reasonably likely to have a Material Adverse Effect.

6.15 Material Contracts. Perform and observe all the terms and provisions of each Material Contract to be performed or observed by it, maintain each such Material Contract in full force and effect, enforce each such Material Contract in accordance with its terms, take all such action to such end as may be from time to time requested by the Administrative Agent and, upon reasonable request of the Administrative Agent, make to each other party to each such Material Contract such demands and requests for information and reports or for action as any Loan Party or any of its Subsidiaries is entitled to make under such Material Contract, and cause each of its Subsidiaries to do so

6.16 Approvals and Authorizations. Maintain all authorizations, consents, approvals and licenses from, exemptions of, and filings and registrations with, each Governmental Authority of the jurisdiction in which each Foreign Obligor is organized and existing, and all approvals and consents of each other Person in such jurisdiction, in each case that are required in connection with the Loan Documents.

6.17 Additional Subsidiary Guarantors. Notify the Administrative Agent at the time that any Person for any reason becomes a Material Subsidiary after the date of this Agreement, and promptly thereafter (and in any event within 45 days), cause such Person to (a) become a Subsidiary Guarantor by executing and delivering to the Administrative Agent a counterpart of the Guaranty and Collateral Agreement or such other document as the Administrative Agent shall deem appropriate for such purpose, and (b) if such Subsidiary Guarantor is a Domestic Subsidiary or is organized under the Laws of the United Kingdom or Australia, deliver to the Administrative Agent documents of the types referred to in clauses (iii), (iv) and (v) of Section 4.01(a) and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (a) and this clause (b)), all in form, content and scope reasonably satisfactory to the Administrative Agent.

Article VII.
Negative Covenants

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Company shall not, nor shall it permit any Subsidiary to, directly or indirectly:

7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens pursuant to any Loan Document;

(b) Liens existing on the date hereof and listed on Schedule 7.01 and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 7.03(b), (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby as permitted by Section 7.03(b);

(c) Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(i) Liens securing Indebtedness permitted under Section 7.03(e); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition, and (iii) the aggregate amount of Indebtedness secured thereby as permitted by this Section 7.01(i) shall not exceed $500,000 at any one time outstanding; and

(j) other Liens securing Indebtedness or obligations not exceeding $1,000,000 in the aggregate at any time outstanding; provided that such Liens do not encumber any of the Collateral.

7.02 Investments. Make any Investments, except:

(a) Investments held by the Company or such Subsidiary in the form of (i) marketable direct or guaranteed obligations of the national governments of France, the Netherlands, the United Kingdom, Australia and the Untied States; (ii) deposit accounts; (iii) certificates of deposit and banker’s acceptances of any of the Lenders or their branches; (iv) Commercial Paper rated P-1 or A-1 by Standard & Poors or Moody’s Investors Service or the equivalent rating by any other rating agency nationally recognized in the United States or the United Kingdom; and (v) certificates of deposit and banker’s acceptances of any bank with a AA or better rating from Moody’s Investors Service or the equivalent rating by Standard & Poors or any other rating agency nationally recognized in the United States or the United Kingdom. As used in this Agreement, “Commercial Paper” shall mean short-term promissory notes due no later than 270 days from the date of issuance of each such note;

(b) advances to officers, directors and employees of the Company and Subsidiaries in an aggregate amount not to exceed $250,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

(c) Investments of the Company in any Subsidiary and Investments of any Subsidiary in the Company or in another Subsidiary; provided that the aggregate principal amount of all such Investments in Subsidiaries, other than loans and advances made in the ordinary course of business in connection with the historical cash management practices of the Company and its Subsidiaries, that are not Subsidiary Guarantors outstanding at any one time shall not exceed $4,000,000;

(d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(e) Guarantees permitted by Section 7.03;

(f) the purchase or other acquisition of all of the Equity Interests in, or all or substantially all of the property of, any Person that, upon the consummation thereof, will be wholly-owned directly by the Company or one or more of its wholly-owned Subsidiaries (including as a result of a merger or consolidation); provided that, with respect to each purchase or other acquisition made pursuant to this Section 7.02(f):

(i) any such newly-created or acquired Subsidiary shall comply with the requirements of Section 6.17;

(ii) the lines of business of the Person to be (or the property of which is to be) so purchased or otherwise acquired shall be substantially the same lines of business as one or more of the principal businesses of the Company and its Subsidiaries in the ordinary course;

(iii) such purchase or other acquisition shall not include or result in any contingent liabilities that could reasonably be expected to be material to the business, financial condition, operations or prospects of the Company and its Subsidiaries, taken as a whole (as determined in good faith by the board of directors (or the persons performing similar functions) of the Company or such Subsidiary if the board of directors is otherwise approving such transaction and, in each other case, by a Responsible Officer);

(iv) the total cash and noncash consideration (including the fair market value of all Equity Interests issued or transferred to the sellers thereof, all indemnities, earnouts and other contingent payment obligations to, and the aggregate amounts paid or to be paid under noncompete, consulting and other affiliated agreements with, the sellers thereof, all write-downs of property and reserves for liabilities with respect thereto and all assumptions of debt, liabilities and other obligations in connection therewith) paid by or on behalf of the Company and its Subsidiaries for any such purchase or other acquisition, when aggregated with the total cash and noncash consideration paid by or on behalf of the Company and its Subsidiaries for all other purchases and other acquisitions made by the Company and its Subsidiaries pursuant to this Section 7.02(f), shall not exceed $10,000,000 or such greater amount as may be consented to by the Required Lenders;

(v) (A) immediately before and immediately after giving pro forma effect to any such purchase or other acquisition, no Default shall have occurred and be continuing and (B) immediately after giving effect to such purchase or other acquisition, the Company and its Subsidiaries shall be in pro forma compliance with all of the covenants set forth in Section 7.15, such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b) as though such purchase or other acquisition had been consummated as of the first day of the fiscal period covered thereby; and

(vi) the Company shall have delivered to the Administrative Agent, at least five Business Days prior to the date on which any such purchase or other acquisition is to be consummated, a true and complete copy of the purchase agreement for such purchase or other acquisition and a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders, certifying that all of the requirements set forth in this clause (f) have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition; and

(g) other Investments not exceeding $500,000 in the aggregate at any time outstanding.

7.03 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness under the Loan Documents;

(b) Indebtedness outstanding on the date hereof and listed on Schedule 7.03 and any refinancings, refundings, renewals or extensions thereof; provided that any such Indebtedness owing to the Parent shall be subordinated in right of payment to the Obligations upon terms and conditions reasonably satisfactory to the Administrative Agent; and provided further that (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and (ii) the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate;

(c) Indebtedness arising out of Investments permitted by Section 7.02 and Guarantees in respect of Indebtedness of the Company or any Subsidiary otherwise permitted hereunder;

(d) obligations (contingent or otherwise) of the Company or any Subsidiary existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(e) Indebtedness in respect of capital leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(i); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $2,500,000;

(f) unsecured Indebtedness owing to Persons other than the Parent in an aggregate principal amount not to exceed $1,000,000 at any time outstanding; and

(g) unsecured Indebtedness owing to the Parent in an aggregate principal amount not to exceed $5,000,000 at any time outstanding; provided that any such Indebtedness shall be subordinated to the Obligations pursuant to a written subordination agreement having terms and conditions reasonably satisfactory to the Required Lenders.

7.04 Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a) any Subsidiary may merge with (i) the Company, provided that the Company shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided that (y) when any wholly-owned Subsidiary is merging with another Subsidiary, the wholly-owned Subsidiary shall be the continuing or surviving Person and (z) when any Subsidiary Guarantor is merging with another Subsidiary, the Subsidiary Guarantor shall be the continuing or surviving Person;

(b) any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Company or to another Subsidiary; provided that (i) if the transferor in such a transaction is a wholly-owned Subsidiary, then the transferee must either be the Company or a wholly-owned Subsidiary and (ii) if the transferor in such a transaction is a Subsidiary Guarantor, then the transferee must either be the Company or a Subsidiary Guarantor; and

(c) any Subsidiary that is not a Material Subsidiary or a Subsidiary Guarantor may dissolve or liquidate.

7.05 Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:

(a) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b) Dispositions of inventory in the ordinary course of business;

(c) Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d) Dispositions of property by any Subsidiary to the Company or to a wholly-owned Subsidiary; and

(e) Dispositions permitted by Section 7.04;

provided, however, that any Disposition pursuant to clauses (a) through (d) shall be for fair market value.

7.06 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(a) each Subsidiary may make Restricted Payments to its parent;

(b) the Company may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of the Company;

(c) the Company and each Subsidiary may purchase, redeem or otherwise acquire Equity Interests issued by it with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common Equity Interests; and

(d) so long as no Default shall have occurred and be continuing at the time thereof or would result therefrom, the Company or any Subsidiary may make Restricted Payments to the Parent or any of its Subsidiaries (other than the Company or any Subsidiary); provided that the aggregate amount of such Restricted Payments shall not exceed (i) during the fiscal year ending December 31, 2009, $5,000,000 or (ii) during any fiscal year ending after December 31, 2009, the greater of (A) $5,000,000 or (B) the lesser of (x) $7,500,000 or (y) 50% of Consolidated Net Income for the immediately preceding fiscal year.

7.07 Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Company and its Subsidiaries on the date hereof or any business substantially related or incidental thereto.

7.08 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Company, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Company or such Subsidiary as would be obtainable by the Company or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to transactions between or among the Company and any of its wholly-owned Subsidiaries or between and among any wholly-owned Subsidiaries.

7.09 Burdensome Agreements. Enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments to the Company or any other Subsidiary or to otherwise transfer property to the Company or any other Subsidiary, (ii) of any Subsidiary to Guarantee the Indebtedness of the Company or (iii) of the Company or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that this clause (iii) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.03(e) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

7.10 Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.11 Amendment of Organization Documents. Amend any of its Organization Documents.

7.12 Accounting Changes. Make any change in its (a) accounting policies or reporting practices, except as allowed by GAAP, or (b) fiscal year.

7.13 Prepayment, Etc. of Subordinated Indebtedness. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Indebtedness that is subordinated in right of payment to the Obligations.

7.14 Amendment; Etc. of Documents related to Indebtedness. Amend, modify or change in any manner any term or condition of any Indebtedness set forth in Schedule 7.03, except for any refinancing, refunding, renewal or extension thereof permitted by Section 7.03 or of any Indebtedness that is subordinated in right of payment to the Obligations.

7.15 Financial Covenants.

(a) Funded Debt to EBITDA Ratio. Permit the Funded Debt to EBITDA Ratio, as of the end of any fiscal quarter of the Company and its Subsidiaries, to be greater than 2.75 to 1.00.

(b) Fixed Charge Coverage Ratio. Permit the Fixed Charge Coverage Ratio to be less than (i) 2.00 to 1.00 for the four consecutive fiscal quarter periods ending on June 30, 2009, September 30, 2009 and December 31, 2009, (ii) 2.25 to 1.00 for the four consecutive fiscal quarter period ending on March 31, 2010, (iii) 2.50 to 1.00 for the four consecutive fiscal quarter periods ending on June 30, 2010 and September 30, 2010, (iv) 2.75 to 1.00 for the four consecutive fiscal quarter periods ending on December 31, 2010, March 31, 2011 and June 30, 2011 or (v) 3.00 to 1.00 for any four consecutive fiscal quarter period ending on or after September 30, 2011.

(c) Tangible Assets. Permit the aggregate amount of Tangible Assets of the Company and its Subsidiaries that are organized in the United Kingdom, United States, or Australia to be less than 65% of the consolidated Tangible Assets of the Company and all of its Subsidiaries.

(d) Capital Expenditures. Make or become legally obligated to make any expenditure in respect of the purchase or other acquisition of any fixed or capital asset (excluding normal replacements and maintenance which are properly charged to current operations), except for capital expenditures in the ordinary course of business not exceeding, in the aggregate for the Company and it Subsidiaries during any fiscal year, an amount equal to (i) 45% of Consolidated EBITDA for the fiscal year ending December 31, 2009 or (ii) 40% of Consolidated EBITDA for any fiscal year ending after December 31, 2009.

Article VIII.
Events of Default and Remedies

8.01 Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. Any Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, and in the currency required hereunder, any amount of principal of any Loan or any L/C Obligation, or (ii) within three days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. The Company fails to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.02, 6.03, 6.05, 6.10, 6.11 or 6.17 or Article VII; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Company or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading when made or deemed made; or

(e) Cross-Default. (i) The Company or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Company or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Company or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Company or such Subsidiary as a result thereof is greater than the Threshold Amount; or

(f) Insolvency Proceedings, Etc. The Company or any of its Subsidiaries or the Parent institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) The Company or any Subsidiary or the Parent becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h) Judgments. There is entered against the Company or any Subsidiary (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) such judgment or order remains unsatisfied or unpaid for a period of 30 days after entry, (B) enforcement proceedings are commenced by any creditor upon such judgment or order, or (C) there is a period of 10 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Company under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Company or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j) Invalidity of Loan Documents. Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or

(k) Change of Control. There occurs any Change of Control.

8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;

(c) require that the Company Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d) exercise on behalf of itself, the Lenders and the L/C Issuer all rights and remedies available to it, the Lenders and the L/C Issuer under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Company to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer (including fees and time charges for attorneys who may be employees of any Lender or the L/C Issuer) and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;

Fourth, ratably (a) to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Fourth held by them, and (b) to payment of unpaid Obligations then due under Lender Swap Contracts and Cash Management Agreements, ratably among the Lender Swap Providers and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth owed to them;

Fifth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Company or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

Article IX.
Administrative Agent

9.01 Appointment and Authority. Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and no Borrower shall have rights as a third party beneficiary of any of such provisions.

9.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any of the Borrowers or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Company, a Lender or the L/C Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

9.06 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Company. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Company, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Company and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swing Line Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swing Line Lender, (b) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

9.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Book Managers, Arrangers or other titles listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.

9.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations (other than Obligations under any Lender Swap Contract or Cash Management Agreement) that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(i) and (j), 2.09 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer in any such proceeding.

9.10 Collateral and Guaranty Matters. The Lenders and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the L/C Issuer shall have been made), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders;

(b) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i); and

(c) to release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Subsidiary Guarantor from its obligations under the Guaranty pursuant to this Section 9.10.

Article X.
Miscellaneous

10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Company or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Company or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 4.01(a) without the written consent of each Lender;

(b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(c) postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) or any scheduled or mandatory reduction of the Aggregate Commitments hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document, or change the manner of computation of any financial ratio (including any change in any applicable defined term) used in determining the Applicable Rate that would result in a reduction of any interest rate on any Loan or any fee payable hereunder without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of any Borrower to pay interest or Letter of Credit Fees at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;

(e) change Section 2.13 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(f) amend Section 1.06 or the definition of “Alternative Currency” without the written consent of each Lender;

(g) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender; or

(h) release the Company from the Company Guaranty or all or substantially all of the value of the Subsidiary Guaranty without the written consent of each Lender, except to the extent the release of any Subsidiary Guarantor is permitted pursuant to Section 9.10 (in which case such release may be made by the Administrative Agent acting alone);

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iv) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

10.02 Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to a Borrower, the Administrative Agent, the L/C Issuer or the Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Borrower, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Borrowers, the Administrative Agent, the L/C Issuer and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Company, the Administrative Agent, the L/C Issuer and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e) Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of any Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Company shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice given by or on behalf of any Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03 No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuer; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the L/C Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Company shall pay (i) all actual and reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the actual and reasonable fees, charges and disbursements of Haynes and Boone, LLP and any local counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all actual and reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the L/C Issuer), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent, any Lender or the L/C Issuer, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by the Company. The Company shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the actual and reasonable fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all reasonable fees and time charges and disbursements for attorneys who may be employees of any Indemnitee incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to any Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Company or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Company or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Company or such other Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) Reimbursement by Lenders. To the extent that the Company for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no Borrower shall assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the L/C Issuer and the Swing Line Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05 Payments Set Aside. To the extent that any payment by or on behalf of any Borrower is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Company (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender;

(C) the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and

(D) the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Company. No such assignment shall be made to the Company or any of the Company’s Affiliates or Subsidiaries.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, each Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, any Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Company or any of the Company’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 3.01(e) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note(s), if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Resignation as L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to subsection (b) above, Bank of America may, (i) upon 30 days’ notice to the Company and the Lenders, resign as L/C Issuer and/or (ii) upon 30 days’ notice to the Company, resign as Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Company shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Company to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swing Line Lender, as the case may be. If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Committed Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Committed Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

10.07 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.15(c) or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to a Borrower and its obligations, (g) with the consent of the Company or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Company.

For purposes of this Section, “Information” means all information received from the Company or any Subsidiary relating to the Company or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by the Company or any Subsidiary, provided that, in the case of information received from the Company or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning the Company or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of any Borrower against any and all of the obligations of such Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer, irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Borrower may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have. Each Lender and the L/C Issuer agrees to notify the Company and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Company. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

10.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.13 Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, if any Lender is a Defaulting Lender or if any other circumstance exists hereunder that gives the Company the right to replace a Lender as a party hereto, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Company shall have paid (or caused a Designated Borrower to pay) to the Administrative Agent the assignment fee specified in Section 10.06(b);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company or applicable Designated Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d) such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

10.14 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF TEXAS.

(b) SUBMISSION TO JURISDICTION. EACH BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF TEXAS SITTING IN DALLAS COUNTY AND OF THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF TEXAS, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH TEXAS STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. EACH BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i)(A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Arranger, are arm’s-length commercial transactions between such Borrower and its Affiliates, on the one hand, and the Administrative Agent and the Arranger, on the other hand, (B) such Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) such Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii)(A) the Administrative Agent and the Arranger each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for such Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent nor the Arranger has any obligation to such Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of such Borrower and its Affiliates, and neither the Administrative Agent nor the Arranger has any obligation to disclose any of such interests to such Borrower or its Affiliates. To the fullest extent permitted by law, each of the Borrowers hereby waives and releases any claims that it may have against the Administrative Agent and the Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.17 Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.18 USA PATRIOT Act. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of each Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Borrower in accordance with the Act. Each Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

10.19 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from any Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under applicable law).

10.20 Entire Agreement. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

FURMANITE WORLDWIDE, INC.

By: /s/ Miguel A. Desdin

Name: Miguel A. Desdin Title: Senior Vice President

FURMANITE INTERNATIONAL FINANCE LIMITED
Acting by:	In the presence of:
/s/ Miguel A. Desdin—	/s/ Holly J. McCool

Name:Miguel A. Desdin Title: Director	Name:Holly J. McCool Title:Assistant Treasurer
FURMANITE LIMITED Acting by:	In the presence of:
/s/ Miguel A. Desdin—	/s/ Holly J. McCool

Title: Director	Name:Holly J. McCool Title:Assistant Treasurer

FURMANITE INTERNATIONAL FINANCE LIMITED
BANK OF AMERICA, Administrative A	N.A., as gent
By:	/s/ Anthony W. Kell

Name: Anthony W. Kell

Title: Assistant Vice President

BANK OF AMERICA, N.A., as a Lender, L/C Issuer and Swing Line Lender

By: /s/ Eric Chandler

Name: Eric Chandler

Title: Vice President

COMPASS BANK, as a Lender

By: /s/ Key Coker

Name: Key Coker

Title: Managing DirectorSCHEDULE 1.01

MANDATORY COST FORMULAE

1.	The Mandatory Cost (to the extent applicable) is an addition to the interest rate to compensate Lenders for the cost of compliance with:

(a)	the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions); or

(b)	the requirements of the European Central Bank.

2.	On the first day of each Interest Period (or as soon as possible thereafter) the Administrative Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Administrative Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum. The Administrative Agent will, at the request of the Company or any Lender, deliver to the Company or such Lender as the case may be, a statement setting forth the calculation of any Mandatory Cost.

3.	The Additional Cost Rate for any Lender lending from a Lending Office in a Participating Member State will be the percentage notified by that Lender to the Administrative Agent. This percentage will be certified by such Lender in its notice to the Administrative Agent to be its reasonable determination of the cost (expressed as a percentage of such Lender’s participation in all Loans made from such Lending Office) of complying with the minimum reserve requirements of the European Central Bank in respect of Loans made from that Lending Office.

4.	The Additional Cost Rate for any Lender lending from a Lending Office in the United Kingdom will be calculated by the Administrative Agent as follows:

(a)	in relation to any Loan in Sterling:

AB+C(B-D)+E x 0.01	per cent per annum

100 — (A+C)

(b)	in relation to any Loan in any currency other than Sterling:

E x 0.01	per cent per annum

300

Where:

“A” is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

“B” is the percentage rate of interest (excluding the Applicable Rate, the Mandatory Cost and any interest charged on overdue amounts pursuant to the first sentence of Section 2.08(b) and, in the case of interest (other than on overdue amounts) charged at the Default Rate, without counting any increase in interest rate effected by the charging of the Default Rate) payable for the relevant Interest Period of such Loan.

“C” is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

“D” is the percentage rate per annum payable by the Bank of England to the Administrative Agent on interest bearing Special Deposits.

“E” is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Administrative Agent as being the average of the most recent rates of charge supplied by the Lenders to the Administrative Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule:

(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)	“Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5% will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.	If requested by the Administrative Agent or the Company, each Lender with a Lending Office in the United Kingdom or a Participating Member State shall, as soon as practicable after publication by the Financial Services Authority, supply to the Administrative Agent and the Company, the rate of charge payable by such Lender to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by such Lender as being the average of the Fee Tariffs applicable to such Lender for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of such Lender.

8.	Each Lender shall supply any information required by the Administrative Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information in writing on or prior to the date on which it becomes a Lender:

(a)	the jurisdiction of the Lending Office out of which it is making available its participation in the relevant Loan; and

(b)	any other information that the Administrative Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Administrative Agent in writing of any change to the information provided by it pursuant to this paragraph.

9.	The percentages of each Lender for the purpose of A and C above and the rates of charge of each Lender for the purpose of E above shall be determined by the Administrative Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Administrative Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a lending office in the same jurisdiction as its Lending Office.

10.	The Administrative Agent shall have no liability to any Person if such determination results in an Additional Cost Rate which over- or under-compensates any Lender and shall be entitled to assume that the information provided by any Lender pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.	The Administrative Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender pursuant to paragraphs 3, 7 and 8 above.

12.	Any determination by the Administrative Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

13.	The Administrative Agent may from time to time, after consultation with the Company and the Lenders, determine and notify to all parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

SCHEDULE 2.01

COMMITMENTS
AND APPLICABLE PERCENTAGES

Lender	Commitment	Applicable Percentage
Bank of America, N.A.	$25,000,000	50.000000000%
Compass Bank	$25,000,000	50.000000000
Total	$50,000,000	100.000000000%

SCHEDULE 5.06

LITIGATION

The matters that are disclosed in the Parent’s 10-K for the fiscal year ended December 31, 2008 or the Parent’s 10-Q for the fiscal quarter ended March 31, 2009.

A subsidiary of the Company is involved in disputes with two customers, who are each negotiating with a governmental regulatory agency and claim that the subsidiary failed to provide them with satisfactory services at the customers’ facilities. In April 2009, INEOS USA LLC initiated legal action against the subsidiary alleging that the subsidiary, Furmanite America, Inc., and one of its former employees, who performed data services at one of the customer’s facilities, breached its contract with the customer and failed to provide the customer with adequate and timely information supporting the subsidiary’s work at the customer’s facility from 1998 through the second quarter of 2005. The customer’s complaint seeks damages in an amount that the subsidiary believes represents the total proposed civil penalty, plus the cost of unspecified supplemental environmental projects requested by the regulatory agency to reduce air emissions at the customer’s facility, and also seeks unspecified punitive damages. The subsidiary believes that it provided these customers with adequate and timely information supporting the subsidiary’s work at the customers’ facilities and will vigorously defend against the customers’ claims.

SCHEDULE 5.08

REAL PROPERTY
United Kingdom

1. Entity	2. Address	3. Property Owned or Leased
4. Furmanite International Limited	5. Furman House Shap Road Kendal, Cumbria LA9 6RU	6. Owned

7. Furmanite International Limited	8. Bay 3 Kendal, Cumbria LA9 6RU	9. Leased

10. Furmanite International Limited	11. Parkhill Road Kingstown Industrial Estate Carlisle, Cumbria CA3 0EX	12. Owned

13. Furmanite International Limited	14. Thompson House, Thompson St Thompson Close Whittington Moor Chesterfield, Derbyshire S41 9AZ	15. Leased

16. Furmanite International Limited	17. D16 Wellheads Industrial Centre Wellheads Crescent Dyce, Aberdeen AB21 7GA	18. Leased

19. Furmanite International Limited	20. P.O. Box 30 Bo’ness Road Grangemouth FK 3 9XQ	21. Leased

22. Furmanite International Limited	23. Worldwide Way Kiln Lane Industrial Estate Stallingbrough, Grimsby North East Lincolnshire DN41 8DY	24. Leased

25. Furmanite International Limited	26. Owens Road Skippers Lane Industrial Estate South Bank, Middlesbrough Cleveland TS6 6HE	27. Owned

28. Furmanite International Limited	29. Sunningdale House Sunnigndale Road South Park Industrial Estate Scunthorpe, Lincolnshire DN16 3RN	30. Owned

31. Furmanite International Limited	32. 10 Dunlop Way Queensway Industrial Estate Scunthrope, Lincolnshire DN16 3RN	33. Owned

34. Furmanite International Limited	35. 7 Colville Court Winwick Quay Warrington, Cheshire WA2 8 QT	36. Leased

37. Furmanite International Limited	38. PO Box 137 The Wilton International Site Wilton, Redcar TS10 4YB	39. Leased

United States

40. Entity	41. Address	42. Property Owned or Leased
43. Furmanite US GSG LLC	44. 123 Park Drive Saraland, AL 36571	45. Owned

46.	47. 410 South College, Unit H El Dorado, AR 71730	48. Leased

49. Furmanite America, Inc.	50. 3000 Bayshore Road Benicia, CA 94510	51. Leased

52. Furmanite America, Inc.	53. 19700 Magellan Drive Torrance, CA 90502	54. Leased

55. Furmanite Corporation	56. 850 East 73rd Avenue Unit 9 Denver, CO 80229	57. Leased

58.	59. 408 Woodmont Road Milford, CT 06460	60. Leased

61. Furmanite America, Inc.	62. 4133 N. Canal Street Jacksonville, FL 32209	63. Leased

64. Furmanite America, Inc.	65. 407 Old Mill Road Cartersville, GA 30120	66. Leased

67. Furmanite America, Inc.	68. 91-220 Kalaeloa Blvd. Unit B Kapolei, HI 96707	69. Leased

70.	71. 10 Eisenhower Lane, North Lombard, IL 60148	72. Leased

73. Furmanite America, Inc.	74. 1931 Northwind Parkway Hobart, IN 46342	75. Leased

76.	77. 524 Oil Hill Road El Dorado, KS 67042	78. Leased

79.	80. 2601 Grassland Drive Louisville, KY 40299	81. Leased

82. Furmanite America, Inc.	83. 200 Woodland Drive LaPlace, LA 70068	84. Leased

85. Furmanite US GSG LLC	86. 215 N. Beglis Pkwy Sulphur, LA 70663	87. Owned

88.	89. 460 Spiral Blvd Unit #3 Hastings, MN 55033	90. Leased

91. Furmanite USA, Inc.	92. 1224 Forest Pkwy, Suite #120 Paulsboro, NJ 08066	93. Leased

94.	95. 2461 Iorio St. Union, NJ 07083	96. Leased

97. Furmanite America, Inc.	98. 1200 Atando Avenue , Suite A Charlotte, NC 28206	99. Leased

100.	101. 2271 N. Moraine Dr Dayton, OH 45439	102. Leased

103. Furmanite US GSG LLC	104. 9740 S. 219th East Ave. Broken Arrow, OK 74014	105. Owned

106. Furmanite US GSG LLC	107. 1200 N. 43rd Street East Muskogee, OK 74403	108. Owned

109.	110. 711 Parkway View Drive Pittsburgh, PA 15205	111. Leased

112. Furmanite America, Inc.	113. 705 Langham Drive, Suite K Beaumont, TX 77707	114. Leased

115.	116. 2310 Joyce Drive Corpus Christi, TX 78417	117. Leased

118. Furmanite US GSG LLC	119. 6330 Dixie Drive Houston, TX 77087	120. Owned

121. Furmanite America, Inc.	122. 101 Old Underwood Rd , Unit E LaPorte, TX 77571	123. Leased

124. Furmanite America, Inc.	125. 3782 West 2340 South, Suite C West Valley City, UT 84120	126. Leased

127. Furmanite America, Inc.	128. 1447 W. 27th Street Norfolk, VA 23508	129. Leased

130.	131. 8045 Leesburg Pike, Suite 400 Vienna, VA 22182	132. Leased

133. Furmanite Worldwide, Inc.	134. 7820 South 196th St, Bldg. #4 Kent, WA 98032	135. Leased

136. Furmanite America, Inc.	137. 170 Lost Pavement Rd Parkersburg, WV 26101	138. Leased

139. Furmanite Worldwide, Inc.	140. 2435 North Central Express Way Suite 700/800 Richardson, TX 75080	141. Leased

SCHEDULE 5.09

ENVIRONMENTAL MATTERS

A subsidiary of the Company is involved in disputes with two customers, who are each negotiating with a governmental regulatory agency and claim that the subsidiary failed to provide them with satisfactory services at the customers’ facilities. In April 2009, INEOS USA LLC initiated legal action against the subsidiary alleging that the subsidiary, Furmanite America, Inc., and one of its former employees, who performed data services at one of the customer’s facilities, breached its contract with the customer and failed to provide the customer with adequate and timely information supporting the subsidiary’s work at the customer’s facility from 1998 through the second quarter of 2005. The customer’s complaint seeks damages in an amount that the subsidiary believes represents the total proposed civil penalty, plus the cost of unspecified supplemental environmental projects requested by the regulatory agency to reduce air emissions at the customer’s facility, and also seeks unspecified punitive damages. The subsidiary believes that it provided these customers with adequate and timely information supporting the subsidiary’s work at the customers’ facilities and will vigorously defend against the customers’ claims.

SCHEDULE 5.13

SUBSIDIARIES AND
OTHER EQUITY INVESTMENTS

Part (a). Subsidiaries.

SUBSIDIARY SCHEDULE
							Possession of
							Certificate
									% of Outstanding
X=		Jurisdiction of		Authorized Shares	Shares or Equity	Certificated or	L=BofA		Shares or Equity
Material Subsidiary	Company Name	Organization	Organization ID #	or Equity Interests	Interests Owned	Uncertificated	F=Furmanite	Certificate No.	Interests	Registered Holder
X (US)	Furmanite Worldwide, Inc.	Delaware	2258126	1,000 shares $1.00 par value	1,000	Certificated	L	2	100	Furmanite Corporation (fka XANSER Corporation fka Kaned Services Inc.)

X (US)	Furmanite America, Inc.	Virginia	140598	150,000 shares $1.00 par value	33,861	Certificated	L	28	100	Furmanite Worldwide, Inc.

X (US)	Furmanite Offshore Services, Inc. (fka Kaneb Offshore Services, Inc.)	Delaware	2763052	1,000 shares $1.00 par value	1,000	Certificated	L	2	100	Furmanite Worldwide, Inc.

X (US)	Furmanite Malaysia, LLC	Delaware	3317477	Uncertificated Limited Liability Company Interest					100	Furmanite Holding B.V.

X (US)	Furmanite US GSG LLC	Delaware	4061543	Uncertificated Limited Liability Company Interest					100	Furmanite America, Inc.

X (UK)	Furmanite Limited (fka Furmanite plc fka Kaneb UK plc)	England	2530049	Ordinary Shares of £1 each	10,424,447	Certificated	L	16	100	Furmanite Holding B.V.

X (UK)	Furmanite 1986 (fka Furmanite 1986 Limited fka Furmanite Limited fka Furmanite plc)	England	2004499	Ordinary Shares of £1 each	2,994,546	Certificated	L	741	100	Furmanite Holding B.V.

X (UK)	Furmanite International Limited	England	238721	739,088 Ordinary Shares of £1 each	732,670	Certificated	L	1	100	Furmanite 1986

X (UK)	Furmanite GSG Limited	England	5655073	1,000,000 Ordinary Shares of £1 each	1	Certificated	L	1	100	Furmanite International Limited

X (UK)	Furmanite International Finance Limited	England	5764823	Ordinary Shares of £1 each	1,000	Certificated	L	1	100	Furmanite Worldwide, Inc.

Dormant Subsidiary	IPSCO International Limited	England	5803830						100	Furmanite International Limited

Dormant Subsidiary	Aero Precision & General Engineering (Carlisle) Limited	England	2885182						100

Dormant Subsidiary	Silk Engineering (Derby) Ltd	England	2885183						100

Dormant
Subsidiary	Furmatec	England	2967768						100

	Furmanite Holding B.V. (fka Furmeta Holding B.V.)	Netherlands	24177854	700 shares each share having a nominal value of € 455.—	142	Uncertificated			100	Furmanite Offshore Services, Inc.

	Furmanite GSG B.V.	Netherlands	24387988	900 shares each share having a nominal value of € 100.—	180	Uncertificated			100	Furmanite Holding B.V.

	Metaholding B.V.	Netherlands	24198613	180 shares each share having a nominal value of € 455.—	36	Uncertificated			100	Furmanite Holding B.V.

	Metalock B.V.	Netherlands	24198614	400 shares each share having a nominal value of € 455.—	80	Uncertificated			100	Metaholding B.V.

	Furmanite B.V.	Netherlands	24164246	225,000 shares each share having a nominal value of € 23.—	45,000	Uncertificated			100	Furmanite Holding B.V.

X (AUS)	Furmanite Australia Pty Ltd (fka Denon Pty Ltd)	Australia	58 078 420 112	Ordinary Shares	4,689,046	Certificated	L	10	100	Furmanite Holding B.V.

				Redeemable Preference Shares	61	Certificated	L	12	100	Furmanite Holding B.V.

	Furmanite Holding AS	Norway	979 309 600	Face Value NOK 100	500	Certificated	F	001-500	100	Furmanite Holding B.V.

	Furmanite AS	Norway							100	Furmanite Holding AS

	CMS: Corrosion Monitoring Services AS	Norway							100	Furmanite AS

	Furmanite Singapore Pte Ltd	Singapore		100,000 Ordinary Shares of SGD 1.00 each	100,000	Certificated	F	8	100	Furmanite Holding B.V.

	Furmanite East Asia Limited (fka Furmanite Hong Kong Limited fka Broomhill Investments Limited)	Hong Kong		250,000 shares of HK 1.00 each	249,999	Certificated	F	14	99.99	Furmanite Holding B.V.

					1	Certificated	F	1	0.01	Joseph E Million, Nominee for Furmanite Holding B.V.

	Furmanite BVBA	Belgium				Uncertificated			100	Furmanite Holding B.V.

	Furmanite GSG BVBA	Belgium				Uncertificated			100	Furmanite Holding B.V.

	Metalock NV	Belgium				Uncertificated			100	Furmanite BVBA

	Furmanite SAS	France				Uncertificated			100	Furmanite Holding B.V.

	Furmanite NZ Limited (fka Furmanite V&P Engineering Ltd fka V&P Engineering Ltd)	New Zealand			1,100	Certificated	F	Not Numbered	100	Furmanite Holding B.V.

	Furmanite Mechanical Technology Services (Shanghai) Co., Ltd	China							100	Furmanite Holding B.V.

	Furmanite Canada Corp.	Canada (Nova Scotia)							100	Furmanite America, Inc.

	Furmanite Middle East SPC								100	Furmanite International Limited

	Furmanite West Africa Ltd	Nigeria								Furmanite International Limited

	Specialty Industrial Services SDN. BHD.	Malaysia	535539-H	400,000 ordinary shares of rm 1.00 par value each	12,500	Certificated	F	4	12.5	Furmanite Malaysia, LLC

				100,000 cumulative redeemable preference shares of rm 1.00 par value each

	Furmanite (Malaysia) SDN. BDN.	Malaysia	538299-U	500,000 ordinary shares of rm 1.00 each	59,998	Certificated	F	5	20	Furmanite Malaysia, LLC

					2	Certificated	F	3

	Fuji Furmanite Company Limited	Japan							10	Furmanite International Limited

Part (b). Other Equity Investments.

None.

SCHEDULE 5.18

IDENTIFICATION NUMBERS FOR
DESIGNATED BORROWERS THAT ARE FOREIGN SUBSIDIARIES

Designated Borrower	Identification Number	Jurisdiction of Organization
Furmanite International Finance Limited	05764823	United Kingdom

Furmanite Limited	02530049	United Kingdom

SCHEDULE 5.19

INTELLECTUAL PROPERTY MATTERS

None.SCHEDULE 6.01

FORM OF QUARTERLY FINANCIAL STATEMENTS

Furmanite Consolidated
March 31, 2009
Year To Date
000's of US Dollars

		03-2008	06-2008	09-2008	12-2008	3-2009
		FWI Consol	FWI Consol	FWI Consol	FWI Consol	FWI Consol
LIABILITIES AND EQUITY						
CURRENT LIABILITIES:						
BANK OVERDRAFTS		-	-	-	-	-
CURRENT PORTION LONG-TERM DEBT		-	-	-	-	(35,090)
LEASES SHORT	[24]	(436)	(407)	(363)	(305)	(255)
ACCOUNTS PAYABLE TRADE		(14,860)	(14,833)	(11,436)	(16,812)	(12,934)
ACCRUED EXPENSES OTHER		(8,694)	(9,631)	(9,093)	(7,287)	(6,228)
ACCRUED COMPENSATION		(6,854)	(7,970)	(9,364)	(5,218)	(6,745)
ACCRUED PENSION		(403)	(414)	(391)	(388)	(428)
ACCRUED BONUS		(3,070)	(561)	(111)	(2,173)	(1,841)
ACCRUED MEDICAL SOCIAL SECURITY		(511)	(740)	(586)	(559)	(479)
ACCRUED TAXES OTHER THAN INCOME		(1,520)	(1,888)	(939)	(1,648)	(1,475)
ACCRUED INCOME TAXES		(2,486)	(3,003)	(2,289)	577	431
DEFERRED TAX LIABILITY - CURRENT		-	(108)	(3)	-	(340)
ACCRUED INTEREST		(265)	(199)	(170)	(136)	(105)
ACCRUED DISTRIBUTION PAYABLE		-	-	-	-	-
CP-DISCONTINUED OPERATIONS		-	-	-	-	-
LOAN NOTES		-	-	-	-	-
VAT PAYABLE		(1,995)	(2,496)	(2,202)	(1,553)	(1,270)
OTHER CURRENT LIABILITIES		(287)	(295)	(891)	(404)	(226)
TOTAL CURRENT LIABILITIES		(41,381)	(42,545)	(37,860)	(35,906)	(66,985)
LONG TERM DEBT:						
BANK OF SCOTLAND	[23]	(40,590)	(38,091)	(35,094)	(35,090)	-
LEASES LONG	[24]	(463)	(362)	(296)	(239)	(192)
OTHER BANK DEBT		-	-	-	(34)	(30)
OTHER DEBT		-	-	-	-	-
TOTAL LONG TERM DEBT		(41,053)	(38,453)	(35,390)	(35,363)	(222)
NET LIABILITIES DISC OPERATIONS		-	-	-	-	-
DEFERRED INCOME TAXES		(233)	(89)	(217)	(594)	(227)
DEFERRED PENSION TAX LIABILITY		-	-	-	-	-
ACCRUED PENSION LIABILITY		-	1,277	1,571	(661)	(603)
OTHER LIABILITIES		(2,064)	(1,976)	(1,963)	(1,949)	(2,006)
MINORITY INTEREST		(1,235)	(1,237)	(1,145)	(896)	(891)
TOTAL LIABILITIES		(85,966)	(83,023)	(75,004)	(75,369)	(70,934)
STOCK HOLDERS' EQUITY						
PREFERRED STOCK		-	-	-	-	-
COMMON STOCK		(1)	(1)	(1)	(1)	(1)
ADDL PAID IN CAPITAL		(73,364)	(73,364)	(73,364)	(73,364)	(73,364)
RETAINED EARNINGS CURRENT YEAR		(4,638)	(13,540)	(20,213)	(26,088)	55
RETAINED EARNINGS PRIOR YEAR		19,614	19,783	19,783	19,783	(6,305)
SAB 108 ADJUSTMENTS		-	-	-	-	-
MINIMUM PENSION LIABILITY		3,020	3,047	2,839	3,983	3,944
TREASURY STOCK		-	-	-	-	-
FOR CURR TRANS ADJ		(6,705)	(9,116)	(4,158)	2,860	3,867
		-				
REVALUATION RESERVE		-	-	-	-	-
REDEMPTION RESERVES		-	-	-	-	-
LEGAL RESERVES		-	-	-	-	-
OTHER RESERVES		-	-	-	-	-
DIVIDENDS PREFERRED STOCK		-	-	-	-	-
TOTAL STOCKHOLDERS' EQUITY		(64,074)	(73,191)	(75,114)	(72,827)	(71,804)
TOTAL LIABILITIES AND S\H EQUITY		(150,040)	(156,214)	(150,118)	(148,196)	(142,738)
PROOF		-	-	-	-	-

Furmanite Consolidated
March 31, 2009
Year To Date
000's of US Dollars

		03-2008	06-2008	09-2008	12-2008	3-2009
		FWI Consol	FWI Consol	FWI Consol	FWI Consol	FWI Consol
REVENUES - SERVICE		(68,286)	(152,127)	(220,309)	(296,054)	(56,826)
COSTS & EXPENSES:						
OPERATING COSTS		43,475	95,340	139,386	188,227	37,989
DEPRECIATION & AMORTIZATION-OPERATING	[19]	851	1,916	2,871	3,826	941
DEPRECIATION & AMORTIZATION-G&A	[19]	313	917	1,250	1,584	324
SELLING & MARKETING		4,034	8,754	13,132	18,527	4,801
GENERAL & ADMINISTRATIVE & INTEGRATION		13,366	27,773	38,677	52,378	10,593
TOTAL COSTS & EXPENSES		62,039	134,700	195,316	264,542	54,648
OPERATING (INCOME) LOSS		(6,247)	(17,427)	(24,993)	(30,512)	(2,178)
OTHER INCOME:						
INTEREST INCOME		(85)	(127)	(179)	(291)	(9)
FX GAIN / LOSS		-	309	(135)	(156)	1
FX GAIN / LOSS - OPEN BAL CTA ADJ				29	459	-
OTHER INCOME (EXPENSE)					31	86
TOTAL OTHER (INCOME) EXPENSE		(85)	182	(285)	43	78
INTERCOMPANY:						
INTERCOMPANY INTEREST INCOME		-	-	-	-	15
INTERCOMPANY INTEREST EXPENSE		95	190	287	379	68
INTERCOMPANY REVENUE/EXPENSE		(9)	(91)	(105)	(96)	1,212
MANAGEMENT FEES		(15)	(152)	(301)	(536)	(112)
INTERCOMPANY DIVIDENDS		-	-	-	-	-
		-	-	-	-	-
INTANGIBLE AMORTIZATION		-	-	-	-	-
INTEREST EXPENSE	[20]	629	1,025	1,378	1,696	289
MINORITY EXPENSE		-	-	-	-	-
INCOME TAX EXPENSE:						
US STATE TAXES		-	-	-	-	-
US FEDERAL INCOME TAXES		-	-	-	-	-
FOREIGN INCOME TAXES		1,097	2,940	3,981	3,075	137
OTHER INCOME TAXES		-	-	-	-	(33)
DEFERRED INCOME TAXES		(103)	(207)	(175)	(137)	84
TOTAL INCOME TAX EXPENSE (BENEFIT)	[21]	994	2,733	3,806	2,938	188
CUMULATIVE EFFECT OF ACCTG CHANGE		-	-	-	-	-
EQUITY IN EARNINGS OF SUBS		-	-	-	-	-
EXTRAORDINARY ITEMS		-	-	-	-	-
			-	-	-	-
NET (INCOME)/LOSS	[18]	(4,638)	(13,540)	(20,213)	(26,088)	(440)
FWI Other Assets						-
Prepaids & OthCur Assets		(4,370)	(4,179)	(3,655)	(4,690)	(4,885)
FWI Intangible		(1,776)	(1,774)	(1,768)	(2,071)	(2,078)
Other Intangible		(362)	(365)	(327)	-	-
Deferred Tax & Pension Assets					(6,599)	(6,511)
Net Goodwill		(13,148)	(13,148)	(13,148)	(13,148)	(13,148)
Total Other Assets	[4]	(19,656)	(19,466)	(18,898)	(26,508)	(26,622)
Tangible Assets by Country						
America	[7]	59,902	58,926	56,130	59,711	56,395
United Kingdom	[8]	27,738	31,758	30,299	24,275	21,293
Australia	[9]	7,671	9,184	8,408	6,133	6,319
		95,311	99,868	94,837	90,119	84,007

EBITDA
() Indicates profit

	QTD Q1 2007	QTD Q2 2007	QTD Q3 2007	QTD Q4 2007	QTD Q1 2008	QTD Q2 2008	QTD Q3 2008	QTD Q4 2008	QTD Q1 2009		Last 4 Quarters	
Net (income) loss	(2,505)	(4,913)	(3,999)	(4,429)	(4,636)	(8,902)	(6,673)	(5,875)	(440)	[F-3-A]	(21,890)	[18]
Add:												
Depreciation/ Amortization	(937)	(920)	(981)	(1,336)	(1,164)	(1,669)	(1,288)	(1,289)	(1,285)	[F-3-B]	(5,511)	[19]
Total interest expense	(731)	(865)	(801)	(666)	(629)	(396)	(353)	(318)	(289)	[F-3-C]	(1,356)	[20]
Income Tax (expense) benefit	(740)	(1,193)	(1,454)	(2,310)	(994)	(1,739)	(1,073)	869	(188)	[F-3-D]	(2,132)	[21]
	(4,913)	(7,891)	(7,235)	(8,741)	(7,425)	(12,706)	(9,387)	(6,614)	(2,182)		(30,889)	
Non cash items											-	
FAS 87 Income (Expense)	(192)	(193)	(238)	1,279	137	137	127	103	(195)	UK Pension Adj	172	[22]
FAS 87 Income (Expense) revised for 3rd quarter 2008				(656)	(137)	(137)	(127)	(103)	195		(172)	
Reserve provided for work-in-progress											-	
EBITDA, as adjusted	(5,105)	(8,084)	(7,473)	(7,462)	(7,288)	(12,569)	(9,260)	(6,511)	(2,377)		(30,717)	

GSG Only EBITDA Calculation

	Rolling 4 Quarters
Reported OI	-
Prior year accounting adjustments	-
Flowserve HQ division expense	-
Less Flowserve HQ adjustment (1,062/qtr)	-
Other Adjustments	-
DD&A	-
Adjusted EBITDA	-

Detail for GSG "Other Adjustments":	
Workers comp claims	-
Unpaid bonus	-
Unpaid medical accrual	-
Facility one off	-
Osborn costs	-
Rancho and Benicia Moving/Mfg variance	-
Inventory adjustments	-
Reserve for auto accident	-
Total other adjustments	-

	Q1 2007	Q2 2007	Q3 2007	Q4 2007	Q1 2008	Q2 2008	Q3 2008	Q4 2008	Q1 2009		Last 4 Quarters		
Cap Ex	1,603	2,356	1,454	2,308	2,204	1,939	1,087	2,510	1,285	[9]	6,821	[28]	See CF Detail
Less: Flowserve acquisition vehicle leases	-	-	-								-	[28]	
Net Capex	1,603	2,356	1,454	2,308	2,204	1,939	1,087	2,510	1,285		6,821		

Total Guarantees Balances

L/C Number	Local Currency	Amount in Local Currency	End of Qtr Exchange Rate	Amount in US$	Amount Utilized		
SLC 01/11	USD	194,409	1.0000	$ 194,409		0	$ 194,409
SLC 06/21	USD	348,400	1.0000	$ 348,400		0	$ 348,400
SLC 07/04	USD	175,000	1.0000	$ 175,000		0	$ 175,000
				$ 717,809	$ -		$ 717,809

Rounded 718 [25]

Parent Distribution Thousands of US$	Q1 2007	Q2 2007	Q3 2007	Q4 2007	Q1 2008	Q2 2008	Q3 2008	Q4 2008	Q1 2009	4 Quarters Total
Monthly pmt to Xanser Corp	1,250 [27]	2,083 [27]	1,250 [27]	417 [27]	1,250 [27]	2,083 [27]	1,250 [27]	417 [27]	1,250 [27]	5,000 [27]

Prepared by: H. McCool ehm 5/8/09
Reviewed by: [signature] 5/9/09 [signature]
11/10/08
C:\Documents and Settings\HMcCool\Local Settings\Temporary Internet Files\Content.Outlook\1DY8...\2008OS Debt Covenant 03-31-09 FINAL

Furmanite Corporation

L/C Number	BOS LN#	Beneficiary	L/C Period	Amount	Currency	Exchange Rate	USD Amount	3rd Party O/S LOCs	Insured Policy Period	Comments
SLC 01/11	48743	American Guaranty & Liability Ins	07/24/08-07/25/09	194,409.00	USD		194,409.00	194,409.00	6/29/01-10/1/2009	Renewed annually
SLC 06/21	59183	National Union (AIG)	12/18/08-12/18/09	348,400.00	USD		348,400.00	348,400.00	2008/2009	Increase in LOC requirement by $175,000 per 10/1/07 renewal
SLC 07/04	83626	National Union	11/5/08-11/5/09	175,000.00	USD		175,000.00	175,000.00	2008/2009	Increase in LOC requirement by $175,000 per 10/1/07 renewal
Bank Guarantee		Taras Nominees	7/30/2015	82,000.00	AUD	0.6952	57,007.79	57,007.79	2008/2009	Bank Gtee - National Australia Bank under $150k NAB Irrev. LOC
Bank Guarantee		Snowy Mountains Corporation		13,800.00	AUD	0.6952	9,593.99	9,593.99	2008/2009	Bank Gtee - National Australia Bank under $150k NAB Irrev. LOC
Bank Guarantee		Anton Grgic		31,625.00	AUD	0.6952	21,986.23	21,986.23	2008/2009	Bank Gtee - National Australia Bank under $150k NAB Irrev. LOC
Inused LC Facility		Nat'l Aus Bank-LC Facility	06/30/08-06/30/09	200,000.00	AUD	0.6952	139,043.38	139,043.38	2008/2009	Balance fluctuates with outstanding credit card expenditures
		NON BOS RELATED LC or GTEES		1,045,234.00			945,440.40	**945,440.40** [25]		
Bank Related						As of 03/31/09				
SLC 08/04	48775	BoS (USA) Inc.	3/31/08-03/31/09	7,500,000.00	USD	1.0000	7,500,000.00			
SLC 97/03	57103	Bank of Scotland Australia **	06/30/08-06/30/09	400,000.00	AUD	0.6952	278,086.76			A
				7,900,000.00			7,778,086.76	0.00		
Totals								945,440.40		

LIST OF LOCs w/BOS
11/10/08

C:\Documents and Settings\HMcCool\Local Settings\Temporary Internet Files\Content.Outlook\1DY8KHX\BOS Debt Covenant 03-31-09 FINAL

Furmanite Worldwide, Inc.
BOS Debt Covenant Support - Debt amortization

Local Currency - YTD Debt Payments (excluding revolving credit debt)

	Mar-07	Jun-07	Sep-07	Dec-07	Mar-08	Jun-08	Sep-08	Dec-08	Mar-09
Debt									
UK	-	-	-	-	-	-	-	-	-
Norway	-	-	-	-	-	-	-	-	-
Leases									
America	203	633	589	709	121	250	359	467	97
Australia	-	-	-	-					
NZ	-	-	-	-					
Singapore	5	4	3	4	2	2	3	5	3

Local Currency - QTD Debt Payments (excluding revolving credit debt)

	Q1 2007	Q2 2007	Q3 2007	Q4 2007	Q1 2008	Q2 2008	Q3 2008	Q4 2008	Q1 2009
Debt									
UK	-	-	-	-	-	-	-	-	-
Norway	-	-	-	-	-	-	-	-	-
Leases									
America	203	430	(47)	123	121	250	109	108	97
Australia	-	-	-	-	-	-	-	-	-
NZ	-	-	-	-	-	-	-	-	-
Singapore	5	(1)	(1)	1	2	2	1	2	3

USD - Debt Payments (excluding revolving credit debt) - QTD Balances

	Q1 2007	Q2 2007	Q3 2007	Q4 2007	Q1 2008	Q2 2008	Q3 2008	Q4 2008	Q1 2009	4 Qtrs
Debt										
UK	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -
Norway	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -
Leases										
America	$ 203	$ 430	$ (47)	$ 123	$ 121	$ 250	$ 109	$ 108	$ 97	$ 564
Australia	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -
NZ	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -
Singapore	$ 3	$ (0)	$ (1)	$ 1	$ 1	$ 1	$ 1	$ 1	$ 2	$ 6
	$ 206	$ 430	$ (48)	$ 124	$ 122	$ 251	$ 110	$ 109	$ 99	$ 570
	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -
	$ 206	$ 430	$ (48)	$ 124	$ 122	$ 251	$ 110	$ 109	$ 99	$ 570
	[26]	[26]	[26]	[26]	[26]	[26]	[26]	[26]	[26]	[26]

	3/31/07	6/30/07	9/30/07	End Rates 12/31/07	End Rates 3/31/08	End Rates 6/30/08	End Rates 9/30/08	End Rates 12/31/08	End Rates 3/31/09
UK	0.5089	0.4994	0.4908	0.5018	0.5027	0.5021	0.5425	0.6930	0.6970
Norway	6.1041	5.9064	5.4223	5.4158	5.1141	5.0666	5.6570	7.0010	6.7204
America	1.0000	1.0000	1.0000	1.0000	1.0000	1.0000	1.0000	1.0000	1.0000
Australia	1.2380	1.1737	1.1300	1.1408	1.0887	1.0359	1.2053	1.4461	1.4384
NZ	1.3986	1.2944	1.3235	1.2924	1.2531	1.3144	1.4590	1.7343	1.7556
Singapore	1.5184	1.5235	1.4845	1.4469	1.3810	1.3628	1.4258	1.4486	1.5209

*** Source - Reporting Packages.

Prepared by: H. McCool Hm 5/8/09
Reviewed by: 5/8/09
11/10/08
C:\Documents and Settings\HMcCool\Local Settings\Temporary Internet Files\Content.Outlook\[illegible] 03-31-09 FINAL

FURMANITE CORPORATION
DISCLOSURE INFORMATION
March 31, 2009
(IN LOCAL CURRENCY)

PP&E Rollforward

	END RATE 12/31/08	END RATE 3/31/09	YTD AVG RT 2009	PP&E 31-Dec-08 local	PPE Cap-Ex	PPE Acquisitions	PPE Retire / Sales	Other & Xfers	CTA	PP&E 31-Mar-09 local	check
FWI	1.0000	1.0000	1.0000	2,630	70	-	-	1		2,701	-
FAI	1.0000	1.0000	1.0000	28,394	293		(372)	-		28,315	-
CA	1.2248	1.2609	1.2494	-	-					-	-
BH	0.0000	0.3770	0.3770	-	-			44		44	-
NG	139.7000	145.9460	144.9720	-	783					783	-
SA	3.7530	3.7500	3.7519	-	-					-	-
UK	0.6930	0.6970	0.6955	6,818	204			(81)		6,941	0
FIFL	0.6930	0.6970	0.6955	-	-					-	-
FOSI	1.0000	1.0000	1.0000	-	-					-	-
Malaysia	3.4800	3.6436	3.6102	2,648	-			(1)		2,647	-
Australia	1.4461	1.4364	1.5052	7,885	291		(24)			8,152	-
New Zealand	1.7343	1.7556	1.8645	497	53		(15)			535	-
France	0.7069	0.7527	0.7572	1,055	4					1,059	-
Belgium	0.7069	0.7527	0.7572	501	3					504	0
Norway	7.0010	6.7204	6.9163	18,413	-					18,413	-
Netherlands	0.7069	0.7527	0.7572	1,453	10					1,463	(0)
Hong Kong	7.7504	7.7504	7.7527	1,835	-					1,835	-
Singapore	1.4486	1.5209	1.5070	977	546		(91)			1,432	-
China	6.8414	6.8334	6.8381	4,315	131					4,446	-
FGI	1.0000	1.0000	1.0000	-	-					-	-
Germany	0.7069	0.7527	0.7572	1,476	58					1,534	-
KFC	1.0000	1.0000	1.0000	-	-					-	-
FELCO	1.0000	1.0000	1.0000	339	-			1		340	-
Furmanite Corp	1.0000	1.0000	1.0000	759	48		(8)			799	-
Xtra	1.0000	1.0000	1.0000	1,097	-					1,097	-
				83,093	2,494	-	(510)	(36)	-	85,041	

	Accum Depr 31-Dec-08 local	AD Depr Exp	AD Retire / Sales	Xfers	CTA	Accum Depr 31-Mar-09 local	check	NET PPE local	Proceeds local	Gain/(loss) on Sale local
FWI	(961)	(117)		(1)		(1,079)	-	1,622		-
FAI	(13,347)	(641)	362			(13,626)	-	14,689	-	(10)
CA	-	-				-	-	-	-	-
BH	-	(2)		(10)		(12)	-	32	-	-
NG	-	-				-	-	783	-	-
SA	-	-				-	-	-	-	-
UK	(5,294)	(117)		19		(5,392)	-	3,549	-	-
FIFL	-	-				-	-	-	-	-
FOSI	-	-				-	-	-	-	-
Malaysia	(1,320)	(98)				(1,418)	-	1,229	-	-
Australia	(5,609)	(186)	24			(5,771)	-	2,381	4	4
New Zealand	(292)	(14)	15			(291)	-	244	1	1
France	(613)	(27)				(640)	-	419	-	-
Belgium	(137)	(20)				(157)	-	347	-	-
Norway	(11,831)	(263)				(12,094)	-	6,319	-	-
Netherlands	(652)	(26)				(678)	-	785	-	-
Hong Kong	(1,266)	(43)				(1,309)	-	526	-	-
Singapore	(730)	(34)	91			(673)	-	759	-	-
China	(353)	(115)				(468)	-	3,978	-	-
FGI	-	-				-	-	-	-	-
Germany	(745)	(35)				(780)	-	754	-	-
KFC	-	-				-	-	-	-	-
FELCO	(84)	(8)				(92)	-	248	-	-
Furmanite Corp	(747)	(4)	8			(743)	-	56	8	8
Xtra	(1,032)	(20)				(1,052)	-	45	-	-
	(45,013)	(1,770)	600	8	-	(46,275)		38,766		

(10) difference in retire/sales

C:\Documents and Settings\HMcCool\Local Settings\Temporary Internet Files\Content.Outlook\1DY8KHX\BOS Debt Covenant 03-31-09 FINAL\CF_DETAIL 033109
1
5/7/20099:12 AM

FURMANITE CORPORATION
DISCLOSURE INFORMATION
March 31, 2009
(IN US CURRENCY)

PP&E Rollforward

	END RATE 12/31/08	END RATE 3/31/09	AVG RT 2009	PP&E 31-Dec-08 USD $	PPE Cap-Ex	PPE Acquired	PPE Retire / Sales	Xfers	CTA	PP&E 31-Mar-09 USD $	check	Accum Depr 31-Dec-08 USD $	AD Depr Exp	AD Retire / Sales	Xfers	CTA	Accum Depr 31-Mar-09 USD $	check	NET PP&E USD $	Proceeds USD $	Gain/loss on Sale USD $
FWI	1.0000	1.0000	1.0000	2,630	70	-	-	1	-	2,701	-	(961)	(117)	-	(1)	-	(1,079)	-	1,622	-	-
FAI	1.0000	1.0000	1.0000	28,394	293	-	(372)	-	-	28,315	-	(13,347)	(641)	362	-	-	(13,626)	-	14,689	-	(10)
CA	1.2246	1.2609	1.2494	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-		-	-
BH	0.0000	0.3770	0.3770	-	-	-	-	116	1	117	-	-	(5)	-	(27)	-	(32)	-		-	-
NG	139.7000	145.8460	144.9720	-	5	-	-	-	-	5	-	-	-	-	-	-	-	-		-	-
SA	3.7530	3.7509	3.7519	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-		-	-
UK	0.6930	0.6970	0.6955	12,724	293	-	-	(116)	(73)	12,828	-	(7,639)	(168)	-	27	44	(7,736)	-	5,092	-	-
FIFL	0.6930	0.6970	0.6955	-	-	-	-	-	-	-	-	-	-	-	-		-	-	-	-	-
FOSI	1.0000	1.0000	1.0000	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Malaysia	3.4800	3.6456	3.6102	761	-	-	-	-	(35)	726	-	(370)	(27)	-	-	17	(389)	-	337	-	-
Australia	1.4401	1.4384	1.5052	5,453	183	-	(16)	-	37	5,667	-	(3,879)	(122)	16	-	(27)	(4,012)	-	1,655	3	3
New Zealand	1.7343	1.7556	1.8845	287	28	-	(8)	-	(2)	305	-	(168)	(7)	8	-	1	(166)	-	139	1	1
France	0.7069	0.7527	0.7572	1,492	5	-	-	-	(90)	1,407	-	(867)	(35)	-	-	52	(850)	-	557	-	-
Belgium	0.7069	0.7527	0.7572	709	4	-	-	-	(43)	670	-	(194)	(25)	-	-	10	(209)	-	461	-	-
Norway	7.0010	6.7204	6.9163	2,630	-	-	-	-	110	2,740	-	(1,690)	(38)	-	-	(72)	(1,800)	-	940	-	-
Netherlands	0.7069	0.7527	0.7572	2,055	13	-	-	-	(124)	1,944	-	(922)	(34)	-	-	55	(901)	-	1,043	-	-
Hong Kong	7.7504	7.7504	7.7527	237	-	-	-	-	-	237	-	(163)	(6)	-	-	-	(169)	-	68	-	-
Singapore	1.4486	1.5209	1.5070	674	362	-	(60)	-	(34)	942	-	(504)	(23)	60	-	24	(443)	-	499	-	-
China	6.8414	6.8334	6.8361	631	19	-	-	-	1	651	-	(52)	(17)	-	-	1	(68)	-	583	-	-
FGI	1.0000	1.0000	1.0000	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Germany	0.7069	0.7527	0.7572	2,088	77	-	-	-	(127)	2,038	-	(1,054)	(48)	-	-	84	(1,036)	-	1,002	-	-
Consol ADJ	1.0000	1.0000	1.0000	(4,841)					-	(4,841)	-	4,841					4,841	-	-		
Furmanite				$ 55,924	$ 1,362	$ -	$ (456)	$ 1	$ (379)	$ 55,452		$ (26,978)	$ (1,311)	$ 446	$ (1)	$ 169	$ (27,675)		$ 28,687	$ 4	$ (6)
KFC	1.0000	1.0000	1.0000	-	-	-	-	-	-	-		-	-	-	-	-	-		-	-	-
FELCO	1.0000	1.0000	1.0000	339	-	-	-	1	-	340	-	(84)	(8)	-	-	-	(92)	-	248	-	-
Furmanite Corp	1.0000	1.0000	1.0000	759	48	-	(8)	-	-	799	-	(747)	(4)	8	-	-	(743)	-	56	8	8
Xtria	1.0000	1.0000	1.0000	1,097	-	-	-	-	-	1,097	-	(1,032)	(20)	-	-	-	(1,052)	-	45	-	-
Total				$ 58,119	$ 1,410	$ -	$ (464)	$ 2	$ (379)	$ 58,688	$ -	$ (28,841)	$ (1,343)	$ 454	$ (1)	$ 169	$ (29,562)	$ -	$ 29,036	$ 12	$ 2
							Net Effect: Retires, Sales, Transfers, CTA				Change							Change			
Per Consolidation				58,119			(10)	1	(210)	58,688	569	(28,841)	(1,343)				(29,562)	(721)	29,126		
Difference				-						-		-	-				-		90		

(1,343)

Depreciation Expense	
Furmanite	1,311
Xtria	20
KFC	8
Furm Corp	4
Total	1,343

Remainder of c
Tot

FWI Consolidated Cap-Ex (less Germany) for BOS Calc	1,285

PP&E - Geographical location	Cap-Ex	Acquisitions	Total	Gross Cost	Acc Depr	Net PPE
United States & Canada	411	-	411	33,252	(16,592)	16,660
Europe/Middle East/Africa	397	-	397	21,749	(12,564)	9,185
Asia-Pacific	602	-	602	8,528	(5,247)	3,281
Elims	-	-	-	(4,841)	4,841	-
	1,410	-	1,410	58,688	(29,562)	28,126
	-			-	-	-

United Kingdom			UK	12,828	UK	(7,736)	UK	5,092

Cap-Ex (Fixed Asset Adds)	Furmanite Capex	Furm Corp Capex
Machinery & Equipment (5 - 10 years)	1,109	1,109
Furniture & Fixtures (3 - 5 years)	42	42
Vehicles & Capital Leases (4 - 5 years)	37	37
Buildings (40 years)	0	0
Construction in progress	108	156
Land	0	0
Leasehold Improvements (1 - 5 years)	63	63
Other / Intangibles (various)	3	3
Total	1,362	1,410

48 change

C:\Documents and Settings\HMcCool\Local Settings\Temporary Internet Files\Content.Outlook\I1DY8KHX\BOS Debt Covenant 03-31-09 FINAL\CF_DETAIL 033109
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5/7/20099.12 AM

FURMANITE CORPORATION
DISCLOSURE INFORMATION
March 31, 2009
(IN LOCAL CURRENCY)

	END RATE 12/31/08	END RATE 3/31/09	YTD AVG RT 2009
FWI	1.0000	1.0000	1.0000
FAI	1.0000	1.0000	1.0000
CA	1.2248	1.2609	1.2494
RH	0.0000	0.3770	0.3770
NG	139.7000	145.8460	144.9720
SA	3.7530	3.7509	3.7519
UK	0.6930	0.6970	0.6955
FIFL	0.6930	0.6970	0.6955
FOSI	1.0000	1.0000	1.0000
Malaysia	3.4800	3.6456	3.6102
Australia	1.4481	1.4384	1.5052
New Zealand	1.7343	1.7556	1.8645
France	0.7069	0.7527	0.7572
Belgium	0.7069	0.7527	0.7572
Norway	7.0010	6.7204	6.9163
Netherlands	0.7069	0.7527	0.7572
Hong Kong	7.7504	7.7504	7.7527
Singapore	1.4486	1.5209	1.5070
China	6.8414	6.8334	6.8381
FGI	1.0000	1.0000	1.0000
Germany	0.7069	0.7527	0.7572
KFC	1.0000	1.0000	1.0000
FELCO	1.0000	1.0000	1.0000
Furmanite Corp	1.0000	1.0000	1.0000
Xtria	1.0000	1.0000	1.0000

Debt Rollforward

	Debt 31-Dec-08 local	Debt Proceeds	Debt Payments	Debt EFR	CTA	Debt 31-Mar-09 local	Leases 31-Dec-08 local	Leases Proceeds	Leases Payments	Other/ CTA	Leases 31-Mar-09 local	Net Total LT Debt local	check
FWI	-					-	-				-	-	-
FAI	-					-	(544)		97		(447)	(447)	-
CA	-					-	-				-	-	-
RH	-					-	-				-	-	-
NG	-					-	-				-	-	-
SA	-					-	-				-	-	-
UK	(19,121)				(109)	(19,230)	-				-	(19,230)	-
FIFL	(5,198)				(30)	(5,228)	-				-	(5,228)	-
FOSI	-					-	-				-	-	-
Malaysia	-					-	-				-	-	-
Australia	-					-	-				-	-	-
New Zealand	-					-	-				-	-	-
France	-					-	-				-	-	-
Belgium	-					-	-				-	-	-
Norway	-					-	-				-	-	-
Netherlands	-					-	-				-	-	-
Hong Kong	-					-	-				-	-	-
Singapore	-					-	(49)	-	3	-	(46)	(46)	-
China	-					-	-				-	-	-
FGI	-					-	-				-	-	-
Germany	-					-	-				-	-	-
KFC	-					-	-				-	-	-
FELCO	-					-	-				-	-	-
Furmanite Corp	-					-	-				-	-	-
Xtria	-					-	(31)		18		(13)	(13)	-
	(24,319)	-	-	-	(139)	(24,458)	(624)	-	118	-	(506)	(24,984)	
	1	debenture conversions, not payments					-						

Supplemental statement of cash flows data

	Interest Paid local	Taxes Paid local	Provision	Calculated Taxes Pd	Over (Under) Diff
FWI	-	-			-
FAI	7	30			30
CA	-	-			
RH	-	-			
NG	-	-			
SA	-	-			
UK	187	-			-
FIFL	30	-			-
FOSI	-	-			-
Malaysia	-	103	(103)		103
Australia	-	194	97		194
New Zealand	-	31	19		31
France	-	66			66
Belgium	-	-			-
Norway	-	1,271			1,271
Netherlands	-	-			-
Hong Kong	-	-	0		-
Singapore	1	-	(96)		-
China	-	-			-
FGI	-	-			-
Germany	-	7			(7)
KFC	-	-			-
FELCO	-	-			-
Furmanite Corp	-	-			-
Xtria	-	-			-
	225	1,702			

C:\Documents and Settings\HMcCool\Local Settings\Temporary Internet Files\Content.Outlook\I1DY8KHX\BOS Debt Covenant 03-31-09 FINAL\CF_DETAIL 033109
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5/7/2009 9:12 AM

FURMANITE CORPORATION
DISCLOSURE INFORMATION
March 31, 2009
(IN US CURRENCY)

	END RATE 12/31/08	END RATE 3/31/09	AVG RT 2009	Debt Rollforward: Debt 31-Dec-08 USD $	Debt Proceeds	Debt Payments	Debt EFR	CTA	Debt 31-Mar-09 USD $	Leases 31-Dec-08 USD $	Leases Proceeds	Leases Payments	CTA	Leases 31-Mar-09 USD $	NET Total LT Debt USD $	check	Interest Paid USD $	Taxes Paid USD $
FWI	1.0000	1.0000	1.0000	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
FAI	1.0000	1.0000	1.0000	-	-	-	-	-	-	(544)	-	97	-	(447)	(447)	-	7	30
CA	1.2248	1.2609	1.2494	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
BH	0.0000	0.3770	0.3770	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
NG	139.7000	145.8460	144.9720	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
SA	3.7530	3.7509	3.7519	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
UK	0.6830	0.6970	0.6955	(27,590)	-	-	-	-	(27,590)	-	-	-	-	-	(27,590)	-	269	-
FIFL	0.6930	0.6970	0.6955	(7,500)	-	-	-	-	(7,500)	-	-	-		-	(7,500)	-	43	-
FOSI	1.0000	1.0000	1.0000	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Malaysia	3.4800	3.6456	3.6102	-	-	-	-	-	-	-	-	-	-	-	-	-	-	29
Australia	1.4461	1.4384	1.5052	-	-	-	-	-	-	-	-	-	-	-	-	-	-	129
New Zealand	1.7343	1.7556	1.8645	-	-	-	-	-	-	-	-	-	-	-	-	-	-	17
France	0.7069	0.7527	0.7572	-	-	-	-	-	-	-	-	-	-	-	-	-	-	87
Belgium	0.7069	0.7527	0.7572	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Norway	7.0010	6.7204	6.9163	-	-	-	-	-	-	-	-	-	-	-	-	-	-	184
Netherlands	0.7069	0.7527	0.7572	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Hong Kong	7.7504	7.7504	7.7527	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Singapore	1.4486	1.5209	1.5070	-	-	-	-	-	-	(34)	-	2	2	(30)	(30)	-	1	-
China	6.8414	6.8334	6.8381	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
FGI	1.0000	1.0000	1.0000	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Germany	0.7069	0.7527	0.7572	-	-	-	-	-	-	-	-	-	-	-	-	-	-	9
Consol ADJ	1.0000	1.0000	1.0000															
Furmanite				$ (35,090)	$ -	$ -	$ -	$ -	$ (35,090)	$ (578)	$ -	$ 99	$ 2	$ (477)	$ (35,567)	$ -	$ 320	$ 484
KFC	1.0000	1.0000	1.0000	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
FELCO	1.0000	1.0000	1.0000	-	-	-	-	-	-	-	-	-	-	-	-		-	-
Furmanite Corp	1.0000	1.0000	1.0000	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Xtria	1.0000	1.0000	1.0000	-	-	-	-	-	-	(31)	-	18	-	(13)	(13)	-	-	-
Total				$ (35,090)	$ -	$ -	$ -	$ -	$ (35,090)	$ (609)	$ -	$ 117	$ 2	$ (490)	$ (35,560)	$ -	$ 320	$ 484
					debenture conversions, not payments									-	-		38	bb
Per Consolidation						-			(35,090)									-
Difference				35,090					-									484

Adjustment to roll taxes accrued

FWI Financials
$320 $475

FIFL loan payoff	-	
Lease payments	117	117
Add'l borrowings/proceeds	-	
debenture conversions - actual cash	-	
al cash debt payments for cashflow	$ 117	

FWI Consolidated Cap-Ex (less Germany) for BOS C

PP&E - Geographical location
United States & Canada
Europe/Middle East/Africa
Asia-Pacific
Elims

United Kingdom

Cap-Ex (Fixed Asset Adds)
Machinery & Equipment (5 - 10 years)
Furniture & Fixtures (3 - 5 years)
Vehicles & Capital Leases (4 - 5 years)
Buildings (40 years)
Construction in progress
Land
Leasehold Improvements (1 - 5 years)
Other / Intangibles (various)
Total

C:\Documents and Settings\HMcCool\Local Settings\Temporary Internet Files\Content.Outlook\1DY8KHX\BOS Debt Covenant 03-31-09 FINAL\CF_DETAIL 033109
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5/7/20099:12 AM

Furmanite Consolidated
March 31, 2009
Year To Date
000's of US Dollars

DO NOT SAVE ON ANY NETWORK DRIVE

Cash in Foreign Accounts

FWI Foreign	Total Foreign
10,298	10,311

Furmanite Consolidated

	FWI	Americas	Canada	UK	Bahrain	W Africa	Saudi Arabia	Malaysia	FGN	Australia	New Zealand	France	Belgium	Netherlands	Norway	Hong Kong	Singapore	China	FFL	Elim Co	Fwd Elims		FWI Consol	DC	FGI Consol	Furmanite	
ASSETS																											
CURRENT ASSETS																											
CASH & CASH EQUIVALENTS	142	4,180	35	596	374	410	-	183	2	1,480	234	910	416	1,859	2,103	583	439	189	-	-			14,594		829.0	15,463	<< Check this row for negative cash
ACCOUNTS RECEIVABLE TRADE	-	23,393	51	10,188	1,789	1,035	-	1,200	-	2,966	185	2,985	1,897	1,742	1,899	292	2,291	272	-	-			52,315		2,560.0	54,875	53,423 Net A/R
ALLOWANCE FOR DOUBTFUL ACCOUNTS	-	(838)	-	(92)	-	-	-	(174)	-	(34)	(5)	(117)	(73)	(27)	(90)	-	(17)	(3)	-	-			(1,428)		(124.0)	(1,552)	
INVENTORIES	-	13,135	41	3,109	21	-	-	141	-	272	24	864	730	1,127	40	132	26	30	-	(83)			31,590		4,087.0	35,675	
PREPAID EXPENSES	220	1,383	-	1,141	8	152	-	32	3	102	9	139	165	124	286	12	35	20	-	-			3,858	[1]	207.0	4,065	
DEFERRED TAX ASSET - CURRENT	-	-	-	-	-	-	-	-	-	319	-	-	-	-	-	-	-	-	-	-			319		-	319	
OTHER CURRENT ASSETS	-	169	-	-	-	-	-	317	-	70	-	195	-	12	-	47	139	45	-	-			1,027	[1]	221.0	1,248	
TOTAL CURRENT ASSETS	365	41,298	134	17,342	2,172	1,616	-	1,709	5	5,195	511	4,972	3,243	4,683	4,404	1,198	2,961	521	-	(83)		-	92,317		7,680.0	100,187	Total Current Assets by region
INTERCOMPANY	(2,452)	(28,913)	(189)	26,439	(809)	(861)	-	(915)	2,701	(247)	(19)	3,826	1,123	(940)	(151)	198	(314)	(1,064)	7,597	-		(103)	1,238		(865.0)	373	
IC FURMANITE CORP	1,378	(844)	-	(116)	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-			609		521.0	1,127	
IC XANSER Financial	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-			-			-	
IC XANSER Services	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-			-			-	
IC XANSER Investment	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-			-			-	
IC KOREA	-	(474)	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-			(474)			(474)	20% Intercompany survives
IC FAI	27,817	-	(189)	3,032	-	-	-	(462)	(82)	(211)	-	-	-	(101)	-	-	(787)	(148)	-	-	(FC.1)	(28,796)	1		(1.0)	-	
IC FFL	(7,597)	-	-	10	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	(FC.1)	7,527	-		-	-	
IC UK	(20,716)	(3,001)	-	-	(809)	(841)	-	(317)	-	(105)	-	(84)	105	(138)	(18)	(8)	(35)	(224)	(10)	-	(FC.1)	26,461	28		(28.0)	-	
IC Baroun (FME)	38	-	-	942	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-		(980)	-		-	-	
IC Nigeria (FWA)	149	-	-	908	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-		(1,048)	-		-	-	
IC Saudi Arabia (FSA)	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-		-	-		-	-	
IC CANADA	-	189	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-		(189)	-		-	-	
IC FWI	-	(27,817)	-	30,719	(37)	(140)	-	(98)	4,379	44	(1)	521	5	(585)	(130)	(8)	(190)	(273)	7,597	-	(FC.1)	(3,691)	335		(335.8)	-	
IC FGI	-	-	-	-	-	-	-	-	(1,732)	-	-	-	-	-	-	-	-	-	-	-	(FC.1)	1,732	-		-	-	
IC FGN	(4,575)	62	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	(FC.1)	2,761	(1,732)		1,732.0	-	
IC FELCO	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-			-		(290.0)	(290)	DC lease payable to FELCO survives
IC GERMANY	327	2	-	23	-	-	-	-	-	-	-	-	89	2,410	-	-	-	-	-	-	(FC.1)	(2,838)	-		-	-	
IC FRANCE	(531)	-	-	63	-	-	-	-	-	-	-	-	(89)	(1,465)	-	-	-	-	-	-	(FC.1)	2,034	-		-	-	
IC HONG KONG	9	-	-	4	-	-	-	(4)	-	-	-	-	-	-	-	-	(1)	(226)	-	-	(FC.1)	198	-		-	-	
IC SINGAPORE	150	707	-	34	-	-	-	(65)	-	1	-	-	-	-	-	4	-	(3)	-	-	(FC.1)	(914)	-		-	-	
IC MALAYSIA	68	463	-	317	-	-	-	-	-	-	-	-	-	-	-	1	68	(22)	-	-	(FC.1)	(914)	-		-	-	
IC NORWAY	132	-	-	19	-	-	-	-	-	-	-	-	-	1	-	-	-	-	-	-	(FC.1)	(152)	-		-	-	
IC BELGIUM	(8)	-	-	(95)	-	-	-	-	-	-	-	66	-	(1,038)	-	-	-	-	-	-	(FC.1)	1,105	66		(66.0)	-	
IC NETHERLANDS	588	160	-	135	-	-	-	-	-	-	-	1,465	1,035	-	(1)	-	-	(77)	-	-	(FC.1)	(941)	2,497		(2,497.0)	-	
IC AUSTRALIA	(44)	211	-	109	-	-	-	-	-	-	(14)	-	-	-	-	-	(1)	(10)	-	-	(FC.1)	(247)	-		-	-	
IC NEW ZEALAND	1	-	-	-	-	-	-	-	-	14	-	-	-	-	-	-	-	-	-	-	(FC.1)	(18)	-		-	-	
IC CHINA	272	142	-	337	-	-	-	25	-	10	-	-	-	77	-	207	3	-	-	-	(FC.1)	(1,091)	-		-	-	
INVESTMENTS																											
INVST FWI	12,540	-	-	36,509	-	-	-	-	23,601	-	-	-	-	34,015	1,025	-	-	-	-	-	(FC.2 & .3)	(127,954)	-		-	-	
INVST FGI	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-		-	-		-	-	
PROPERTY & EQUIPMENT	2,701	28,318	-	12,828	117	5	-	735	-	5,687	303	1,407	670	1,944	2,740	207	842	601	-	-	(FC.4)	(4,641)	54,414		2,038.0	56,452	
LESS: ACCUMULATED DEPRECIATION	(1,079)	(13,828)	-	(7,736)	(32)	-	-	(398)	-	(4,072)	(166)	(850)	(209)	(801)	(1,800)	(189)	(443)	(68)	-	-	(FC.4)	4,641	(26,699)		(1,036.0)	(27,675)	
NET PROPERTY & EQUIPMENT	1,622	14,490	-	5,092	85	5	-	337	-	1,655	139	557	461	1,143	940	68	402	533	-	-		-	27,715		1,002.0	28,777	Net PP&E by region
OTHER NON-CURRENT ASSETS	-	30	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-			30	[2]	-	95	
DEFERRED INCOME TAX ASSET - LT	4,658	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-			4,658	[3]	-	4,658	
DEFERRED PENSION TAX ASSET (UK)	-	-	-	1,534	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-			1,534	[3]	-	1,534	
PENSION ASSET (UK)	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-			-	[3]	-	-	
INTANGIBLE ASSETS	1,700	-	-	43	-	-	-	-	-	-	-	-	-	-	275	-	-	-	-	-			2,270	[4]	-	2,078	
NET GOODWILL	10,674	-	-	574	-	-	-	-	-	883	-	-	-	1,746	-	-	-	-	-	(1,600)	(FC.2 & .5)	733	13,148	[4]	-	13,148	13,148 = Should Be
TOTAL ASSETS	29,232	39,254	(55)	107,633	1,287	860	-	1,330	25,817	7,490	633	7,267	4,837	40,979	7,297	1,432	2,546	30	7,597	(1,621)		(127,234)	147,738		8,117	155,855	
Total Assets for FWI FS (see line)	19,079	98,167	134	24,565	2,267	1,621	-	2,846	6	7,740	660	6,639	3,704	7,454	6,619	1,234	3,480	1,154	-	(1,621)		(127,231)	141,800		8,062	156,402	
	733																					(103)					
	19,812	98,167	134	24,565	2,267	1,621	-	2,846	6	7,740	660	6,639	3,704	7,454	6,619	1,234	3,480	1,154	-	(1,621)		(127,334)			8,062		

C:\Documents and Settings\trMcCoo\Local Settings\Temporary Internet Files\Content.Outlook\I1OY8KHX\BOS Debt Covenant 03-31-09 FINAL\Form Cons 033109

1 of 4

5/7/2009, 9:12 AM

Furmanite Consolidated
March 31, 2009
Year To Date
000's of US Dollars

DO NOT SAVE ON ANY NETWORK DRIVE

Cash in Foreign Accounts: FWI Foreign 90,280 | Total Foreign 90,561

Furmanite Consolidated

	FWI	America	Canada	UK	Bahrain	W.Africa	Saudi Arabia	Malaysia	FOSI
U.S. & Canada->	74,497		FWI EMEA->	65,789					Asia->
LIABILITIES AND EQUITY									
CURRENT LIABILITIES:									
BANK OVERDRAFTS	-	-	-	-	-	-	-	-	-
CURRENT PORTION LONG-TERM DEBT	-	-	-	(27,880)	-	-	-	-	-
LEASES SHORT	-	(250)	-	-	-	-	-	-	-
ACCOUNTS PAYABLE TRADE	(278)	(8,684)	(27)	(2,643)	-	(32)	-	(54)	-
ACCRUED EXPENSES OTHER	(165)	(2,271)	(5)	(3,060)	(106)	(2)	-	(25)	-
ACCRUED COMPENSATION	(97)	(2,532)	2	(172)	(188)	(4)	-	(76)	-
ACCRUED PENSION	-	-	-	-	-	-	-	-	-
ACCRUED BONUS	(1,330)	(462)	-	-	-	-	-	-	-
ACCRUED MEDICAL, SOCIAL SECURITY	-	-	-	-	-	-	-	-	-
ACCRUED TAXES OTHER THAN INCOME	-	(261)	2	(812)	-	(25)	-	-	-
ACCRUED INCOME TAXES	106	162	-	659	(90)	(131)	-	-	-
DEFERRED TAX LIABILITY - CURRENT	-	-	-	(840)	-	-	-	-	-
ACCRUED INTEREST	-	-	-	(82)	-	-	-	-	-
ACCRUED DISTRIBUTION PAYABLE	-	-	-	-	-	-	-	-	-
CP DISCONTINUED OPERATIONS	-	-	-	-	-	-	-	-	-
LOAN NOTES	-	-	-	-	-	-	-	-	-
VAT PAYABLE	-	-	-	(242)	-	(42)	-	-	-
OTHER CURRENT LIABILITIES	-	-	-	(70)	-	-	-	-	-
TOTAL CURRENT LIABILITIES	(1,784)	(12,672)	(26)	(33,067)	(486)	(236)	-	(84)	-
LONG TERM DEBT:									
BANK OF SCOTLAND	-	-	-	-	-	-	-	-	-
LEASES LONG	-	(192)	-	-	-	-	-	-	-
OTHER BANK DEBT	-	-	-	-	-	-	-	-	-
OTHER DEBT	-	-	-	-	-	-	-	-	-
TOTAL LONG TERM DEBT	-	(192)	-	-	-	-	-	-	-
NET LIABILITIES DISC OPERATIONS	-	-	-	-	-	-	-	-	-
DEFERRED INCOME TAXES	-	-	-	(188)	-	-	-	-	-
DEFERRED PENSION TAX LIABILITY (UK)	-	-	-	-	-	-	-	-	-
ACCRUED PENSION LIABILITY (UK)	-	-	-	(803)	-	-	-	-	-
OTHER LIABILITIES	-	(1,860)	-	-	-	-	-	-	-
MINORITY INTEREST	-	-	-	(891)	-	-	-	-	-
TOTAL LIABILITIES	(1,784)	(14,724)	(26)	(34,949)	(486)	(236)	-	(84)	-
STOCK HOLDERS' EQUITY									
PREFERRED STOCK	-	-	-	-	-	-	-	-	-
COMMON STOCK	(1)	(34)	-	(19,165)	(101)	(89)	-	(82)	(1)
ADDL PAID IN CAPITAL	(74,350)	6,601	-	(26,862)	-	-	-	-	(18,030)
RETAINED EARNINGS CURRENT YEAR	1,104	(724)	81	(738)	(237)	(206)	-	119	19
RETAINED EARNINGS PRIOR YEAR	37,963	(16,064)	-	(13,426)	(477)	-	-	(1,076)	(7,890)
FAS 158 ADJUSTMENTS	-	-	-	-	-	-	-	-	-
MINIMUM PENSION LIABILITY (UK)	-	-	-	3,944	-	-	-	-	-
TREASURY STOCK	-	222	-	-	-	-	-	-	-
FOR CURR TRANS ADJ	7,659.0	-	(26)	5.0	-	1.0	-	2.0	-
REVALUATION RESERVE	-	-	-	(210)	-	-	-	-	-
REDEMPTION RESERVES	-	-	-	(3,227)	-	-	-	-	-
LEGAL RESERVES	-	-	-	-	-	-	-	-	-
OTHER RESERVES	-	-	-	(11,265)	-	-	-	-	-
DIVIDENDS PREFERRED STOCK	-	-	-	-	-	-	-	-	-
TOTAL STOCKHOLDERS' EQUITY	(27,425)	(11,602)	81	(72,764)	(815)	(454)	-	(1,037)	(25,817)
TOTAL LIABILITIES AND SH EQUITY	(29,209)	(26,294)	55	(107,503)	(1,301)	(690)	-	(1,120)	(25,817)
PROOF	-	-	-	-	-	-	-	-	-

	Australia	New Zealand	France	Belgium	Netherlands	Norway	Hong Kong	Singapore	China
(header)	16,224								
LIABILITIES AND EQUITY									
CURRENT LIABILITIES:									
BANK OVERDRAFTS	-	-	-	-	-	-	-	-	-
CURRENT PORTION LONG-TERM DEBT	-	-	-	-	-	-	-	-	-
LEASES SHORT	-	-	-	-	-	-	-	-	-
ACCOUNTS PAYABLE TRADE	(257)	(48)	(342)	(1,237)	(905)	(112)	(172)	(109)	-
ACCRUED EXPENSES OTHER	(251)	(29)	(102)	(58)	(118)	(76)	(106)	(264)	1
ACCRUED COMPENSATION	(748)	(34)	(465)	(945)	(828)	(821)	(115)	-	(16)
ACCRUED PENSION	-	-	(372)	-	(56)	-	-	-	-
ACCRUED BONUS	-	-	-	-	-	(42)	-	-	-
ACCRUED MEDICAL, SOCIAL SECURITY	-	-	(441)	-	-	(36)	-	-	-
ACCRUED TAXES OTHER THAN INCOME	(73)	(3)	(94)	-	(93)	(95)	(17)	-	(4)
ACCRUED INCOME TAXES	45	42	287	-	-	(828)	-	(204)	-
DEFERRED TAX LIABILITY - CURRENT	-	-	-	-	-	-	-	-	-
ACCRUED INTEREST	-	-	-	-	-	-	-	-	-
ACCRUED DISTRIBUTION PAYABLE	-	-	-	-	-	-	-	-	-
CP DISCONTINUED OPERATIONS	-	-	-	-	-	-	-	-	-
LOAN NOTES	-	-	-	-	-	-	-	-	-
VAT PAYABLE	(97)	-	(543)	(57)	(18)	(282)	-	-	(8)
OTHER CURRENT LIABILITIES	(70)	-	-	-	-	-	(37)	(34)	-
TOTAL CURRENT LIABILITIES	(1,614)	(65)	(2,135)	(1,907)	(1,808)	(2,097)	(426)	(842)	(27)
LONG TERM DEBT:									
BANK OF SCOTLAND	-	-	-	-	-	-	-	-	-
LEASES LONG	-	-	-	-	-	-	-	-	-
OTHER BANK DEBT	-	-	-	-	-	-	-	(30)	-
OTHER DEBT	-	-	-	-	-	-	-	-	-
TOTAL LONG TERM DEBT	-	-	-	-	-	-	-	(30)	-
NET LIABILITIES DISC OPERATIONS	-	-	-	-	-	-	-	-	-
DEFERRED INCOME TAXES	-	-	-	-	-	(35)	-	-	-
DEFERRED PENSION TAX LIABILITY (UK)	-	-	-	-	-	-	-	-	-
ACCRUED PENSION LIABILITY (UK)	-	-	-	-	-	-	-	-	-
OTHER LIABILITIES	(126)	-	-	-	-	-	-	-	-
MINORITY INTEREST	-	-	-	-	-	-	-	-	-
TOTAL LIABILITIES	(1,840)	(65)	(2,135)	(1,907)	(1,808)	(2,136)	(426)	(873)	(27)
STOCK HOLDERS' EQUITY									
PREFERRED STOCK	-	-	-	-	-	-	-	-	-
COMMON STOCK	(44)	(126)	(219)	(30)	(1,541)	(22)	(32)	(96)	-
ADDL PAID IN CAPITAL	(3,294)	-	-	(3,902)	6,899	(305)	302	-	(816)
RETAINED EARNINGS CURRENT YEAR	15	24	75	426	788	(165)	(13)	(576)	137
RETAINED EARNINGS PRIOR YEAR	(2,268)	(471)	(5,135)	687	(10,652)	(4,380)	(1,251)	(1,028)	388
FAS 158 ADJUSTMENTS	-	-	-	-	-	-	-	-	-
MINIMUM PENSION LIABILITY (UK)	-	-	-	-	-	-	-	-	-
TREASURY STOCK	-	-	-	-	-	-	-	-	-
FOR CURR TRANS ADJ	(1.0)	4.0	(20.0)	9.0	20.0	(7.0)	1.0	(1.0)	-
REVALUATION RESERVE	-	-	-	-	-	-	-	-	-
REDEMPTION RESERVES	-	-	-	-	-	-	-	-	-
LEGAL RESERVES	-	-	(37)	(27)	(9)	-	-	-	-
OTHER RESERVES	-	-	-	-	(20,353)	(22)	-	-	-
DIVIDENDS PREFERRED STOCK	-	-	-	-	-	-	-	-	-
TOTAL STOCKHOLDERS' EQUITY	(5,653)	(569)	(5,420)	(2,926)	(38,720)	(5,161)	(985)	(1,673)	(22)
TOTAL LIABILITIES AND SH EQUITY	(7,493)	(634)	(7,557)	(4,833)	(40,528)	(7,297)	(1,472)	(2,546)	(49)
PROOF	-	-	-	-	-	-	-	-	-

	FPL	Elim Co	FWI Elims		FWI Consol	OC	FOI Consol	Furmanite	
(header)				FWI->	[illegible]		[illegible]	<-FSI Europe	150,482
LIABILITIES AND EQUITY									
CURRENT LIABILITIES:									
BANK OVERDRAFTS	-	-			-		-	-	
CURRENT PORTION LONG-TERM DEBT	(7,500)	-			(35,090)		-	(35,090)	
LEASES SHORT	-	-			(264)		-	(264)	
ACCOUNTS PAYABLE TRADE	-	-			(12,934)		(716.0)	(13,650)	
ACCRUED EXPENSES OTHER	-	-			(8,229)		(758.0)	(8,987)	
ACCRUED COMPENSATION	-	-			(8,745)		(206.0)	(8,951)	
ACCRUED PENSION	-	-			(428)		-	(428)	
ACCRUED BONUS	-	-			(1,641)		(313.0)	(1,954)	
ACCRUED MEDICAL, SOCIAL SECURITY	-	-			(479)		52.0	(427)	
ACCRUED TAXES OTHER THAN INCOME	-	-			(1,479)		(61.0)	(1,540)	
ACCRUED INCOME TAXES	-	-			451		9.0	460	
DEFERRED TAX LIABILITY - CURRENT	-	-			(340)		-	(340)	
ACCRUED INTEREST	(15)	-			(108)		-	(108)	
ACCRUED DISTRIBUTION PAYABLE	-	-			-		-	-	
CP DISCONTINUED OPERATIONS	-	-			-		-	-	
LOAN NOTES	-	-			-		-	-	
VAT PAYABLE	-	-			(1,272)		(206.0)	(1,478)	
OTHER CURRENT LIABILITIES	-	-			(226)		(1,806.0)	(2,036)	(21,860) Accrued Expenses
TOTAL CURRENT LIABILITIES	(7,515)	-		-	(65,365)		(1,806.0)	(55,765)	
LONG TERM DEBT:									
BANK OF SCOTLAND	-	-			-		-	-	
LEASES LONG	-	-			(192)		-	(192)	
OTHER BANK DEBT	-	-			(30)		-	(30)	
OTHER DEBT	-	-			-		-	-	
TOTAL LONG TERM DEBT	-	-		-	(222)		-	(222)	
NET LIABILITIES DISC OPERATIONS	-	-			-		-	-	
DEFERRED INCOME TAXES	-	-			(227)		-	(227)	
DEFERRED PENSION TAX LIABILITY (UK)	-	-			-		-	-	
ACCRUED PENSION LIABILITY (UK)	-	-			(803)		-	(803)	
OTHER LIABILITIES	-	-			(2,806)		-	(2,806)	
MINORITY INTEREST	-	-		-	(891)		-	(891)	
TOTAL LIABILITIES	(7,515)	-		-	(70,934)		(1,806.0)	(74,704)	
STOCK HOLDERS' EQUITY									
PREFERRED STOCK	-	-			-		-	-	
COMMON STOCK	-	-	(FC-1)	21,685	(1)		(1)	(2)	
ADDL PAID IN CAPITAL	-	-	(FC-2)	50,622	(73,344)		(18,785)	(94,129)	
RETAINED EARNINGS CURRENT YEAR	(5)	60	(FC-3)	(28)	55		(22)	33	223
RETAINED EARNINGS PRIOR YEAR	(7)	15,837	(FC-3)	2,064	(6,300)		6,450	195	FWI Consol = PY 19,783 - CY 26,088 = (6,305)
FAS 158 ADJUSTMENTS	-	-			-		-	-	
MINIMUM PENSION LIABILITY (UK)	-	-	(FC-3)		3,944		-	3,944	
TREASURY STOCK	-	-	(FC-3)	(222)	-		-	-	
FOR CURR TRANS ADJ	(1.0)	1,551.0	(FC-1...5)	(5,563)	3,867		6	3,873	
REVALUATION RESERVE	-	-	(FC-1)	210	-		-	-	
REDEMPTION RESERVES	-	-	(FC-2)	3,227	-		-	-	
LEGAL RESERVES	-	-	(FC-3)	82	-		-	-	
OTHER RESERVES	-	(15,637)	(FC-4)	47,277	-		-	-	
DIVIDENDS PREFERRED STOCK	-	-	(FC-5)	-	-		-	-	
TOTAL STOCKHOLDERS' EQUITY	(14)	1,621		127,334	(71,894)		(6,337.0)	(78,121)	
TOTAL LIABILITIES AND SH EQUITY	(7,577)	1,621		127,334	(152,728)		(8,137.0)	(150,825)	
PROOF	-	-		-	-		-	-	

C:\Documents and Settings\HMcCool\Local Settings\Temporary Internet Files\Content.Outlook\1DY8KHX\BOS Debt Covenant 03-31-09 FINAL\Furm Cons 033109

2 of 4

5/7/2009, 9:12 AM

Furmanite Consolidated
March 31, 2009
Year To Date
000's of US Dollars

DO NOT SAVE ON ANY NETWORK DRIVE

Cash in Foreign Accounts:

FWI Foreign	Total Foreign
10,219	10,011

Furmanite Consolidated

	FWI	Americas	Canada	UK	Bahrain	W Africa	Saudi Arabia	Malaysia	FOGI	Australia	New Zealand	France	Belgium	Netherlands	Norway	Hong Kong	Singapore	China	FPL	Elim Co	FWI Elims		FWI Consol	DC	FGI Consol	Furmanite	
REVENUES - SERVICE	-	(50,095)	(96)	(11,309)	(1,279)	(1,439)		(309)		(2,627)	(196)	(2,120)	(1,786)	(1,872)	(2,108)	(304)	(2,236)	(88)	-	2,037			(66,765)		(5,087.0)	(65,867)	
COSTS & EXPENSES:																											
OPERATING COSTS	-	26,714	50	7,060	795	690	-	214	-	1,658	140	1,480	1,430	2,578	1,369	218	1,280	19	-	(1,997)			37,923		2,979.0	40,902	
DEPR & AMORT - OPERATING	-	506	-	140	5	-	-	20	-	110	6	34	18	34	37	5	22	4	-	-			941		35.0	980	
DEPR & AMORT - G&A	117	106	-	29	-	-	-	7	-	13	1	1	7	-	1	1	1	13	-	-			201		7.0	201	1,371 Depreciation Total
SELLING & MARKETING	58	2,749	1	615	42	44	-	40	-	195	2	285	116	215	108	26	47	44	-	-			4,801		214.0	5,015	
GENERAL & ADMINISTRATIVE	1,322	4,442	87	1,581	106	135	-	183	3	402	78	405	619	501	213	96	107	120	36	-			15,509		810.0	11,283	16,219 SG&A Total
TOTAL COSTS & EXPENSES	1,497	28,546	145	9,634	912	869	-	453	3	2,630	230	2,294	2,202	3,366	1,768	331	1,457	204	36	(1,997)		-	54,982		4,648.0	55,431	
total SG&A	1,380	7,191	87	2,404	105	179	-	212	3	430	83	701	230	776	331	109	150	157	20								
OPERATING (INCOME) LOSS	1,497	(1,603)	84	(1,764)	(364)	(586)		115	3	1	34	77	413	714	(347)	(25)	(781)	106	36	60			(2,176)		(238.0)	(2,415)	
OTHER INCOME:																											
INTEREST INCOME	-	-	-	(3)	-	-	-	-	-	(4)	(2)	-	-	-	-	-	-	-	-	-			(5)		(2.5)	(12)	
FX (GAIN) / LOSS	(169)	(15)	7	169	-	(13)	-	-	-	(7)	-	7	3	66	(16)	(2)	(11)	(17)	(1)	-			1		15.8	17	
FX (GAIN) / LOSS - OPEN BAL CTA ADJ	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-			-		-	-	
OTHER (INCOME)/EXPENSE	61	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	25	-	-			66		-	66	
TOTAL OTHER (INCOME) LOSS	(108)	(15)	7	166	-	(13)	-	-	-	(11)	(2)	7	3	66	(16)	(2)	(11)	8	(1)	-		-	78		13	81	
INTERCOMPANY:																											
INTERCOMPANY INTEREST INCOME	(117)	(1)	-	(463)	-	-	-	-	(26)	-	-	(20)	-	(23)	-	(3)	-	-	(30)	-	(FC.1)	716	15		(15.0)	-	matching costs
INTERCOMPANY INTEREST EXPENSE	420	100	-	122	-	-	-	-	42	-	-	-	-	18	-	-	-	3	-	-	(FC.1)	(713)	44		22.0	80	80 < Furm Corp interest exp (fmc Tx)
INTERCOMPANY REVENUE/EXPENSE	654	160	-	-	-	-	-	-	-	17	2	11	10	16	-	5	22	-	(28)	-	(FC.1)	145	1,212		37.0	1,269	1,259 < Line Sharing Lease DE/FSLCO
MANAGEMENT FEES	(1,495)	570	-	559	37	111	-	4	-	-	-	-	-	-	134	12	128	-	-	-	(FC.1)	(173)	(112)		136.0	24	24 < Furm Corp mgmt fees
INTERCOMPANY DIVIDENDS	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	(FC.3)	-	-		-	-	
I/C FOREIGN CURRENCY GAIN/LOSS															-								-				
INTANGIBLE AMORTIZATION	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-		-	-			-	
INTEREST EXPENSE	-	7	-	237	-	-	-	-	-	-	-	-	-	-	-	-	-	-	45	-			259		4.0	293	
MINORITY EXPENSE	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-			-		-	-	
INCOME TAX EXPENSE:																											
US STATE TAXES	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-			-		-	-	
US FEDERAL INCOME TAXES	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-			-		-	-	
FOREIGN INCOME TAXES	35	-	-	280	90	132	-	-	-	(88)	(10)	-	-	-	64	-	97	-	-	-			632		-	632	
OTHER INCOME TAXES	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	(33)	-	-	-			(33)		(1.6)	(34)	
DEFERRED INCOME TAXES	-	-	-	19	-	-	-	-	-	74	-	-	-	-	-	-	-	-	-	-			94		-	94	
TOTAL INCOME TAX EXPENSE (BENEFIT)	35	-	-	300	90	132	-	-	-	8	(10)	-	-	-	64	-	64	-	-	-		-	693		(1.6)	692	
CUMULATIVE EFFECT OF ACCTG CHANGE	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-		-	-		-	-	
EQUITY IN EARNINGS OF SUBS	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-			-		-	-	
EXTRAORDINARY ITEMS	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-			-		-	-	
LOSS ON DISCONTINUED OPERATIONS																							-			-	
NET (INCOME) LOSS	1,164	(739)	91	(775)	(237)	(306)	-	115	19	15	24	75	426	786	(103)	(13)	(870)	107	(5)	60		(29)	65		(22.6)	33	
INCOME BEFORE TAXES	1,069	(724)	91	(1,076)	(327)	(438)	-	115	19	7	34	75	426	780	(229)	(13)	(942)	107	(5)	60		(29)	(629)		(21)	(848)	
	7,189																										

C:\Documents and Settings\FNcCoo\Local Settings\Temporary Internet Files\Content.Outlook\1DYBXHXS\DS Debt Covenant 03-31-09 FINAL\Furm Cons 033109
3 of 4
5/7/2009, 8:12 AM

Furmanite Consolidated
March 31, 2009
Year To Date
000's of US Dollars

DO NOT SAVE ON ANY NETWORK DRIVE

Cash in Foreign Accounts: | FWI Foreign: 10,212 | Total Foreign: 10,311

Furmanite Consolidated

	FWI	America	Canada	UK	Bahrain	W.Africa	Saudi Arabia	Malaysia	FOSL	Australia	New Zealand	France	Belgium	Netherlands	Norway	Hong Kong	Singapore	China	F.R.	Elim Co	FWI Elims	FWI Consol	DC	FGI Consol	Furmanite

Debt Covenant Calculations:

Requires manual calculations	FWI Tangible Assets	America Tangible Assets	UK Tangible Assets	Malaysia Tangible Assets	Australia Tangible Assets	France Tangible Assets	Netherlands Tangible Assets	FWI Consol Tangible Assets
Total Current Assets	385	41,478	17,242	5	5,165	4,672	4,860	92,907
Less Prepaids & other current asset	(223)	(1,838)	(1,141)	(3)	(122)	(534)	(338)	(4,805)
Add Net PP&E	1,622	14,689	5,092	-	1,655	567	1,040	27,775
Also less: Deferred assets	-	-	-	-	(379)	-	-	(319)
	1,784	54,829	21,293	2	6,319	5,165	5,370	114,878
	"A"	"A"	"UK"	"A"	"AU"			

FWI Consol Assets (Exclusions)

Noncurrent assets	(90)
FWI intangibles	(2,078)
Deferred tax & pension assets	(6,192)
FWI excluded assets	(8,360)

Subsidiary Tangible Assets

America ("A") =	56,385
United Kingdom ("UK") =	21,293
Australia ("AU") =	6,349
	84,027

FWI Consol Total Other Assets

Prepaid and other current assets	4,805	[E*1]
Other noncurrent assets	90	[7]
Net Goodwill & intangible	15,226	[E4]
Deferred tax & pension assets	6,511	[E3]
	26,712	

FWI Total Assets	141,590	
Prepaids, OthCur & OthNonCur assets	(4,575)	
FWI intangibles	(2,078)	
Net Goodwill	(13,148)	
Deferred tax & pension assets	(6,511)	
Total excluded assets	(26,712)	(90)

USD >>>

	FWI	America	Canada	UK	Bahrain	W.Africa	Saudi Arabia	Malaysia	FOSL	Australia	New Zealand	France	Belgium	Netherlands	Norway	Hong Kong	Singapore	China	F.R.	Elim Co	FWI Elims	FWI FA (FWI Consol)	DC	FGI Consol	Furmanite Assets	10-Q & 10-K Assets	
Fixed Assets																											
Machinery & Equipment (5 - 10 years)	-	19,343	-	8,906	112	-	-	464	-	4,705	147	1,316	469	1,801	2,617	187	683	384	-	-	(4,041)	38,429		1,849	38,258	38,258	Machinery & Equipment (5 - 10 ye
Furniture & Fixtures (3 - 5 years)	2,636	1,396	-	452	6	6	-	17	-	396	35	56	16	4	102	35	45	30	-	-		6,991		169	6,579	8,313	Furniture, Fixtures & Vehicles (3 -
Vehicles & Capital Leases (4 - 5 years)	-	1,645	-	-	-	-	-	127	-	190	122	11	-	3	21	18	334	65	-	-		2,743		-	2,743		
Buildings (40 years)	-	1,561	-	2,972	-	-	-	-	-	-	-	34	35	-	-	-	-	-	-	-		4,612		-	4,612	4,612	Buildings (40 years)
Construction in progress	93	1,208	-	-	-	-	-	-	-	164	-	-	-	-	-	-	-	130	-	-		1,595		-	1,595	1,595	Construction in progress
Land	-	1,306	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-		1,306		-	1,306	1,306	Land
Leasehold Improvements (1 - 5 years)	-	1,257	-	516	-	-	-	-	-	99	8	-	-	-	-	-	-	-	-	-		1,879		-	1,879		
Other / Intangibles (various)	-	-	-	-	-	-	-	58	-	106	-	-	130	76	-	-	-	-	-	-		370		-	370	2,308	Other (various)
	2,731	30,273	-	12,928	117	5	-	725	-	5,997	305	1,427	670	1,884	2,740	237	942	651	-	-	(4,041)	84,414		2,038	86,452	-	check
Accumulated Depreciation																											
Machinery & Equipment (5 - 10 years)	-	(10,129)	-	(5,047)	(29)	-	-	(204)	-	(3,455)	(73)	(764)	(124)	(668)	(1,706)	(123)	(247)	(81)	-	-	4,041	(18,789)		(938)	(18,727)	(19,727)	Machinery & Equipment (5 - 10 ye
Furniture & Fixtures (3 - 5 years)	(1,070)	(675)	-	(687)	(3)	-	-	(53)	-	(204)	(10)	(53)	(16)	(4)	(93)	(36)	(49)	(11)	-	-		(3,180)		(108)	(3,288)	(5,300)	Furniture, Fixtures & Vehicles (3 -
Vehicles & Capital Leases (4 - 5 years)	-	(1,460)	-	-	-	-	-	(78)	-	(163)	(32)	(2)	-	(2)	(1)	(16)	(156)	(15)	-	-		(2,004)		-	(2,004)		
Buildings (40 years)	-	(164)	-	(1,000)	-	-	-	(24)	-	-	-	(24)	(30)	-	-	-	-	-	-	-		(1,232)		-	(1,232)	(1,232)	Buildings (40 years)
Construction in progress	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-		-		-	-	-	Construction in progress
Land	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-		-		-	-	-	Land
Leasehold Improvements (1 - 5 years)	-	(998)	-	(202)	-	-	-	-	-	(34)	-	-	-	-	-	-	-	-	-	-		(1,234)		-	(1,234)		
Other / Intangibles (various)	-	-	-	-	-	-	-	-	-	(106)	-	-	(29)	(79)	-	-	-	-	-	-		(450)		-	(450)	(1,414)	Other (various)
	(1,070)	(12,626)	-	(7,136)	(32)	-	-	(359)	-	(4,012)	(166)	(900)	(229)	(801)	(1,800)	(180)	(452)	(130)	-	-	4,041	(20,639)	-	(1,036)	(27,675)	-	check
NET FIXED ASSETS	1,622	14,680	-	5,092	85	5	-	367	-	1,665	139	567	451	1,843	840	68	499	565	-	-	-	27,775		1,802	28,777	-	check
Inventories																											
Raw materials and supplies	-	11,226	48	2,387	-	-	-	72	-	88	26	730	439	588	40	-	26	29	-	(56)	-	15,654		635	16,283		
Work in process	-	1,909	-	2,538	21	-	-	13	-	175	2	118	296	542	-	-	-	-	-	-		5,614		3,458	9,072		
Finished goods	-	-	-	184	-	-	-	-	-	8	-	-	-	-	-	132	-	-	-	-		324		-	324		
	-	13,135	48	5,109	21	-	-	93	-	272	28	897	735	1,027	40	132	26	29	-	(56)	-	21,592		4,087	25,679	-	check

	FWI	America	Canada	UK	Bahrain	W.Africa	Saudi Arabia	Malaysia	FOSL	Australia	New Zealand	France	Belgium	Netherlands	Norway	Hong Kong	Singapore	China	F.R.	Elim Co	FWI Elims	FWI FA (FWI Consol)	DC	FGI Consol	Furmanite Capex	10-Q & 10-K Capex	
CapEx (Fixed Asset Adds)																											
Machinery & Equipment (5 - 10 years)	-	202	-	292	-	-	-	-	-	185	7	3	0	13	-	-	340	-	-	-	-	1,044		41	1,085	1,109	Machinery & Equipment (5 - 10 ye
Furniture & Fixtures (3 - 5 years)	-	-	-	-	-	5	-	-	-	1	4	-	-	-	-	-	-	-	-	-		10		32	42	79	Furniture, Fixtures & Vehicles (3 -
Vehicles & Capital Leases (4 - 5 years)	-	-	-	-	-	-	-	-	-	-	16	-	-	-	-	-	2	19	-	-		37		-	37		
Buildings (40 years)	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-		-		-	-	-	Buildings (40 years)
Construction in progress	70	36	-	-	-	-	-	-	-	8	-	-	-	-	-	-	-	-	-	-		106		-	106	106	Construction in progress
Land	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-		-		-	-	-	Land
Leasehold Improvements (1 - 5 years)	-	56	-	-	-	-	-	-	-	-	7	-	-	-	-	-	-	-	-	-		63		-	63		
Other / Intangibles (various)	-	-	-	-	-	-	-	-	-	3	-	-	-	-	-	-	-	-	-	-		3		-	3	68	Other (various)
	70	292	-	292	-	5	-	-	-	193	28	3	0	13	-	-	302	19	-	-	-	1,285		77	1,362	-	check

C:\Documents and Settings\HMcCool\Local Settings\Temporary Internet Files\Content.Outlook\1DY8KHX\BOS Debt Covenant 03-31-09 FINAL\Furm Cons 033109 4 of 4 5/7/2009, 8:12 AM

Furmanite Worldwide Inc.
and Subsidiaries
Condensed Consolidated Balance Sheet

Thousands of USD	Unaudited December 31, 2007	Unaudited March 31, 2008	Unaudited June 30, 2008	Unaudited September 30, 2008	Unaudited December 31, 2008	Unaudited March 31, 2009
Assets						
Cash & equivalents	13,584	16,700	14,896	14,302	11,614	14,534
Accounts receivable, net of allowance	58,150	58,158	64,756	58,902	59,897	50,887
Receivables from Furmanite Corporation					1,299	1,238
Inventories	20,861	22,168	22,987	23,363	20,876	21,592
Prepaid expense and other current assets	4,689	4,960	4,872	4,393	5,083	5,204
Total current assets	97,284	101,986	107,511	100,960	98,769	93,455
Property & equipment	53,224	55,124	56,654	53,328	53,836	54,414
Less accumulated depreciation	24,870	25,414	26,764	24,585	25,924	26,639
Net property & equipment	28,354	29,710	29,890	28,743	27,912	27,775
Goodwill	13,148	13,148	13,148	13,148	13,148	13,148
Deferred income tax and other assets	7,850	8,875	8,122	7,909	8,367	8,360
Total assets	**146,636**	**153,719**	**158,671**	**150,760**	**148,196**	**142,738**
Liability & Stockholder's Equity						
Current portion of long term debt	457	436	407	363	305	35,345
Accounts payable	15,226	14,860	14,833	11,436	16,812	12,934
Payable to Furmanite Corporation	4,021	3,679	2,457	642	-	-
Accrued expenses	22,926	26,085	27,305	26,061	18,789	18,211
Total current liabilities	42,630	45,060	45,002	38,502	35,906	66,490
Long-term debt, less current portion	43,154	41,053	38,453	35,390	35,363	222
Other liabilities	2,947	3,532	2,025	1,754	4,100	3,727
Total long term liabilities	46,101	44,585	40,478	37,144	39,463	3,949
Total stockholders equity	57,905	64,074	73,191	75,114	72,827	72,299
Total liabilites & equity	**146,636**	**153,719**	**158,671**	**150,760**	**148,196**	**142,738**
	-	-	-	-	-	-

Prepared by HMc 5/8/09

Reviewed by [signature] 5/9/09 [signature] 05-08-09

5/7/20099:12 AM
C:\Documents and Settings\HMcCool\Local Settings\Temporary Internet Files\Content.Outlook\I1DY8KHX\BOS Debt Covenant 03-31-09 FINAL

Furmanite Worldwide Inc.
and Subsidiaries
Condensed Consolidated Statement of Cash Flows

Thousands of USD	Unaudited Twelve Months Ended December 31, 2007	Unaudited Three Months Ended March 31, 2008	Unaudited Six Months Ended June 30, 2008	Unaudited Nine Months Ended September 30, 2008	Unaudited Twelve Months Ended December 31, 2008	Unaudited Three Months Ended March 31, 2009
Operating activities:						
Net Income	15,846	4,807	13,540	20,213	26,088	440
Add back depreciation & amortization	4,174	1,164	2,833	4,121	5,433	1,265
Deferred income taxes	79	(103)	(207)	(175)	252	84
Changes in trade accounts receivable	(4,285)	(8)	(6,606)	(1,562)	(4,503)	8,666
Change in inventory	(3,324)	(1,307)	(2,126)	(2,762)	(333)	(731)
Change in trade accounts payable & accrued expenses	5,848	3,118	3,686	(1,030)	(380)	(4,623)
Changes in other working capital	173	(596)	9	(244)	(5,178)	(558)
Changes in other assets	(1,022)	218	(6)	(864)	(854)	12
Net cash provided by operating activities	17,489	7,293	11,123	17,697	20,525	4,555
Investing activities:						
Capital expenditures	(7,721)	(2,204)	(4,143)	(5,230)	(7,740)	(1,285)
					140	4
Net cash used in investing activities	(7,721)	(2,204)	(4,143)	(5,230)	(7,600)	(1,281)
Changes in payable to Furmanite Corporation, net	(3,998)	(342)	(1,564)	(3,379)	(5,320)	61
Changes in debt, net	(720)	(2,122)	(4,751)	(7,858)	(7,943)	(101)
Bank Overdrafts	(1,553)	-	-	-		
Net cash used in financing activities, net	(6,271)	(2,464)	(6,315)	(11,237)	(13,263)	(40)
Effect of exchange rate on cash	772	491	539	(512)	(1,632)	(314)
Increase/(Decrease) in cash and equivalents	4,269	3,116	1,204	718	(1,970)	2,920
Cash and equivalents at beginning of period	9,315	13,584	13,584	13,584	13,584	11,614
Cash and equivalents at ending of period	13,584	16,700	14,788	14,302	11,614	14,534
	-	-	(108)	-		

Prepared by ZHM 5/8/09

Reviewed by [signature] 5/8/09 DW 05-08-09

11/10/08

C:\Documents and Settings\HMcCool\Local Settings\Temporary Internet Files\Content.Outlook\I1DY8KHX\BOS Debt Covenant 03-31-09 FINAL

SCHEDULE 7.01
EXISTING LIENS

The Charge of Deposit dated May 13, 2008 created by Furmanite International Limited on Account designation 33576297 securing all monies due or to become due from Furmanite International Limited to Westminister National Bank Plc. The Charge of Deposit shall be released within 30 days after the Closing Date.

The security interests described in the following financing statements:

Debtor Jurisdiction Secured Party File No. File Date Summary

1. Furmanite Delaware Dell Financial 2007 0299890 01/24/07 Lease — All computer
Worldwide, Inc. Services L.P. equipment and peripherals wherever located, financed under and described in the Master Lease Agreement ...
2. Furmanite Virginia Citicorp Leasing, 061010 7197-6 10/10/06 (1) One new Caterpillar
America, Inc. Inc. Model #C5000 Serial #AT9004451
3. Furmanite Virginia Williams 070226 7093-4 02/26/07 Lease of 32x8 Stor-A-
America, Inc. Scotsman, Inc. Van, serial number W29505. The Agreement which this Statement covers is a Lease/Purchase.

4.	Furmanite Virginia NMGH Financial 070226 7186-1 02/26/07 All of the equipment

America, Inc. Services now or hereafter leased by Lessor to Lessee, and all accessions, additions, replacements, [no description of the equipment]

D-1762355_11.DOC Schedule 7.01

SCHEDULE 7.01

EXISTING LIENS

The Charge of Deposit dated May 13, 2008 created by Furmanite International Limited on Account designation 33576297 securing all monies due or to become due from Furmanite International Limited to Westminister National Bank Plc. The Charge of Deposit shall be released within 30 days after the Closing Date.

The security interests described in the following financing statements:

	Debtor	Jurisdiction	Secured Party	File No.	File Date	Summary
1.	Furmanite Worldwide, Inc.	Delaware	Dell Financial Services L.P.	2007 0299890	01/24/07	Lease — All computer equipment and peripherals wherever located, financed under and described in the Master Lease Agreement ...
2.	Furmanite America, Inc.	Virginia	Citicorp Leasing, Inc.	061010 7197-6	10/10/06	(1) One new Caterpillar Model #C5000 Serial #AT9004451
3.	Furmanite America, Inc.	Virginia	Williams Scotsman, Inc.	070226 7093-4	02/26/07	Lease of 32x8 Stor-A-Van, serial number W-29505. The Agreement which this Statement covers is a Lease/Purchase.
4.	Furmanite America, Inc.	Virginia	NMGH Financial Services	070226 7186-1	02/26/07	All of the equipment now or hereafter leased by Lessor to Lessee, and all accessions, additions, replacements, [no description of the equipment]

SCHEDULE 7.03

EXISTING INDEBTEDNESS

The liabilities (not to exceed £75,000 in the aggregate at any time) of Furmanite International Limited to National Westminister Bank Plc in connection with: (a) the guarantee (Reference No.: TFPLDG325285) issued by National Westminister Bank Plc in favor of BEDA OXYGENTECHNIK ARMATUREN GMBH; and (b) the guarantee (Reference No.: TFPLDG325284) issued by National Westminister Bank Plc in favor of HM REVENUE AND CUSTOMS.

The liabilities (not to exceed AUD 400,000 in the aggregate at any time) of Furmanite Australia Pty Ltd to National Australia Bank in connection with: (a) the guarantee issued by National Australia Bank in favor of Taras Nominees; (b) the guarantee issued by National Australia Bank in favor of Snowy Mountains Corporation; (c) the guarantee issued by National Australia Bank in favor of Anton Grgic; and (d) the letter of credit facility provided by National Australia Bank to Furmanite Australia Pty Ltd.

SCHEDULE 10.02

ADMINISTRATIVE AGENT’S OFFICE;
CERTAIN ADDRESSES FOR NOTICES

COMPANY and DESIGNATED BORROWERS:
Furmanite Worldwide, Inc.
2435 N. Central Expressway, Suite 700
Richardson, Texas 75080
Attention: Holly J. McCool, Assistant Treasurer
Telephone: 972-301-4078 Telecopier: 972-301-4079
Electronic Mail: HMcCool@furmanite.com
Website Address:	www.furmanite.com

U.S. Taxpayer Identification Number(s): 75-2371970

ADMINISTRATIVE AGENT:

Administrative Agent’s Office

(for payments and Requests for Credit Extensions):

Bank of America, N.A.
Bank of America Plaza
901 Main Street
Mail Code: TX1-492-14-11
Dallas, Texas 75202-3714
Attention: Jacqueline Jones, Credit Services Representative
Telephone: 214.209.9254
Telecopier: 214.290.9439
Electronic Mail: jacqueline.r.jones@bankofamerica.com

Account No. (for Dollars):
Bank of America, N.A.
ABA # 026009593
Dallas, Texas
Acct # 129-2000-883
Attn: Corporate Credit Services
Ref: FURMANITE WORLDWIDE, INC.

Account No. (for Euro):
Bank of America, London, England
GBS No. 04704085
Acct # 65280019
Attn: Credit Services
Swift Address: BOFAGB22

Account No. (for Sterling):
Bank of America, London, England
GBS No. 04704093
Acct # 65280027
Attn: Credit Services
London Sort Code: 16-50-50
Swift Address: BOFAGB22

Other Notices as Administrative Agent:

Bank of America, N.A. – Agency Management
Bank of America Plaza
901 Main Street
Mail Code: TX1-492-14-11
Dallas, TX 75202-3714
Attention: Anthony Kell, Agency Management Officer
Telephone: 214.209.4124
Telecopier: 214.290.9422
Electronic Mail: anthony.w.kell@bankofamerica.com

L/C ISSUER:

Bank of America, N.A.
Trade Operations
1000 W Temple St
Mail Code: CA9-705-07-05
Los Angeles, CA 90012-1514
Attention: Jay Mendon, Trade Finance Coordinator
Telephone: 213.580.8351
Telecopier: 213.457.8841
Electronic Mail: jay.mendon@bankofamerica.com

EXHIBIT A

FORM OF COMMITTED LOAN NOTICE

Date: ___________, _____

To: Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of July 31, 2009 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Furmanite Worldwide, Inc., a Delaware corporation (the “Company”), the Designated Borrowers from time to time party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

The Company hereby requests, on behalf of itself or, if applicable, the Designated Borrower referenced in item 6 below (the “Applicable Designated Borrower”) (select one):

9.	A Borrowing of Committed Loans On	A conversion or continuation of Loans (a Business Day).

10.	In the amount of	.

11.	Comprised of	.

[Type of Committed Loan requested]

12.	In the following currency:

13.	For Eurocurrency Rate Loans: with an Interest Period of months.

14.	On behalf of	[insert name of applicable Designated Borrower].

The Committed Borrowing, if any, requested herein complies with the provisos to the first sentence of Section 2.01 of the Agreement.

FURMANITE WORLDWIDE, INC.

By:
Name:
Title:

EXHIBIT B

FORM OF SWING LINE LOAN NOTICE

Date: ___________, _____

To: Bank of America, N.A., as Swing Line Lender

Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of July 31, 2009 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Furmanite Worldwide, Inc., a Delaware corporation (the “Company”), the Designated Borrowers from time to time party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

The undersigned hereby requests a Swing Line Loan:
1.	On	(a Business Day).

2.	In the amount of $	.

The Swing Line Borrowing requested herein complies with the requirements of the provisos to the first sentence of Section 2.04(a) of the Agreement.

FURMANITE WORLDWIDE, INC.

By:
Name:
Title:

EXHIBIT C

FORM OF NOTE

Date: ___________, _____

FOR VALUE RECEIVED, the undersigned (the “Borrower”) hereby promises to pay to      or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Loan from time to time made by the Lender to the Borrower under that certain Credit Agreement, dated as of July 31, 2009 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Furmanite Worldwide, Inc., the Designated Borrowers from time to time party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

The Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. Except as otherwise provided in Section 2.04(f) of the Agreement with respect to Swing Line Loans, all payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in the currency in which such Committed Loan was denominated and in Same Day Funds at the Administrative Agent’s Office for such currency. With respect to Swing Line Loans, all payments of principal and interest shall be made to the Swing Line Lender. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Note is also entitled to the benefits of the Collateral Documents and is secured by the Collateral. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount, currency and maturity of its Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS.

[FURMANITE WORLDWIDE, INC.]

By:

Name:

Title:

[FURMANITE INTERNATIONAL FINANCE LIMITED]
Acting by:	In the presence of:
Name:	Name:
Title: Director	Title:
[FURMANITE LIMITED] Acting by:	In the presence of:
Name:	Name:
Title: Director	Title:

LOANS AND PAYMENTS WITH RESPECT THERETO

				Amount of Principal	Outstanding
		Currency and Amount	End of Interest	or Interest Paid	Principal Balance
Date	Type of Loan Made	of Loan Made	Period	This Date	This Date	Notation Made By

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date: _________, _____

To: Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of July 31, 2009 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Furmanite Worldwide, Inc., a Delaware corporation (the “Company”), the Designated Borrowers from time to time party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the of the Company, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Company, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1.	The Company has delivered the year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of the Company ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1.	The Company has delivered the unaudited financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter of the Company ended as of the above date. Such financial statements fairly present the financial condition, results of operations and cash flows of the Company and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

2.	The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Company during the accounting period covered by such financial statements.

3.	A review of the activities of the Company during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Company performed and observed all its Obligations under the Loan Documents, and

[select one:]

[to the best knowledge of the undersigned, during such fiscal period the Company performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.]

—or—

[to the best knowledge of the undersigned, during such fiscal period the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

4.	The representations and warranties of (i) the Borrowers contained in Article V of the Agreement and (ii) each Loan Party contained in each other Loan Document or in any document furnished at any time under or in connection with the Loan Documents, are true and correct on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Compliance Certificate, the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Agreement, including the statements in connection with which this Compliance Certificate is delivered.

5.	The financial covenant analyses and information set forth on Schedules 1 and 2 attached hereto are true and accurate on and as of the date of this Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of       , .

FURMANITE WORLDWIDE, INC.

By:
Name:
Title:

For the Quarter/Year ended ___________________(“Statement Date”)

SCHEDULE 1
to the Compliance Certificate
($ in 000’s)

I.	Section 7.15(a) – Funded Debt to EBITDA Ratio.
	A.	Consolidated Funded Indebtedness:
		1.	Outstanding principal amount of all borrowed money Indebtedness:	$
		2.	Purchase money Indebtedness:	$
		3.	Direct obligations arising under letters of credit or similar instruments:	$
		4.	Obligations in respect of the deferred purchase price of property or services:	$
		5.	Attributable Indebtedness in respect of capital leases:	$
		6.	Without duplication, all Guaranties with respect to indebtedness described in Lines A.1 through A.5 of Persons other than the Company or any subsidiary:	$
		7.	Indebtedness of any partnership or joint venture in which the Company or its subsidiaries is a partner or joint venturer:	$
		8.	Consolidated Funded Indebtedness (Lines I.A.1 + 2 + 3 + 4 + 5 + 6 + 7):	$
	B.	Unrestricted cash and cash equivalents:		$
	C.	Consolidated EBITDA for four consecutive fiscal quarters ending on Statement Date (“Subject Period”) (refer to Schedule 2):		$
	D.	Funded Debt to EBITDA Ratio ((Line I.A.8 – Line I.B) ÷ Line I.C):		to 1
		Maximum permitted:		2.75 to 1
II.	Section 7.15 (b) – Fixed Charge Coverage Ratio.
	A.	Consolidated EBITDA for Subject Period (Line I.C above):		$
	B.	Fees, costs or expenses that are Restricted Payments under clause (b) of the definition of Restricted Payments (but only to the extent that such fees, costs or expenses are deducted in calculating Consolidated Net Income):		$
	C.	Fixed Charges:
		1.	Consolidated Interest Charges for Subject Period:	$
		2.	Restricted Payments made by the Company:	$
		3.	Current portion of Consolidated Funded Indebtedness:	$
		4.	Fixed Charges (Lines II.C.1 + 2 + 3):	$
	D.	Fixed Charge Coverage Ratio ((Line II.A + Line IIB) ÷ Line II.C.4):		to 1
		Minimum required at Statement Date:		[ ] to 1
III.	Section 7.15 (c) – Tangible Assets.
	A.	Value of Tangible Assets of the Company and subsidiaries:		$
	B.	Value of Tangible Assets of the Company and subsidiaries in the United Kingdom, the United States, and Australia:		$
	C.	Percentage of Tangible Assets of the Company and subsidiaries located in the United Kingdom, the United States, and / or Australia (Line III.B ÷ III.A):		%

		Maximum permitted:		65%
IV.	Section 7.15 (d) – Capital Expenditures.
	A.	Capital expenditures made during fiscal year to Statement Date:		$
	B.	Consolidated EBITDA for fiscal year to Statement Date:		$
	C.	Capital expenditures as a percentage of Consolidated EBITDA for fiscal year to Statement Date (Line IV.A ÷ IV.B):		$
		Maximum permitted as of Statement Date:		%

For the Quarter/Year ended ___________________(“Statement Date”)

SCHEDULE 2
to the Compliance Certificate
($ in 000’s)
Consolidated EBITDA
(in accordance with the definition of Consolidated EBITDA
as set forth in the Agreement)

Consolidated EBITDA	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Twelve Months Ended

Consolidated Net Income

+ Consolidated Interest Charges

+ income taxes

+ depreciation expense

+ amortization expense

+ non-cash expenses relating to non-cash compensation or currency fluctuations

- income tax credits

- non-cash income

= Consolidated EBITDA

EXHIBIT E-1

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including, without limitation, the Letters of Credit and the Swing Line Loans included in such facilities5) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

2.	Assignee[s]:

3.	Borrower(s):	[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

4.	Administrative Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement: Credit Agreement, dated as of July 31, 2009, among Furmanite Worldwide, Inc., the Designated Borrowers from time to time party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer, and Swing Line Lender

6.	Assigned Interest[s]:

Aggregate
		Amount of	Amount of	Percentage
	Facility	Commitment	Commitment	Assigned of	CUSIP
Assignor[s][6] Assignee[s][7]	Assigned[8]		for all Lenders[9]	Assigned		Commitment[10]	Number
	____________	$________________	$_________	____________%
	____________	$________________	$_________	____________%
	____________	$________________	$_________	____________%

7.	[Trade Date: ][11]

Effective Date:       , 20       [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:

Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:

Title:

[Consented to and]12 Accepted:

BANK OF AMERICA, N.A., as
Administrative Agent

By:

Title:

[Consented to:]13

[FURMANITE WORLDWIDE, INC.]

[BANK OF AMERICA, N.A., as
[Swing Line Lender] [L/C Issuer]]

By:

Title:

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION
[___________________]14
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 10.06(b)(iii), (v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.06(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of Texas.

EXHIBIT E-2

FORM OF ADMINISTRATIVE QUESTIONNAIRE

ADMINISTRATIVE DETAILS REPLY FORM — MULTICURRENCY

CONFIDENTIAL

FAX ALONG WITH COMMITMENT LETTER TO:

FAX #

I. Borrower Name:

$ Type of Credit Facility

II. Legal Name of Lender of Record for Signature Page:

•	Signing Credit Agreement YES NO

•	Coming in via Assignment YES NO

III. Type of Lender:
(Bank, Asset Manager, Broker/Dealer, CLO/CDO, Finance Company, Hedge Fund, Insurance, Mutual Fund, Pension Fund, Other Regulated Investment Fund, Special Purpose Vehicle, Other – please specify)

IV. Domestic Address: V. Eurodollar Address:

VI. Contact Information:
Syndicate level information (which may contain material non-public information about the Borrower and its related parties or their respective securities will be made available to the Credit Contact(s).  The Credit Contacts identified must be able to receive such information in accordance with his/her institution’s compliance procedures and applicable laws, including Federal and State securities laws.

	Credit Contact	Primary	Secondary
		Operations Contact	Operations Contact
Name:
Title:
Address:
Telephone:
Facsimile:
E Mail Address:
IntraLinks Email Address:

Does Secondary Operations Contact need copy of notices?        YES        NO

1For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

2For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

3Select as appropriate.

4Include bracketed language if there are either multiple Assignors or multiple Assignees.

5Include all applicable subfacilities.

6List each Assignor, as appropriate.

7List each Assignee, as appropriate.

8Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Credit Commitment”).

9Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

10Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

11To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

12To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

13To be added only if the consent of the Company and/or other parties (e.g. Swing Line Lender, L/C Issuer) is required by the terms of the Credit Agreement.

14Describe Credit Agreement at option of Administrative Agent.

ADMINISTRATIVE DETAILS REPLY FORM — MULTICURRENCY

CONFIDENTIAL

	Letter of Credit	Draft Documentation	Legal Counsel
	Contact	Contact
Name:
Title:
Address:
Telephone:
Facsimile:
E Mail Address:

PLEASE CHECK IF YOU CAN FUND IN THE CURRENCIES REQUIRED FOR THIS TRANSACTION LISTED BELOW:

       us dollar

VII. Lender’s SWIFT Payment Instructions for [Foreign Currency]:

Pay to:

(Bank Name)

(SWIFT) (Country)

(Account #) (Account Name)

(FFC Account #) (FFC Account Name)

(Attention)

VII. Lender’s SWIFT Payment Instructions for [Foreign Currency]:

Pay to:

(Bank Name)

(SWIFT) (Country)

(Account #) (Account Name)

(FFC Account #) (FFC Account Name)

(Attention)

ADMINISTRATIVE DETAILS REPLY FORM — MULTICURRENCY

CONFIDENTIAL

VII. Lender’s SWIFT Payment Instructions for [Foreign Currency]:

Pay to:

(Bank Name)

(SWIFT) (Country)

(Account #) (Account Name)

(FFC Account #) (FFC Account Name)

(Attention)

VII. Lender’s SWIFT Payment Instructions for [Foreign Currency]:

Pay to:

(Bank Name)

(SWIFT) (Country)

(Account #) (Account Name)

(FFC Account #) (FFC Account Name)

(Attention)

VIII. Lender’s Standby Letter of Credit, Commercial Letter of Credit, and Bankers’ Acceptance Fed Wire Payment Instructions (if applicable):

Pay to:

(Bank Name)

(ABA)

(Account #)

(Attention)

ADMINISTRATIVE DETAILS REPLY FORM — MULTICURRENCY

CONFIDENTIAL

IX. Lender’s Fed Wire Payment Instructions:

Pay to:

(Bank Name)

(ABA) (City/State)

(Account #) (Account Name)

(Attention)

X. Organizational Structure and Tax Status

Please refer to the enclosed withholding tax instructions below and then complete this section accordingly:

Lender Taxpayer Identification Number (TIN):               —

Tax Withholding Form Delivered to Bank of America*:

W-9

W-8BEN

W-8ECI

W-8EXP

W-8IMY

Tax Contact

Name:

Title:

Address:

Telephone:

Facsimile:

E Mail Address:

ADMINISTRATIVE DETAILS REPLY FORM — MULTICURRENCY

CONFIDENTIAL

NON–U.S. LENDER INSTITUTIONS

1. Corporations:

If your institution is incorporated outside of the United States for U.S. federal income tax purposes, and is the beneficial owner of the interest and other income it receives, you must complete one of the following three tax forms, as applicable to your institution: a.) Form W-8BEN (Certificate of Foreign Status of Beneficial Owner), b.) Form W-8ECI (Income Effectively Connected to a U.S. Trade or Business), or c.) Form W-8EXP (Certificate of Foreign Government or Governmental Agency).

A U.S. taxpayer identification number is required for any institution submitting a Form W-8 ECI. It is also required on Form W-8BEN for certain institutions claiming the benefits of a tax treaty with the U.S. Please refer to the instructions when completing the form applicable to your institution. In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms. An original tax form must be submitted.

2. Flow-Through Entities

If your institution is organized outside the U.S., and is classified for U.S. federal income tax purposes as either a Partnership, Trust, Qualified or Non-Qualified Intermediary, or other non-U.S. flow-through entity, an original Form
W-8IMY (Certificate of Foreign Intermediary, Foreign Flow-Through Entity, or Certain U.S. branches for United States Tax Withholding) must be completed by the intermediary together with a withholding statement. Flow-through entities other than Qualified Intermediaries are required to include tax forms for each of the underlying beneficial owners.

Please refer to the instructions when completing this form. In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms. Original tax form(s) must be submitted.

ADMINISTRATIVE DETAILS REPLY FORM — MULTICURRENCY

CONFIDENTIAL

U.S. LENDER INSTITUTIONS:

If your institution is incorporated or organized within the United States, you must complete and return Form W-9 (Request for Taxpayer Identification Number and Certification). Please be advised that we require an original form W-9.

Pursuant to the language contained in the tax section of the Credit Agreement, the applicable tax form for your institution must be completed and returned on or prior to the date on which your institution becomes a lender under this Credit Agreement. Failure to provide the proper tax form when requested will subject your institution to U.S. tax withholding.

*Additional guidance and instructions as to where to submit this documentation can be found at this link:

XI. Bank of America Payment Instructions:

Pay to:	Bank of America, N.A. ABA # 026009593 New York, NY Acct. #

Attn: Corporate Credit Services Ref: Name of Facility

EXHIBIT F

FORM OF GUARANTY AND COLLATERAL AGREEMENT

GUARANTY AND COLLATERAL AGREEMENT, dated as of July 31, 2009, made by each of the signatories hereto (together with any other entity that may become a party hereto as provided herein, the “Grantors”), in favor of BANK OF AMERICA, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”) for the banks and other financial institutions or entities (together, for purposes of this Agreement, with the Affiliates of such financial institutions or entities that may be parties to Lender Swap Contracts or Cash Management Agreements, the “Lenders”) from time to time parties to the Credit Agreement, dated as of July 31, 2009 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among FURMANITE WORLDWIDE, INC. (the “Company”), certain Subsidiaries of the Company (each a “Designated Borrower” and, together with the Company, the “Borrowers”), the Lenders and the Administrative Agent.

W I T N E S S E T H:

WHEREAS, pursuant to the Credit Agreement, the Lenders have severally agreed to make extensions of credit to the Borrowers upon the terms and subject to the conditions set forth therein;

WHEREAS, each Borrower is a member of an affiliated group of companies that includes each other Grantor;

WHEREAS, the proceeds of the extensions of credit under the Credit Agreement will be used in part to enable the Borrowers to make valuable transfers to one or more of the other Grantors in connection with the operation of their respective businesses;

WHEREAS, the Borrowers and the other Grantors are engaged in related businesses, and each Grantor will derive substantial direct and indirect benefit from the making of the extensions of credit under the Credit Agreement; and

WHEREAS, it is a condition precedent to the obligation of the Lenders to make their respective extensions of credit to the Borrowers under the Credit Agreement that the Grantors shall have executed and delivered this Agreement to the Administrative Agent for the ratable benefit of the Lenders;

NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrowers thereunder and to enter into Lender Swap Contracts and Cash Management Agreements, each Grantor hereby agrees with the Administrative Agent, for itself and for the ratable benefit of the Lenders, as follows:

1. DEFINED TERMS

1.1. Definitions.

(a) Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement, and the following terms are used herein as defined in the Texas UCC: Accounts, Certificated Security, Equipment, General Intangibles, Instruments, Inventory and Supporting Obligations.

(b) The following terms shall have the following meanings:

“Agreement”: this Guaranty and Collateral Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“Borrower Obligations”: the collective reference to the unpaid principal of and interest on the Loans and Reimbursement Obligations and all other obligations and liabilities (including under Lender Swap Contracts and Cash Management Agreements) of any Borrower (including, without limitation, interest accruing at the then applicable rate provided in the Credit Agreement after the maturity of the Loans and Reimbursement Obligations and interest accruing at the then applicable rate provided in the Credit Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) to the Administrative Agent or any Lender (or, in the case of any Lender Swap Contract or Cash Management Agreement, any Affiliate of any Lender), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Credit Agreement, this Agreement, the other Loan Documents, any Letter of Credit, any Lender Swap Contract, any Cash Management Agreement or any other document made, delivered or given in connection with any of the foregoing, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Administrative Agent or to the Lenders that are required to be paid by any Borrower pursuant to the terms of any of the foregoing agreements); provided, however, that with respect to any Guarantor that is a Foreign Obligor, Borrower Obligations shall not include any of the foregoing owing by any Borrower that is not a Foreign Obligor.

“Collateral”: as defined in Section 3.1.

“Collateral Account”: any collateral account established by the Administrative Agent as provided in Section 6.1 or 6.4.

“Dutch Deed of Pledge”: as defined in Section 3.1.

“FH Shares”: the shares in the capital of Furmanite Holding B.V. described on Schedule 2.

“Foreign Subsidiary Voting Stock”: the voting Equity Interests of any Foreign Subsidiary.

“Furmanite Offshore”: Furmanite Offshore Services, Inc.

“Guarantor Obligations”: with respect to any Guarantor, all obligations and liabilities of such Guarantor which may arise under or in connection with this Agreement (including, without limitation, Section 2, but excluding the Parallel Debt Obligations as described in Section 3.2) or any other Loan Document to which such Guarantor is a party, in each case whether on account of guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Administrative Agent or to any Lender (or, in the case of any Lender Swap Contract or Cash Management Agreement, any Affiliate of any Lender) that are required to be paid by such Guarantor pursuant to the terms of this Agreement, any other Loan Document, any Lender Swap Contract or any Cash Management Agreement).

“Guarantors”: the collective reference to each Grantor other than in its capacity as a Borrower.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, the Patents, the Patent Licenses, the Trademarks and the Trademark Licenses, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intercompany Note”: any promissory note evidencing loans made by any Grantor to any Borrower or any Subsidiary.

“Investment Property”: the collective reference to all “investment property” as such term is defined in Section 9-102(a)(49) of the Texas UCC (other than any Foreign Subsidiary Voting Stock excluded from the definition of “Pledged Stock”).

“Issuers”: the collective reference to each issuer of any Investment Property, Pledged Notes, or Pledged Stock.

“Obligations”: (i) in the case of each Borrower, its Borrower Obligations, and (ii) in the case of each Guarantor, its Guarantor Obligations.

“Parallel Debt”: as defined in Section 3.2.

“Parallel Debt Obligations”: each liability and obligation for the payment of an amount owed by Furmanite Offshore to the Administrative Agent in its capacity as creditor under the Parallel Debt, as provided in Section 3.2.

“Patents”: (i) all letters patent of the United States, any other country or any political subdivision thereof, all reissues and extensions thereof and all goodwill associated therewith, including, without limitation, any of the foregoing referred to in Schedule 6, (ii) all applications for letters patent of the United States or any other country and all divisions, continuations and continuations-in-part thereof, including, without limitation, any of the foregoing referred to in Schedule 6, and (iii) all rights to obtain any reissues or extensions of the foregoing.

“Patent License”: all agreements, whether written or oral, providing for the grant by or to any Grantor of any right to manufacture, use or sell any invention covered in whole or in part by a Patent.

“Pledged Notes”: all promissory notes listed on Schedule 2, all Intercompany Notes at any time issued to any Grantor and all other promissory notes issued to or held by any Grantor (other than promissory notes issued in connection with extensions of trade credit by any Grantor in the ordinary course of business).

“Pledged Stock”: the Equity Interests listed on Schedule 2, together with any other             shares, stock certificates, options, interests or rights of any nature whatsoever in respect of the Equity Interests of any wholly-owned Subsidiary that may be issued or granted to, or held by, any Grantor while this Agreement is in effect; provided that in no event shall more than 66% of the total outstanding Foreign Subsidiary Voting Stock of any Foreign Subsidiary be pledged hereunder to secure any Obligations owing by any Person that is not a Foreign Obligor; and provided, further, that in no event shall the Foreign Subsidiary Voting Stock of any Foreign Subsidiary that is directly or indirectly a Subsidiary of Furmanite Holding B.V. be pledged hereunder to secure any Obligations owing by any Person that is not a Foreign Obligor.

“Proceeds”: all “proceeds” as such term is defined in Section 9-102(a)(64) of the Texas UCC and, in any event, shall include, without limitation, all dividends or other income from the Investment Property, Pledged Notes, or Pledged Stock, collections thereon or distributions or payments with respect thereto.

“Receivable”: any right to payment for goods sold or leased or for services rendered, whether or not such right is evidenced by an Instrument and whether or not it has been earned by performance (including, without limitation, any Account).

“Reimbursement Obligation”: the obligation of any Borrower to reimburse the L/C Issuer for amounts drawn under any Letter of Credit.

“Securities Act”: the Securities Act of 1933, as amended.

“Texas UCC”: the Uniform Commercial Code as from time to time in effect in the State of Texas.

“Trademarks”: (i) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, and all goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, and all common-law rights related thereto, including, without limitation, any of the foregoing referred to in Schedule 6, and (ii) the right to obtain all renewals thereof.

“Trademark License”: any agreement, whether written or oral, providing for the grant by or to any Grantor of any right to use any Trademark.

1.2. Other Definitional Provisions.

(a) The words “hereof,” “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and Schedule references are to this Agreement unless otherwise specified.

(b) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(c) Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor’s Collateral or the relevant part thereof.

2. GUARANTEE

2.1. Guarantee.

(a) Each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees to the Administrative Agent, for itself and for the ratable benefit of the Lenders and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by the Borrowers when due (whether at the stated maturity, by acceleration or otherwise) of the Borrower Obligations (other than its own Borrower Obligations for which it is liable as a Borrower).

(b) Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the other Loan Documents shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable federal, foreign, state or other laws relating to the insolvency of debtors (after giving effect to the right of contribution established in Section 2.2).

(c) Each Guarantor agrees that the Borrower Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing the guarantee contained in this Section 2 or affecting the rights and remedies of the Administrative Agent hereunder.

(d) The guarantee contained in this Section 2 shall remain in full force and effect until all the Borrower Obligations and the obligations of each Guarantor under the guarantee contained in this Section 2 shall have been satisfied by payment in full, no Letter of Credit shall be outstanding and the Commitments shall be terminated, notwithstanding that from time to time during the term of the Credit Agreement the Borrowers may be free from any Borrower Obligations.

(e) No payment made by any of the Borrowers, any of the Guarantors, any other guarantor or any other Person or received or collected by the Administrative Agent or any Lender from any of the Borrowers, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Borrower Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the Borrower Obligations or any payment received or collected from such Guarantor in respect of the Borrower Obligations), remain liable for the Borrower Obligations up to the maximum liability of such Guarantor hereunder until the Borrower Obligations are paid in full, no Letter of Credit shall be outstanding and the Commitments are terminated.

2.2. Right of Contribution. Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 2.3. The provisions of this Section 2.2 shall in no respect limit the obligations and liabilities of any Guarantor hereunder to the Administrative Agent, for itself and for the ratable benefit of the Lenders, and each Guarantor shall remain liable to the Administrative Agent, for itself and for the ratable benefit of the Lenders, for the full amount guaranteed by such Guarantor hereunder.

2.3. No Subrogation. Notwithstanding any payment made by any Guarantor hereunder or any set-off or application of funds of any Guarantor by the Administrative Agent or any Lender, no Guarantor shall be entitled to be subrogated to any of the rights of the Administrative Agent or any Lender against any Borrower or any other Guarantor or any collateral security or guarantee or right of offset held by the Administrative Agent or any Lender for the payment of the Borrower Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from any Borrower or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Administrative Agent, for itself and for the ratable benefit of the Lenders, by any Borrower on account of the Borrower Obligations are paid in full, no Letter of Credit shall be outstanding and the Commitments are terminated. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Borrower Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Administrative Agent, for itself and for the ratable benefit of the Lenders, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Administrative Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Administrative Agent, if required), to be applied against the Borrower Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine.

2.4. Amendments, etc. with respect to the Borrower Obligations. Each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Borrower Obligations made by the Administrative Agent or any Lender may be rescinded by the Administrative Agent or such Lender and any of the Borrower Obligations continued, and the Borrower Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any Lender, and the Credit Agreement and the other Loan Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders or all Lenders, as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Administrative Agent or any Lender for the payment of the Borrower Obligations may be sold, exchanged, waived, surrendered or released. Neither the Administrative Agent nor any Lender shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Borrower Obligations or for the guarantee contained in this Section 2 or any property subject thereto.

2.5. Guarantee Absolute and Unconditional. Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Borrower Obligations and notice of or proof of reliance by the Administrative Agent or any Lender upon the guarantee contained in this Section 2 or acceptance of the guarantee contained in this Section 2; the Borrower Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 2; and all dealings between any of the Borrowers and any of the Guarantors, on the one hand, and the Administrative Agent and the Lenders, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 2. Each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon any of the Borrowers or any of the Guarantors with respect to the Borrower Obligations. Each Guarantor understands and agrees that the guarantee contained in this Section 2 shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity or enforceability of the Credit Agreement or any other Loan Document, any of the Borrower Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any Lender, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by any of the Borrowers or any other Person against the Administrative Agent or any Lender, or (c) any other circumstance whatsoever (with or without notice to or knowledge of any of the Borrowers or such Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of any Borrower for the Borrower Obligations, or of such Guarantor under the guarantee contained in this Section 2, in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, the Administrative Agent or any Lender may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against any Borrower, any other Guarantor or any other Person or against any collateral security or guarantee for the Borrower Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any Lender to make any such demand, to pursue such other rights or remedies or to collect any payments from any of the Borrowers, any other Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of any Borrower, any other Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent or any Lender against any Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

2.6. Reinstatement. The guarantee contained in this Section 2 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Borrower Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

2.7. Payments. Each Guarantor hereby guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim in the currency in which such payments are due by the applicable Borrower at the Administrative Agent’s Office.

3. GRANT OF SECURITY INTEREST.

3.1. Each Grantor hereby assigns and transfers to the Administrative Agent, and hereby grants to the Administrative Agent, for itself and for the ratable benefit of the Lenders, a security interest in, all of the following property now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, together with the FH Shares, the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations of such Grantor whether as a Borrower or a Guarantor, and in the case of Furmanite Offshore, for the Parallel Debt Obligations (provided that with respect to any Grantor that is a Foreign Obligor, the Obligations of such Grantor shall not include any obligations or liabilities owing by any Person that is not a Foreign Obligor):

(a) all Accounts;

(b) all Equipment;

(c) all Fixtures;

(d) all General Intangibles, including all Pledged Stock that is a General Intangible;

(e) all Instruments, including all Intercompany Notes;

(f) all Intellectual Property;

(g) all Inventory;

(h) all Investment Property, including all Pledged Stock that is Investment Property, but other than the FH Shares (which shall be subject to the Dutch Deed of Pledge);

(i) all books and records pertaining to the Collateral; and

(j) to the extent not otherwise included, all Proceeds, Supporting Obligations and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing;

provided, however, that notwithstanding any of the other provisions set forth in this Section 3, this Agreement shall not constitute a grant of a security interest in any property to the extent that such grant of a security interest (i) is prohibited by any Law of a Governmental Authority or requires a consent not obtained of any Governmental Authority pursuant to such requirement of Law, (ii) with respect to any General Intangible, constitutes a breach or default under or results in the termination of or requires any consent not obtained under, any contract, license, agreement, instrument or other document evidencing or giving rise to such General Intangible, except to the extent that such requirement of Law or the term in such contract, license, agreement, instrument or other document or shareholder or similar agreement providing for such prohibition, breach, default or termination or requiring such consent is ineffective under applicable law, (iii) covers property of any Grantor that is not organized under the laws of the United States or any state thereof, the United Kingdom, or Australia (other than the Pledged Stock owned by Furmanite Holding B.V. consisting of (A) the shares of Furmanite Australia Pty Ltd, (B) the             shares of Furmanite Limited, and (C) the limited liability company interests of Furmanite Malaysia LLC), or (iv) covers property of any Grantor that is located or taken to be located in the State of New South Wales, Australia for the purposes of the Duties Act 1947 (NSW).

Without limiting the Liens created by this Agreement to the extent that this Agreement is effective to create such Liens under applicable law, it is acknowledged and agreed that additional agreements, instruments, or documents governed by the laws of the United Kingdom, Australia, or the Netherlands are being executed concurrently herewith and will be executed to create Liens in the Collateral and other assets in favor of the Administrative Agent for itself and for the benefit of the Lenders. Furmanite Offshore hereby undertakes on or about the date of this Agreement to execute a notarial deed of pledge between the Administrative Agent, Furmanite Offshore and Furmanite Holding B.V. (the “Dutch Deed of Pledge”) pursuant to which a Dutch right of pledge on the FH Shares is created, in favor of the Administrative Agent and for the ratable benefit of the Lenders, as security for the prompt and complete payment when due (whether at the stated maturity, by acceleration or otherwise) of (i) Furmanite Offshore’s Obligations, to the extent that such Obligations are obligations for the payment of an amount, and (ii) the Parallel Debt Obligations;

3.2. Parallel Debt. The provisions of this Section 3.2 are included in this Agreement in connection with the Dutch right of pledge on the FH Shares pursuant to the Dutch Deed of Pledge.

(a) Furmanite Offshore hereby irrevocably and unconditionally undertakes to pay to the Administrative Agent, acting in its own name and on its own behalf and not as agent or security trustee for any Person, amounts equal to the aggregate amount payable by Furmanite Offshore in respect of the Obligations of Furmanite Offshore (the “Parallel Debt”).

(b) The Parallel Debt Obligations will become due and payable (opeisbaar) as and to the extent one or more Obligations of Furmanite Offshore becomes due and payable, without any further notice being required.

(c) Each of the parties hereto hereby acknowledges that: (i) the Parallel Debt constitutes an undertaking, obligation and liability of Furmanite Offshore to the Administrative Agent which is transferable, separate and independent from, and without prejudice to, the Obligations of Furmanite Offshore and (ii) the Parallel Debt Obligations represent the Administrative Agent’s own separate and independent claims to receive payment of the Parallel Debt Obligations from Furmanite Offshore, it being understood that the amount which may become payable by Furmanite Offshore under or pursuant to the Parallel Debt Obligations from time to time shall never exceed the aggregate amount which is payable under the relevant Obligations of Furmanite Offshore from time to time.

(d) For the avoidance of doubt, each of the parties hereto hereby confirms that the claim of the Administrative Agent against Furmanite Offshore in respect of the Parallel Debt Obligations and the claims of any Lender against Furmanite Offshore in respect of the Obligations of Furmanite Offshore payable to such Lender do not constitute common property within the meaning of Article 3:166 of the Dutch Civil Code and that the provisions relating to such common property shall not apply. If, however, it shall be held that such claim of the Administrative Agent and such claims of any Lender do constitute such common property and such provisions do apply, the parties hereto agree that the Credit Agreement and this Agreement shall constitute the administration agreement within the meaning of Article 3:168 of the Dutch Civil Code.

(e) For the avoidance of doubt, the parties hereto confirm that this Agreement is not to be construed as an agreement as referred to in Article 6:16 of the Dutch Civil Code and that Article 6:16 of the Dutch Civil Code shall not apply, and, therefore, the provisions relating to common property within the meaning of Article 3:166 of the Dutch Civil Code shall not apply by analogy to the relationship between the Administrative Agent and any Lender on the one hand and Furmanite Offshore on the other hand.

(f) To the extent the Administrative Agent receives any amount in payment of the Parallel Debt Obligations (the “Received Amount”), the Obligations of Furmanite Offshore shall be reduced by an aggregate amount equal to the Received Amount as if the Received Amount was received as a payment of the Obligations of Furmanite Offshore.

4. REPRESENTATIONS AND WARRANTIES. To induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrowers thereunder and to enter into Lender Swap Contracts and Cash Management Agreements, each Grantor hereby represents and warrants to the Administrative Agent, for itself and for the ratable benefit of the Lenders, that:

4.1. Title; No Other Liens. Except for the security interest granted to the Administrative Agent for itself and for the ratable benefit of the Lenders pursuant to this Agreement and the other Liens permitted to exist on the Collateral by the Credit Agreement, such Grantor owns each item of the Collateral free and clear of any and all Liens or claims of others. No financing statement or other public notice with respect to all or any part of the Collateral is on file or of record in any public office, except such as have been filed in favor of the Administrative Agent, for itself and for the ratable benefit of the Lenders, pursuant to this Agreement or as are permitted by the Credit Agreement. For the avoidance of doubt, it is understood and agreed that any Grantor may, as part of its business, grant licenses to third parties to use Intellectual Property owned or developed by a Grantor. For purposes of this Agreement and the other Loan Documents, such licensing activity shall not constitute a “Lien” on such Intellectual Property. The Administrative Agent understands that any such licenses may be exclusive to the applicable licensees, and such exclusivity provisions may limit the ability of the Administrative Agent to utilize, sell, lease or transfer the related Intellectual Property or otherwise realize value from such Intellectual Property pursuant hereto.

4.2. Perfected First Priority Liens. The security interests granted pursuant to this Agreement (a) upon completion of the filings and other actions specified on Schedule 3 (which, in the case of all filings and other documents referred to on said Schedule, have been delivered to the Administrative Agent in completed and duly executed form) and other filings and other actions required by the laws of the United Kingdom, Australia, or the Netherlands, will constitute valid perfected security interests in all of the Collateral in favor of the Administrative Agent, for the ratable benefit of the Lenders, as collateral security for such Grantor’s Obligations and, further, in the case of Furmanite Offshore, for the Parallel Debt Obligations, enforceable in accordance with the terms hereof against all creditors of such Grantor and any Persons purporting to purchase any Collateral from such Grantor and (b) are prior to all other Liens on the Collateral in existence on the date hereof except for Liens permitted by the Credit Agreement which have priority over the Liens on the Collateral by operation of law.

4.3. Jurisdiction of Organization; Chief Executive Office. On the date hereof, such Grantor’s jurisdiction of organization, identification number from the jurisdiction of organization (if any), and the location of such Grantor’s chief executive office or sole place of business or principal residence, as the case may be, are specified on Schedule 4.

4.4. Inventory and Equipment. On the date hereof, (a) the Inventory and the Equipment are kept at the locations listed on Schedule 5 and (b) no Collateral is located outside the United States, the United Kingdom, Australia, or the Netherlands, or is in the possession of any lessor, bailee, warehouseman or consignee, except as listed on Schedule 5.

4.5. Investment Property.

(a) The shares of Pledged Stock pledged by such Grantor hereunder constitute all the issued and outstanding shares of all classes of the Equity Interests of each Issuer owned by such Grantor or, in the case of Foreign Subsidiary Voting Stock that secures any Obligations owing by any Person that is not a Foreign Obligor, if less, 66% of the outstanding Foreign Subsidiary Voting Stock of each relevant Issuer.

(b) All the shares of the Pledged Stock have been duly and validly issued and are fully paid and nonassessable.

(c) Each of the Pledged Notes constitutes the legal, valid and binding obligation of the obligor with respect thereto, enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing. Each of the Intercompany Notes is unsecured.

(d) Such Grantor is the record and beneficial owner of, and has good and marketable title to, the Investment Property, Pledged Notes, and Pledged Stock pledged by it hereunder, free of any and all Liens or options in favor of, or claims of, any other Person, except the security interest created by this Agreement and the Dutch Deed of Pledge, and the other Liens permitted to exist on the Collateral by the Credit Agreement and/or any other Loan Document.

4.6. Receivables.

(a) No amount payable to such Grantor under or in connection with any Receivable is evidenced by any Instrument which has not been delivered to the Administrative Agent.

(b) None of the obligors on any Receivables is a Governmental Authority.

(c) The amounts represented by such Grantor to the Lenders from time to time as owing to such Grantor in respect of the Receivables will, to the best of such Grantor’s knowledge at such times, be accurate.

4.7. Intellectual Property.

(a) Schedule 6 lists all registered Intellectual Property owned by such Grantor in its own name on the date hereof.

(b) On the date hereof, all material Intellectual Property owned by such Grantor, or, to the knowledge of such Grantor with respect to Intellectual Property licensed by such Grantor, is valid, subsisting, unexpired and enforceable, has not been abandoned and does not infringe the intellectual property rights of any other Person.

(c) No holding, decision or judgment has been rendered by any Governmental Authority which would limit, cancel or question the validity of, or such Grantor’s rights in, any Intellectual Property in any respect that could reasonably be expected to have a Material Adverse Effect.

(d) No action or proceeding is pending, or, to the knowledge of such Grantor, threatened, on the date hereof (i) seeking to limit, cancel or question the validity of any (A) Intellectual Property owned by such Grantor, (B) such Grantor’s ownership interest therein, or (C) to the knowledge of such Grantor, Intellectual Property licensed by such Grantor, or (ii) which would affect the value of any Intellectual Property, in each case that could reasonably be expected to have a Material Adverse Effect.

5. COVENANTS. Each Grantor covenants and agrees with the Administrative Agent, for itself and for the ratable benefit of the Lenders, that, from and after the date of this Agreement until the Obligations shall have been paid in full, no Letter of Credit shall be outstanding and the Commitments shall have terminated:

5.1. Delivery of Instruments and Certificated Securities. If any amount in excess of $100,000 payable under or in connection with any of the Collateral shall be or become evidenced by any Instrument or Certificated Security, such Instrument or Certificated Security shall, to the extent permitted under applicable Law, be promptly delivered to the Administrative Agent, duly indorsed in a manner satisfactory to the Administrative Agent, to be held as Collateral pursuant to this Agreement.

5.2. Maintenance of Insurance.

(a) Such Grantor will maintain, with financially sound and reputable companies, insurance policies (i) insuring the Inventory and Equipment subject hereto against loss by fire, explosion, theft and such other casualties as is required by the Credit Agreement and (ii) insuring such Grantor and the Administrative Agent, for itself and for the ratable benefit of the Lenders, against liability for personal injury and property damage relating to such Inventory and Equipment, such policies to be in such form and amounts and having such coverage as is customarily carried by companies engaged in similar businesses and owning similar properties in localities where the respective Grantors operate.

(b) All such insurance shall (i) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least 30 days after receipt by the Administrative Agent of written notice thereof, and (ii) name the Administrative Agent as insured party or loss payee.

5.3. Payment of Obligations. Such Grantor will pay and discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all taxes, assessments and governmental charges or levies imposed upon the Collateral or in respect of income or profits therefrom, as well as all claims of any kind (including, without limitation, claims for labor, materials and supplies) against or with respect to the Collateral, except that no such charge need be paid if the amount or validity thereof is currently being contested in good faith by appropriate proceedings, reserves in conformity with GAAP with respect thereto have been provided on the books of such Grantor and such proceedings could not reasonably be expected to result in the sale, forfeiture or loss of any material portion of the Collateral.

5.4. Maintenance of Perfected Security Interest; Further Documentation.

(a) Such Grantor shall maintain the security interest created by this Agreement as, except as otherwise provided herein, a perfected security interest having at least the priority described in Section 4.2 and shall defend such security interest against the claims and demands of all Persons whomsoever, subject to the rights of such Grantor under the Loan Documents to dispose of the Collateral.

(b) Such Grantor will furnish to the Administrative Agent and the Lenders from time to time statements and schedules further identifying and describing the assets and property of such Grantor and such other reports in connection therewith as the Administrative Agent may reasonably request, all in reasonable detail.

(c) At any time and from time to time, upon the written request of the Administrative Agent, and at the sole expense of such Grantor, such Grantor will, to the extent permitted under applicable Law, promptly and duly execute and deliver, and have recorded, such further instruments and documents and take such further actions as the Administrative Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, (i) filing any financing or continuation statements under the Uniform Commercial Code (or other similar laws) in effect in any jurisdiction with respect to the security interests created hereby and (ii) in the case of Investment Property and any other relevant Collateral, taking any actions necessary to enable the Administrative Agent to obtain “control” (within the meaning of the applicable Uniform Commercial Code or other similar laws) with respect thereto.

5.5. Changes in Name, etc. Such Grantor will not, except upon 15 days’ prior written notice to the Administrative Agent and delivery to the Administrative Agent of all additional executed financing statements and other documents reasonably requested by the Administrative Agent to maintain the validity, perfection and priority of the security interests provided for herein, (a) change its jurisdiction of organization or the location of its chief executive office or sole place of business or principal residence from that referred to in Section 4.3 or (b) change its name.

5.6. Notices. Such Grantor will advise the Administrative Agent and the Lenders promptly, in reasonable detail, of:

(a) any Lien (other than security interests created hereby or Liens permitted under the Credit Agreement) on any of the Collateral which would adversely affect the ability of the Administrative Agent to exercise any of its remedies hereunder; and

(b) of the occurrence of any other event which could reasonably be expected to have a Material Adverse Effect on the aggregate value of the Collateral or on the security interests created hereby.

5.7. Investment Property.

(a) If such Grantor shall become entitled to receive or shall receive any certificate (including, without limitation, any certificate representing a dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), option or rights in respect of the Equity Interests of any Issuer, whether in addition to, in substitution of, as a conversion of, or in exchange for, any shares of the Pledged Stock, or otherwise in respect thereof, such Grantor shall, to the extent permitted under applicable Law, accept the same as the agent of the Administrative Agent and the Lenders, hold the same in trust for the Administrative Agent and the Lenders and deliver the same forthwith to the Administrative Agent in the exact form received, duly indorsed by such Grantor to the Administrative Agent, if required, together with an undated stock power covering such certificate duly executed in blank by such Grantor and with, if the Administrative Agent so requests, signature guaranteed, to be held by the Administrative Agent, subject to the terms hereof, as additional collateral security for the Obligations. Any sums paid upon or in respect of the Investment Property, Pledged Notes, or Pledged Stock upon the liquidation or dissolution of any Issuer shall, to the extent permitted under applicable Law, be paid over to the Administrative Agent to be held by it hereunder as additional collateral security for the Obligations and, in the case of Furmanite Offshore, for the Parallel Debt Obligations, and in case any distribution of capital shall be made on or in respect of the Investment Property, Pledged Notes, or Pledged Stock, or any property shall be distributed upon or with respect to the Investment Property         , Pledged Notes, or Pledged Stock pursuant to the recapitalization or reclassification of the capital of any Issuer or pursuant to the reorganization thereof, the property so distributed shall, unless otherwise subject to a perfected security interest in favor of the Administrative Agent, to the extent permitted under applicable Law, be delivered to the Administrative Agent to be held by it hereunder as additional collateral security for the Obligations and, in the case of Furmanite Offshore, for the Parallel Debt Obligations. If any sums of money or property so paid or distributed in respect of the Investment Property, Pledged Notes, or Pledged Stock shall be received by such Grantor, such Grantor shall, until such money or property is paid or delivered to the Administrative Agent, hold such money or property in trust for the Administrative Agent and the Lenders, segregated from other funds of such Grantor, as additional collateral security for the Obligations and, in the case of Furmanite Offshore, for the Parallel Debt Obligations.

(b) Without the prior written consent of the Administrative Agent, such Grantor will not (i) vote to enable, or take any other action to permit, any Issuer to issue any Equity Interests of any nature or to issue any other securities convertible into or granting the right to purchase or exchange for any Equity Interests of any nature of any Issuer, (ii) sell, assign, transfer, exchange, or otherwise dispose of, or grant any option with respect to, the Investment Property, Pledged Notes, Pledged Stock, or Proceeds thereof (except pursuant to a transaction permitted by the Credit Agreement), (iii) create, incur or permit to exist any Lien or option in favor of, or any claim of any Person with respect to, any of the Investment Property, Pledged Notes, Pledged Stock, or Proceeds thereof, or any interest therein, except for the security interests created by this Agreement and the other Liens permitted to exist on the Collateral by the Credit Agreement or any other Loan Document and (iv) enter into any agreement or undertaking (other than this Agreement, the Credit Agreement or any other Loan Document) restricting the right or ability of such Grantor or the Administrative Agent to sell, assign or transfer any of the Investment Property Pledged Notes, Pledged Stock, or Proceeds thereof.

(c) In the case of each Grantor which is an Issuer, such Issuer agrees that (i) it has consented to and will be bound by the terms of this Agreement relating to the Investment Property, Pledged Notes, and Pledged Stock issued by it and will comply with such terms insofar as such terms are applicable to it, (ii) it will notify the Administrative Agent promptly in writing of the occurrence of any of the events described in Section 5.7(a) with respect to the Investment Property, Pledged Notes, and Pledged Stock issued by it, (iii) the terms of Sections 6.3(c) and 6.7 shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 6.3(c) or 6.7 with respect to the Investment Property, Pledged Notes, and Pledged Stock issued by it and (iv) it has registered or will register on its books and records the security interest granted under this Agreement in the Investment Property, Pledged Notes, and Pledged Stock issued by it and will comply with instructions originated by the Administrative Agent with respect to such Investment Property, Pledged Notes, and Pledged Stock without further consent by the Grantor of such security interest.

5.8. Receivables.

(a) Other than in the ordinary course of business consistent with its past practice, such Grantor will not (i) grant any extension of the time of payment of any Receivable that is part of the Collateral, (ii) compromise or settle any such Receivable for less than the full amount thereof, (iii) release, wholly or partially, any Person liable for the payment of any Receivable, (iv) allow any credit or discount whatsoever on any such Receivable or (v) amend, supplement or modify any such Receivable in any manner that could adversely affect the value thereof.

(b) Such Grantor will deliver to the Administrative Agent a copy of each material demand, notice or document received by it that questions or calls into doubt the validity or enforceability of more than 5% of the aggregate amount of the then outstanding Receivables that are part of the Collateral.

5.9. Intercompany Notes. The payment obligations of each maker of each Intercompany Note payable to such Grantor are and shall be subordinated in right of payment to the Obligations of such maker, whether as a Borrower or as a Guarantor. While any Event of Default exists, such Grantor shall hold in trust and pay over any payments received by it on each Intercompany Note to the Administrative Agent.

5.10. Intellectual Property.

(a) Such Grantor (either itself or through licensees) will (i) except as determined in such Grantor’s reasonable business judgment, continue to use each material Trademark on each and every trademark class of goods applicable to its current line as reflected in its current catalogs, brochures and price lists in order to maintain such Trademark in full force free from any claim of abandonment for non-use, (ii) maintain as in the past the quality of products and services offered under such Trademark, (iii) use such Trademark with the appropriate notice of registration and all other notices and legends required by applicable Law, (iv) not adopt or use any mark which is confusingly similar or a colorable imitation of such Trademark unless the Administrative Agent, for itself and for the ratable benefit of the Lenders, shall obtain a perfected security interest in such mark pursuant to this Agreement, and (v) not (and not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby such Trademark may become invalidated or impaired in any way.

(b) Such Grantor (either itself or through licensees) will not do any act, or omit to do any act, whereby any Patent may become forfeited, abandoned or dedicated to the public unless deemed prudent in the reasonable judgment of the Grantor.

(c) Such Grantor (either itself or through licensees) will not do any act that knowingly uses any material Intellectual Property to infringe the intellectual property rights of any other Person.

(d) Such Grantor will notify the Administrative Agent immediately if it knows, or has reason to know, that any application or registration relating to any material Intellectual Property may become forfeited, abandoned or dedicated to the public, or of any adverse determination or development (including, without limitation, the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office or any court or tribunal in any country) regarding such Grantor’s ownership of, or the validity of, any material Intellectual Property or such Grantor’s right to register the same or to own and maintain the same.

(e) Whenever such Grantor, either by itself or through any agent, employee, licensee or designee, shall file an application for the registration of any Intellectual Property with the United States Patent and Trademark Office or any similar office or agency in any other country or any political subdivision thereof, such Grantor shall report such filing to the Administrative Agent within five Business Days after the last day of the fiscal quarter in which such filing occurs. Upon request of the Administrative Agent, such Grantor shall execute and deliver, and have recorded, any and all agreements, instruments, documents, and papers as the Administrative Agent may request to evidence the Administrative Agent’s security interest in any Patent or Trademark and the goodwill and general intangibles of such Grantor relating thereto or represented thereby.

(f) Unless otherwise deemed prudent in the reasonable business judgment of such Grantor, such Grantor will take all reasonable and necessary steps, including, without limitation, in any proceeding before the United States Patent and Trademark Office or any similar office or agency in any other country or any political subdivision thereof, to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of the Intellectual Property, including, without limitation, filing of applications for renewal, affidavits of use and affidavits of incontestability.

(g) In the event that any material Intellectual Property is infringed, misappropriated or diluted by a third party, such Grantor shall (i) take such actions as such Grantor shall reasonably deem appropriate under the circumstances to protect such Intellectual Property and (ii) if such Intellectual Property is of material economic value, promptly notify the Administrative Agent after it learns thereof and sue for infringement, misappropriation or dilution, to seek injunctive relief where appropriate and to recover any and all damages for such infringement, misappropriation or dilution.

(h) The provisions of this Section 5.9 shall only apply to Intellectual Property that is part of the Collateral.

6. REMEDIAL PROVISIONS

6.1. Certain Matters Relating to Receivables.

(a) During the continuance of any Event of Default, the Administrative Agent shall have the right to make test verifications of the Receivables in any manner and through any medium that it reasonably considers advisable, and each Grantor shall furnish all such assistance and information as the Administrative Agent may require in connection with such test verifications. At any time and from time to time, upon the Administrative Agent’s request and at the expense of the relevant Grantor, such Grantor shall furnish to the Administrative Agent reports (from Persons and in a form reasonably satisfactory to the Administrative Agent) showing reconciliations, aging and test verifications of, and trial balances for, the Receivables.

(b) The Administrative Agent hereby authorizes each Grantor to collect such Grantor’s Receivables, subject to the Administrative Agent’s direction and control, and the Administrative Agent may curtail or terminate said authority at any time after the occurrence and during the continuance of an Event of Default. If required by the Administrative Agent at any time after the occurrence and during the continuance of an Event of Default, any payments of Receivables, when collected by any Grantor, (i) shall be forthwith (and, in any event, within two Business Days) deposited by such Grantor in the exact form received, duly indorsed by such Grantor to the Administrative Agent if required, in a Collateral Account maintained under the sole dominion and control of the Administrative Agent, subject to withdrawal by the Administrative Agent for the account of the Lenders only as provided in Section 6.5, and (ii) until so turned over, shall be held by such Grantor in trust for the Administrative Agent and the Lenders, segregated from other funds of such Grantor. Each such deposit of Proceeds of Receivables shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit.

(c) At the Administrative Agent’s request, each Grantor shall deliver to the Administrative Agent all original and other documents evidencing, and relating to, the agreements and transactions which gave rise to the Receivables, including, without limitation, all original orders, invoices and shipping receipts.

(d) The provisions of this Section 6.1 shall only apply to Receivables that are part of the Collateral.

6.2. Communications with Obligors; Grantors Remain Liable.

(a) The Administrative Agent in its own name or in the name of others may at any time after the occurrence and during the continuance of an Event of Default communicate with obligors under the Receivables to verify with them to the Administrative Agent’s satisfaction the existence, amount and terms of any Receivables.

(b) Upon the request of the Administrative Agent at any time after the occurrence and during the continuance of an Event of Default, each Grantor shall notify obligors on the Receivables that the Receivables have been assigned to the Administrative Agent for the ratable benefit of the Lenders and that payments in respect thereof shall be made directly to the Administrative Agent.

(c) Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of the Receivables to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. Neither the Administrative Agent nor any Lender shall have any obligation or liability under any Receivable (or any agreement giving rise thereto) by reason of or arising out of this Agreement or the receipt by the Administrative Agent or any Lender of any payment relating thereto, nor shall the Administrative Agent or any Lender be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Receivable (or any agreement giving rise thereto), to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

(d) The provisions of this Section 6.2 shall only apply to Receivables that are part of the Collateral.

6.3. Pledged Stock.

(a) Unless an Event of Default shall have occurred and be continuing and the Administrative Agent shall have given notice to the relevant Grantor of the Administrative Agent’s intent to exercise its corresponding rights pursuant to Section 6.3(b), each Grantor shall be permitted to receive all cash dividends paid in respect of the Pledged Stock and all payments made in respect of the Pledged Notes, in each case paid in the normal course of business of the relevant Issuer and consistent with past practice, to the extent permitted in the Credit Agreement, and to exercise all voting and corporate or other organizational rights with respect to the Investment Property or Pledged Stock; provided, however, that no vote shall be cast or corporate or other organizational right exercised or other action taken which, in the Administrative Agent’s reasonable judgment, would impair the Collateral or which would be inconsistent with or result in any violation of any provision of the Credit Agreement, this Agreement or any other Loan Document.

(b) If an Event of Default shall occur and be continuing and the Administrative Agent shall give notice of its intent to exercise such rights to the relevant Grantor or Grantors, (i) the Administrative Agent shall have the right to receive any and all cash dividends, payments or other Proceeds paid in respect of the Investment Property, Pledged Notes, or Pledged Stock and, to the extent permitted under applicable Law, make application thereof to the Obligations in such order as the Administrative Agent may determine, and (ii) any or all of the Investment Property, Pledged Notes, and Pledged Stock, other than the FH Shares, shall be registered in the name of the Administrative Agent or its nominee, and the Administrative Agent or its nominee may thereafter exercise (A) all voting, corporate and other rights pertaining to such Investment Property or Pledged Stock at any meeting of shareholders of the relevant Issuer or Issuers or otherwise and (B) any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to such Investment Property, Pledged Notes, or Pledged Stock as if it were the absolute owner thereof (including, without limitation, the right to exchange at its discretion any and all of the Investment Property, Pledged Notes, and Pledged Stock upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate or other organizational structure of any Issuer, or upon the exercise by any Grantor or the Administrative Agent of any right, privilege or option pertaining to such Investment Property, Pledged Notes, or Pledged Stock, and in connection therewith, the right to deposit and deliver any and all of the Investment Property, Pledged Notes, or Pledged Stock with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Administrative Agent may determine), all without liability except to account for property actually received by it, but the Administrative Agent shall have no duty to any Grantor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.

(c) Each Grantor hereby authorizes and instructs, to the extent permitted under applicable Law, each Issuer of any Investment Property, Pledged Note, or Pledged Stock pledged by such Grantor hereunder to (i) comply with any instruction received by it from the Administrative Agent in writing that (A) states that an Event of Default has occurred and is continuing and (B) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that each Issuer shall be fully protected in so complying, and (ii) unless otherwise expressly permitted hereby and/or the Dutch Deed of Pledge, pay any dividends or other payments with respect to the Investment Property, Pledged Notes, and Pledged Stock directly to the Administrative Agent.

6.4. Proceeds to be Turned Over To Administrative Agent. In addition to the rights of the Administrative Agent and the Lenders specified in Section 6.1 with respect to payments of Receivables, if an Event of Default shall occur and be continuing, all Proceeds received by any Grantor consisting of cash, checks and other near-cash items shall be held by such Grantor in trust for the Administrative Agent and the Lenders, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to the Administrative Agent in the exact form received by such Grantor (duly indorsed by such Grantor to the Administrative Agent, if required). All Proceeds received by the Administrative Agent hereunder shall be held by the Administrative Agent in a Collateral Account maintained under its sole dominion and control. All Proceeds while held by the Administrative Agent in a Collateral Account (or by such Grantor in trust for the Administrative Agent and the Lenders) shall continue to be held as collateral security for all the Obligations and, in the case of Furmanite Offshore, for the Parallel Debt Obligations, and shall not constitute payment thereof until applied as provided in Section 6.5.

6.5. Application of Proceeds. At such intervals as may be agreed upon by the Borrowers and the Administrative Agent, or, if an Event of Default shall have occurred and be continuing, at any time at the Administrative Agent’s election, the Administrative Agent may, to the extent permitted under applicable Law, apply all or any part of Proceeds constituting Collateral, whether or not held in any Collateral Account, and any proceeds of the guarantee set forth in Section 2, in payment of the Obligations in the order set forth in Section 8.03 of the Credit Agreement.

6.6. Code and Other Remedies. If an Event of Default shall occur and be continuing, the Administrative Agent, on behalf of the Lenders, may, to the extent permitted under applicable Law, exercise, in addition to all other rights and remedies granted to it in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations and, in the case of Furmanite Offshore, to the Parallel Debt Obligations, all rights and remedies of a secured party under the Texas UCC or any other applicable law. Without limiting the generality of the foregoing, the Administrative Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral other than the FH Shares (remedies in respect of which shall be governed by the Dutch Deed of Pledge and the applicable laws of the Netherlands), or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver such Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Administrative Agent or any Lender or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Administrative Agent or any Lender shall, to the extent permitted under applicable Law, have the right upon any such public sale or sales, and upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Grantor, which right or equity is hereby waived and released. Each Grantor further agrees, at the Administrative Agent’s request, to assemble the Collateral and make it available to the Administrative Agent at places which the Administrative Agent shall reasonably select, whether at such Grantor’s premises or elsewhere, the foregoing to the extent permitted under applicable Law. The Administrative Agent shall, to the extent permitted under applicable Law, apply the net proceeds of any action taken by it pursuant to this Section 6.6, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Administrative Agent and the Lenders hereunder, including, without limitation, reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Obligations, in such order as the Administrative Agent may elect, and only after such application and after the payment by the Administrative Agent of any other amount required by any provision of law, including, without limitation, Section 9-615(a)(3) of the Texas UCC, need the Administrative Agent account for the surplus, if any, to any Grantor. To the extent permitted under applicable law, each Grantor waives all claims, damages and demands it may acquire against the Administrative Agent or any Lender arising out of the exercise by them of any rights hereunder. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.

6.7. Registration Rights.

(a) Each Grantor recognizes that the Administrative Agent may be unable to effect a public sale of any or all the Pledged Stock, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may, to the extent permitted under applicable Law, be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Administrative Agent shall be under no obligation to delay a sale of any of the Pledged Stock for the period of time necessary to permit the Issuer thereof to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if such Issuer would agree to do so.

(b) Each Grantor agrees to use its diligent commercial efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of the Pledged Stock pursuant to this Section 6.7 valid and binding and in compliance with any and all other applicable Law. Each Grantor further agrees that a breach of any of the covenants contained in this Section 6.7 will cause irreparable injury to the Administrative Agent and the Lenders, that the Administrative Agent and the Lenders have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 6.7 shall be specifically enforceable against such Grantor, and such Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred under the Credit Agreement.

6.8. Deficiency. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Obligations and the fees and disbursements of any attorneys employed by the Administrative Agent or any Lender to collect such deficiency.

7. THE ADMINISTRATIVE AGENT

7.1. Administrative Agent’s Appointment as Attorney-in-Fact, etc.

(a) Each Grantor hereby irrevocably constitutes and appoints the Administrative Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Administrative Agent the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any or all of the following:

(i) in the name of such Grantor or its own name, or otherwise, take possession of and indorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Receivable or Contract subject to this Agreement or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Administrative Agent for the purpose of collecting any and all such moneys due under any such Receivable or Contract or with respect to any other Collateral whenever payable;

(ii) in the case of any Intellectual Property subject to this Agreement, execute and deliver, and have recorded, any and all agreements, instruments, documents and papers as the Administrative Agent may request to evidence the Administrative Agent’s and the Lenders’ security interest in such Intellectual Property and the goodwill and general intangibles of such Grantor relating thereto or represented thereby; provided that there shall be a separate filing with the United States Patent and Trademark Office as to each application for a Patent, as opposed to a filing that describes more than one application for a Patent;

(iii) pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof;

(iv) execute, in connection with any sale provided for in Section 6.6 or 6.7, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and

(v) (A) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Administrative Agent or as the Administrative Agent shall direct; (B) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (C) sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; (D) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (E) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; (F) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Administrative Agent may deem appropriate; (G) assign any Patent or Trademark subject to this Agreement (along with the goodwill of the business to which any such Patent or Trademark pertains), throughout the world for such term or terms, on such conditions, and in such manner, as the Administrative Agent shall in its sole discretion determine; and (H) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Administrative Agent were the absolute owner thereof for all purposes, and do, at the Administrative Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things which the Administrative Agent deems necessary to protect, preserve or realize upon the Collateral and the Administrative Agent’s and the Lenders’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

Anything in this Section 7.1(a) to the contrary notwithstanding, the Administrative Agent agrees that it will not exercise any rights under the power of attorney provided for in this Section 7.1(a) unless an Event of Default shall have occurred and be continuing.

(b) If any Grantor fails to perform or comply with any of its agreements contained herein, the Administrative Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement.

(c) The expenses of the Administrative Agent incurred in connection with actions undertaken as provided in this Section 7.1, together with interest thereon at a rate per annum equal to the highest rate per annum at which interest would then be payable on any category of past due ABR Loans under the Credit Agreement, from the date of payment by the Administrative Agent to the date reimbursed by the relevant Grantor, shall be payable by such Grantor to the Administrative Agent on demand.

(d) Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.

7.2. Duty of Administrative Agent. The Administrative Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the Texas UCC or otherwise, shall be to deal with it in the same manner as the Administrative Agent deals with similar property for its own account. Neither the Administrative Agent, any Lender nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Administrative Agent and the Lenders hereunder are solely to protect the Administrative Agent’s and the Lenders’ interests in the Collateral and shall not impose any duty upon the Administrative Agent or any Lender to exercise any such powers. The Administrative Agent and the Lenders shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.

7.3. Execution of Financing Statements. Pursuant to any applicable law, each Grantor authorizes the Administrative Agent to file or record financing statements and other filing or recording documents or instruments with respect to the Collateral without the signature of such Grantor in such form and in such offices as the Administrative Agent determines appropriate to perfect the security interests of the Administrative Agent under this Agreement. Each Grantor authorizes the Administrative Agent to use the collateral description “all assets” in any such financing statements. Each Grantor hereby ratifies and authorizes the filing by the Administrative Agent of any financing statement with respect to the Collateral made prior to the date hereof. Notwithstanding the foregoing, that there shall be a separate filing with the United States Patent and Trademark Office as to each application for a Patent, as opposed to a filing that describes more than one application for a Patent.

7.4. Authority of Administrative Agent. Each Grantor acknowledges that the rights and responsibilities of the Administrative Agent under this Agreement with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Administrative Agent and the Lenders, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent and the Grantors, the Administrative Agent shall be conclusively presumed to be acting as agent for the Lenders with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

8. MISCELLANEOUS

8.1. Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 10.01 of the Credit Agreement.

8.2. Notices. All notices, requests and demands to or upon the Administrative Agent or any Grantor hereunder shall be effected in the manner provided for in Section 10.02 of the Credit Agreement; provided that any such notice, request or demand to or upon any Guarantor shall be addressed to such Guarantor at its notice address set forth on Schedule 1.

8.3. No Waiver by Course of Conduct; Cumulative Remedies. Neither the Administrative Agent nor any Lender shall by any act (except by a written instrument pursuant to Section 8.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of the Administrative Agent or any Lender, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Administrative Agent or any Lender of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Administrative Agent or such Lender would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

8.4. Enforcement Expenses; Indemnification.

(a) Each Guarantor agrees to pay or reimburse each Lender and the Administrative Agent for all its costs and expenses incurred in collecting against such Guarantor under the guarantee contained in Section 2 or otherwise enforcing or preserving any rights under this Agreement and the other Loan Documents to which such Guarantor is a party, including, without limitation, the reasonable fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Lender and of counsel to the Administrative Agent.

(b) Each Guarantor agrees to pay, and to save the Administrative Agent and the Lenders harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement.

(c) Each Guarantor agrees to pay, and to save the Administrative Agent and the Lenders harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement to the extent the Borrowers would be required to do so pursuant to Section 10.04 of the Credit Agreement.

(d) The agreements in this Section 8.4 shall survive repayment of the Obligations and all other amounts payable under the Credit Agreement and the other Loan Documents.

8.5. Successors and Assigns. This Agreement shall be binding upon the successors and assigns of each Grantor and shall inure to the benefit of the Administrative Agent and the Lenders and their successors and assigns; provided that no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent.

8.6. Set-Off. Each Grantor hereby irrevocably authorizes the Administrative Agent and each Lender at any time and from time to time while an Event of Default shall have occurred and be continuing, without notice to such Grantor or any other Grantor, any such notice being expressly waived by each Grantor, to set-off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Administrative Agent or such Lender to or for the credit or the account of such Grantor, or any part thereof in such amounts as the Administrative Agent or such Lender may elect, against and on account of the obligations and liabilities of such Grantor to the Administrative Agent or such Lender hereunder and claims of every nature and description of the Administrative Agent or such Lender against such Grantor, in any currency, whether arising hereunder, under the Credit Agreement, any other Loan Document or otherwise, as the Administrative Agent or such Lender may elect, whether or not the Administrative Agent or any Lender has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured. The Administrative Agent and each Lender shall notify such Grantor promptly of any such set-off and the application made by the Administrative Agent or such Lender of the proceeds thereof, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Administrative Agent and each Lender under this Section 8.6 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Administrative Agent or such Lender may have.

8.7. Conflict with Dutch Deed of Pledge. In the event of any inconsistency between the provisions of this Agreement, the Credit Agreement and/or any other Loan Document on the one hand and the Dutch Deed of Pledge on the other hand, the Dutch Deed of Pledge will prevail to the extent that such provisions deal with the FH Shares.

8.8. Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

8.9. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

8.10. Section Headings. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

8.11. Integration. This Agreement and the other Loan Documents represent the agreement of the Grantors, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to subject matter hereof and thereof not expressly set forth or referred to herein or in the other Loan Documents.

8.12. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF TEXAS.

8.13. Submission To Jurisdiction; Waivers. Each Grantor hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non exclusive general jurisdiction of the courts of the State of Texas, the courts of the United States of America for the Northern District of Texas, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Grantor at its address referred to in Section 8.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

8.14. Acknowledgements. Each Grantor hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;

(b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Grantors, on the one hand, and the Administrative Agent and Lenders, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Grantors and the Lenders.

8.15. Additional Grantors. Each Subsidiary of the Company that is required to become a party to this Agreement pursuant to Section 6.12 of the Credit Agreement shall become a Grantor for all purposes of this Agreement upon execution and delivery by such Subsidiary of an Assumption Agreement in the form of Annex 1 hereto.

8.16. Releases.

(a) At such time as the Loans, the Reimbursement Obligations and the other Obligations (other than Obligations in respect of Lender Swap Contracts or Cash Management Agreements) shall have been paid in full, the Commitments have been terminated and no Letters of Credit shall be outstanding, the Collateral shall be released from the Liens created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Grantor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Grantors. At the request and sole expense of any Grantor following any such termination, the Administrative Agent shall deliver to such Grantor any Collateral held by the Administrative Agent hereunder, and execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination.

(b) If any of the Collateral shall be sold, transferred or otherwise disposed of by any Grantor in a transaction permitted by the Credit Agreement, then the Administrative Agent, at the request and sole expense of such Grantor, shall execute and deliver to such Grantor all releases or other documents reasonably necessary or desirable for the release of the Liens created hereby on such Collateral. At the request and sole expense of the Company, a Guarantor shall be released from its obligations hereunder in the event that all the Equity Interests of such Guarantor shall be sold, transferred or otherwise disposed of in a transaction permitted by the Credit Agreement; provided that the Company shall have delivered to the Administrative Agent, at least three Business Days prior to the date of the proposed release, a written request for release identifying the relevant Guarantor and the terms of the sale or other disposition in reasonable detail, including the price thereof and any expenses in connection therewith, together with a certification by the Company stating that such transaction is in compliance with the Credit Agreement and the other Loan Documents.

8.17. WAIVER OF JURY TRIAL. EACH GRANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

8.18. Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Grantor in respect of any such sum due from it to the Administrative Agent or any Lender hereunder shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from any Grantor in the Agreement Currency, such Grantor agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to such Grantor (or to any other Person who may be entitled thereto under applicable law)

8.19. Entire Agreement. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

IN WITNESS WHEREOF, each of the undersigned has caused this Guaranty and Collateral Agreement to be duly executed and delivered as of the date first above written.

FURMANITE WORLDWIDE, INC.
By:	/s/ Miguel A. Desdin—

Name: Miguel A. Desdin Title: Senior Vice President

FURMANITE INTERNATIONAL FINANCE LIMITED

Acting by:		In the presence of:
______________________________		___________________________________
Name:		Name:
Title: Director		Title:
FURMANITE LIMITED Acting by:		In the presence of:
______________________________		___________________________________
Name:		Name:
Title: Director		Title:
FURMANITE OFFSHORE SERVICES, INC.
By:
Name Title:
FURMANITE AMERICA, INC.
By:
Name:
Title:
FURMANITE US GSG LLC By:	Furmanite America, Inc., its sole member By:

Name:

Title:

FURMANITE HOLDING B.V.

By:

Name:
Title:

FURMANITE 1986
Acting by:	In the presence of:
Name:	Name:
Title: Director	Title:
FURMANITE GSG LIMITED
Acting by:	In the presence of:
Name:	Name:
Title: Director	Title:
FURMANITE INTERNATIONAL LIMITED Acting by:	In the presence of:
Name:	Name:
Title: Director	Title:

FURMANITE AUSTRALIA PTY LTD in accordance with section 127(1) of the Corporations Act 2001 (cwlth) by authority of its director:

By: Name:
Title: Director
By:

Name:
Title:

FURMANITE MALAYSIA LLC
By:	Furmanite Holding B.V., its sole member
By:

Name:
Title:

ACCEPTED AND AGREED:

BANK OF AMERICA, N.A.,
as Administrative Agent

By:
Name:
Title:

Schedule 1

NOTICE ADDRESSES OF GRANTORS

Grantor	Notice Address
1. Furmanite Worldwide, Inc.	2435 N. Central Expressway, Suite 700 Richardson, Texas 75080
2. Furmanite International Finance Limited	Furman House Shap Road Kendal Cumbria LA9 6RU
3. Furmanite Limited	Furman House Shap Road Kendal Cumbria LA9 6RU
4. Furmanite Offshore Services, Inc.	2435 N. Central Expressway, Suite 700 Richardson, Texas 75080
5. Furmanite America, Inc.	2435 N. Central Expressway, Suite 700 Richardson, Texas 75080
6. Furmanite US GSG LLC	2435 N. Central Expressway, Suite 700 Richardson, Texas 75080
7. Furmanite Holding B.V.	P.O. Box 107 – 3220 AC Hellevoetsluis Van Leeuwenhoekweg 6 – 3225 LX Hellevoetsluis The Netherlands
8. Furmanite 1986	Furman House Shap Road Kendal Cumbria LA9 6RU
9. Furmanite GSG Limited	Furman House Shap Road Kendal Cumbria LA9 6RU

10. Furmanite International Limited	Furman House Shap Road Kendal Cumbria LA9 6RU
11. Furmanite Australia Pty Ltd	4 Gateway Court Port Melbourne, Victoria 3207 Australia
12. Furmanite Malaysia LLC	2435 N. Central Expressway, Suite 700 Richardson, Texas 75080

Schedule 2

DESCRIPTION OF INVESTMENT PROPERTY

Pledged Stock:

				Stock Certificate
	Issuer	Class of Stock	Holder	No.	No. of Shares
1.	Furmanite Offshore Services, Inc.	Common Stock	Furmanite Worldwide, Inc.	2	1,000

2.	Furmanite America, Inc.	Common Stock	Furmanite Worldwide, Inc.	28	33,861

3.	Furmanite Holding B.V.	Common Stock	Furmanite Offshore Services, Inc.	N/A	142

4.	Furmanite International Finance Limited	Common Stock	Furmanite Worldwide, Inc.	1	1,000

5.	Furmanite Australia Pty Ltd	Common Stock	Furmanite Holding B.V.	10	4,689,046

6.	Furmanite Limited	Common Stock	Furmanite Holding B.V.	16	10,424,447

7.	Furmanite GSG Limited	Common Stock	Furmanite 1986	741	2,994,546

8.	Furmanite 1986	Common Stock	Furmanite Limited	741	2,999,546

9.	Furmanite International Limited	Common Stock	Furmanite 1986	1	732,670

LLC Interests:

	Issuer	Holder	Ownership Percentage
1.	Furmanite US GSG LLC	Furmanite America, Inc.	100%

2.	Furmanite Malaysia LLC	Furmanite Holding B.V.	100%

Pledged Notes:

That certain Subordinated Unsecured Revolving Intercompany Note, dated as of July 31, 2009, executed by the Company and certain of its Subsidiaries as Borrowers and Lenders.

Schedule 3

FILINGS AND OTHER ACTIONS
REQUIRED TO PERFECT SECURITY INTERESTS
Uniform Commercial Code Filings

Debtor	Filing Office
Furmanite Worldwide, Inc.	Delaware
Furmanite International Finance Limited	District of Columbia
Furmanite Limited	District of Columbia
Furmanite Offshore Services, Inc.	Delaware
Furmanite America, Inc.	Virginia
Furmanite US GSG LLC	Delaware
Furmanite Holding B.V.	District of Columbia
Furmanite 1986	District of Columbia
Furmanite GSG Limited	District of Columbia
Furmanite Australia Pty Ltd	District of Columbia
Furmanite Malaysia LLC	Delaware
Furmanite International Limited	District of Columbia

Patent and Trademark Filings

Debtor	Filing Office
Furmanite Worldwide, Inc.	United States Patent and Trademark Office

Actions with respect to Pledged Stock and Notes

Delivery of stock certificates and to the extent requested by Administrative Agent, notation of such Liens on the books and records of the Issuer.

Other Actions

Actions required to perfect such Liens under the applicable laws of Australia, the United Kingdom or the Netherlands.

Schedule 4

LOCATION OF JURISDICTION OF ORGANIZATION
AND CHIEF EXECUTIVE OFFICE

	Jurisdiction of	Chief Executive
Debtor	Organization	Office	Entity ID
1. Furmanite Worldwide, Inc.	Delaware	2435 N. Central Expy, Suite 700 Richardson, TX 75080	2258126
2. Furmanite International Finance Limited	UK	Furman House Shap Road Kendal Cumbria LA9 6RU	05764823
3. Furmanite Limited	UK	Furman House Shap Road Kendal Cumbria LA9 6RU	02530049
4. Furmanite Offshore Services, Inc.	Delaware	2435 N. Central Expy, Suite 700 Richardson, TX 75080	2763052
5. Furmanite America, Inc.	Virginia	2435 N. Central Expy, Suite 700 Richardson, TX 75080	0140598
6. Furmanite US GSG LLC	Delaware	2435 N. Central Expy, Suite 700 Richardson, TX 75080	4061543
7. Furmanite Holding B.V.	Netherlands	P.O. Box 107 – 3220 AC Hellevoetsluis /Van Leeuwenhoekweg 6 – 3225 LX Hellevoetsluis /The Netherlands	24177854
8. Furmanite 1986	UK	Furman House Shap Road Kendal Cumbria LA9 6RU	02004499
9. Furmanite GSG Limited	UK	Furman House Shap Road Kendal Cumbria LA9 6RU	05655073
10. Furmanite International Limited	UK	Furman House Shap Road Kendal Cumbria LA9 6RU	00238721
12. Furmanite Australia Pty Ltd	Australia	4 Gateway Court Port Melbourne, Victoria 3207 Australia	ABN 58 078 420 112
13. Furmanite Malaysia LLC	Delaware	2435 N. Central Expy, Suite 700 Richardson, TX 75080	3317477

Schedule 5

LOCATIONS OF INVENTORY AND EQUIPMENT
Australia

Entity	Address
Furmanite Australia Pty Ltd	4 Gateway Court Port Melbourne, VIC 3207

19 Gibbs Street Wynnum, QLD 4178

9 Cotton Street Gladstone, QLD 4680

2/309 Mermaid Road Burrup Penninsula, WA 6713

115 Alexanders Road Morwell, VIC 3840

5/1-5 Industrial Road Unanderra, NSW 2526

8/114 Gilba Road Girraween, NSW 2145

29 Rollings Crescent Kwinana, WA 6167

507 Cross Keys Rd Cavan, SA 5094

United Kingdom

Entity	Address
Furmanite International Limited Furmanite Limited Furmanite 1986 Furmanite GSG Limited Furmanite International Limited	Furman House Shap Road Kendal, Cumbria LA9 6RU

Bay 3 Kendal, Cumbria LA9 6RU

Parkhill Road Kingstown Industrial Estate Carlisle, Cumbria CA3 0EX

Thompson House, Thompson St, Thompson Close Whittington Moor Chesterfield, Derbyshire S41 9AZ

D16 Wellheads Industrial Centre Wellheads Crescent Dyce, Aberdeen AB21 7GA

P.O. Box 30 Bo’ness Road Grangemouth FK 3 9XQ

Worldwide Way Kiln Lane Industrial Estate Stallingbrough, Grimsby North East Lincolnshire DN41 8DY

Owens Road Skippers Lane Industrial Estate South Bank, Middlesbrough Cleveland TS6 6HE

Sunningdale House Sunnigndale Road South Park Industrial Estate Scunthorpe, Lincolnshire DN16 3RN

10 Dunlop Way Queensway Industrial Estate Scunthrope, Lincolnshire DN16 3RN

7 Colville Court Winwick Quay Warrington, Cheshire WA2 8 QT

PO Box 137 The Wilton International Site Wilton, Redcar TS10 4YB

United States

Entity	Address
Furmanite America, Inc. Furmanite Offshore Services, Inc. Furmanite America, Inc. Furmanite US GSG LLC Furmanite Malaysia LLC	123 Park Drive Saraland, AL 36571

410 South College, Unit H El Dorado, AR 71730

3000 Bayshore Road Benicia, CA 94510

19700 Magellan Drive Torrance, CA 90502

850 East 73rd Avenue Unit 9 Denver, CO 80229

408 Woodmont Road Milford, CT 06460

4133 N. Canal Street Jacksonville, FL 32209

407 Old Mill Road Cartersville, GA 30120

91-220 Kalaeloa Blvd. Unit B Kapolei, HI 96707

10 Eisenhower Lane, North Lombard, IL 60148

1931 Northwind Parkway Hobart, IN 46342

524 Oil Hill Road El Dorado, KS 67042

2601 Grassland Drive Louisville, KY 40299

200 Woodland Drive LaPlace, LA 70068

215 N. Beglis Pkwy Sulphur, LA 70663

460 Spiral Blvd Unit #3 Hastings, MN 55033

1224 Forest Pkwy, Suite #120 Paulsboro, NJ 08066

2461 Iorio St. Union, NJ 07083

1200 Atando Avenue , Suite A Charlotte, NC 28206

2271 N. Moraine Dr Dayton, OH 45439

9740 S. 219th East Ave. Broken Arrow, OK 74014

1200 N. 43rd Street East Muskogee, OK 74403

711 Parkway View Drive Pittsburgh, PA 15205

705 Langham Drive, Suite K Beaumont, TX 77707

2310 Joyce Drive Corpus Christi, TX 78417

6330 Dixie Drive Houston, TX 77087

101 Old Underwood Rd , Unit E LaPorte, TX 77571

2435 North Central Express Way Suite 700/800 Richardson, TX 75080

3782 West 2340 South, Suite C West Valley City, UT 84120

1447 W. 27th Street Norfolk, VA 23508

8045 Leesburg Pike, Suite 400 Vienna, VA 22182

7820 South 196th St, Bldg. #4 Kent, WA 98032

170 Lost Pavement Rd Parkersburg, WV 26101

Schedule 6

PATENTS AND PATENT APPLICATIONS

Reg. No.	Country	Description
45901/02	Australia	Damping of conductor tubes

1308043	Canada	Leak sealing-packing seals for leak sealing clamps suitable for on-line leak sealing

2434109	Canada	Damping of conductor tubes

2085244	Canada	Leak sealing

0600344	Germany	Sealing pipe and flanged joints

0600345	Germany	Leak sealing

0493020	International	Machining apparatus provided with tool-position adjustment means

GB1990/01824	International	Hydraulic joint testing

193673	Netherlands	Hydraulic joint testing (ESDV)

194014	Netherlands	Mechanical stop AWR AP 2866

194512	Netherlands	Valve cap assembly (ESDV)

9022044	Netherlands	Hydraulic joint testing

9002608	Netherlands	Improvements in or relating to mechanical clamps

9100106	Netherlands	Valve cap assembly

172762	Norway	Valve housing, AWR AP2866

20022768	Norway	Damping of conductor tubes

304561	Norway	Mechanical Stop AWR AP 2866

304565	Norway	Hydraulic joint test (ESDV)

2238970	UK	Machining apparatus

1369125	UK	Silk and design 7

2238593	UK	Improvements in or relating to mechanical clamps

2238620	UK	Joint tester

2240834	UK	AWR AP2866

2262900	UK	Shaft machining

2377479	UK	Damping of conductor tubes

6,739,926	USA	Damping of conductor tubes

RE35116	USA	Method & apparatus to facilitate the injection of sealant into a pressurized fluid member

5,062,439	USA	Method & apparatus to facilitate the injection of sealant into a pressurized fluid member

6,244,138	USA	torque reaction device

5,558,265	USA	friction welding apparatus

6,296,006	USA	System & method for sealing leaks in vessels

5,735,447	USA	friction welding apparatus

5,183,365	USA	boring and surfacing machine

5,044,844	USA	Machining apparatus

TRADEMARKS

Registration -	Trademark #	Country	Description/Class
application
039050	052472	Algeria	Furmanite 1, 8

2090904	1692575	Argentina	Furmanite 11

2090903	1692574	Argentina	Furmanite 17, 37

2090902	1692573	Argentina	Trevitest 37

2090901	1692572	Argentina	Trevitest 9

	1272685	Australia	IPSCO

962034	632034	Australia	SMARTSHIM 37, 42

	086871	Austria	Furmanite 1,8,17

	4150	Bahrain	Furmanite 17

4750791		Benelux	IPSCO

	0547168	Benelux	Trevitest 7, 9, 37, 42

	0304596	Benelux	Furmanite 1, 8

	200898	Benelux	IPSCO

	76/3615	Bophuthatswana	Furmanite 1

899192	TMA572289	Canada	Torque Tamer

1342053		Canada	Furmanite

815699	851699	Chile	Furmanite 17

851700	851700	Chile	Furmanite 35, 37

6435390	ZC6435390SL	China	Furmanite 6

appl #6435381		China	Trevitest 42

appl #6435382		China	Trevitest 37

appl #6435383		China	Trevitest 9

appl #6435384		China	Trevitest 7

appl #6435385		China	Furmanite 42

appl #6435386		China	Furmanite 37

appl #6435387		China	Furmanite 17

appl #6435388		China	Furmanite 9

appl #6435389		China	Furmanite 7

appl#6435397		China	SmartSHIM 42

appl #6435398		China	SmartSHIM 37

168917	168917	Czech Republic	Furmanite 1, 17

168436	168436	Czech Republic	Trevitest 9

2282/77	2282/77	Denmark	Furmanite

052481	052481	Egypt	Furmanite 1

32342	000032342	European Union	Furmanite 1, 8, 17, 37

32334	000032334	European Union	Silk

32326	000032326	European Union	Trevitest7, 9, 37, 72

32359	000032359	European Union	Furmatec 7,8,9,42

E5271119	005271119	European Union	Furmasteel

005271093	005271093	European Union	Furmanite 6,7,9,17,19,42

74030	74030	Finland	Furmanite 1

T200900312	245951	Finland	IPSCO

1364813	1364813	France	Furmanite 1

09/3647076	not issued	France	IPSCO

1047952	1047952	Germany	Furmanite word + design 37, 42

908748	908748	Germany	Furmanite 07, 17

57762	57762	Greece	Furmanite 1

19771819	1819/77	Hong Kong	Furmanite 1

351981	351981	India	Furmanite 17

351982	351982	India	Furmanite 8

418090	IDM000153301	Indonesia	Furmanite 1

IDM000075937		Indonesia	FURMAJET class 9

IDM000075654		Indonesia	FurmaJet

WO0012266		International	Furmanite 1

46354	46354	Iran	Furmanite 1

22673	22673	Iraq	Furmanite (with Arabic)

330949	733935	Italy	Furmanite 1

applied		Italy	Furmanite 1

1430137	1430137	Japan	Furmanite 1

4325436	4325436	Japan	Trevitest 9

4239720	4239720	Japan	Trevitest 42

2006-097914		Japan	Furmanite

2006-097915		Japan	Furmanite Logo

2006-097916		Japan	Furmanite in Katakana

8820	8820	Kuwait	Furmanite 1

86/02550	86002550	Malaysia	Furmanite 1

206762	206762	Mexico	Furmanite 37

297893	297893	New Zealand	Furmanite 1

101699		Norway	Furmanite 1

222969		Norway	SmartShim

249755	249755	Norway	IPSCO

51755	51755	Philippines	Furmanite 8,17

445199	not issued	Portugal	IPSCO

2356	2356	Qatar	Furmanite 1,8,17

76/5405	76/5405	S Africa	Furmanite 1

76/3615	76/3615	S Africa	Furmanite 37

80/8234	80/8234	S Africa	Furmanite 1,2,3,4,5,16,19

35236	35236	S Korea	Furmanite 105

234337	234337	S Korea	Furmanite 10

79/74	79/74	Saudi Arabia	Furmanite 1

69851	T7669851H	Singapore	Furmanite 1

168917	168917	Czech/Slovak Republic	Furmanite 1,17

168436	168436	Czech/Slovak Republic	Trevitest

35236	35236	South Korea	Furmanite 105

M2862746	not issued	Spain	IPSCO

196198	196198	Sweden	Trevitest

289443	289443	Switzerland	Trevitest 7,9

92711	92711	Taiwan	Furmanite 1

76/3615	76/3615	Transkei	Furmanite 1

96601	96601	Turkey	Furmanite 1

2430585	2430585	UK	FurmaSteel 6,9,17,19,42

1369125	1369125	UK	Silk

631344	631344	UK	Furmanite 17

631410	631410	UK	Furmanite 8

1227568		UK	Furmatec 6,7

2012711	2012711	UK	Furmatec 6,7

2142212	2142212	UK	Furmajet 9,17

2322712	2322712	UK	SmartShim 37 42

2430597	2430597	UK	Furmanite 6,7,9,17,19,42

2430585	2430585	UK	FurmaSteel

2508650	2508650	UK	IPSCO

2283194	2283194	USA	PWR.SEAL TECHNOLOGY

1,080,023	1080023	USA	Furmanite 37

78/282,842	3382686	USA	SmartShim

2,448,122	2448122	USA	Torque Tamer 7

1,416,446	1416446	USA	Trevitest 9

2304574	3285237	USA	INVATEC

5183365	5183365	USA	SILK

6,739,926		USA	Xtria 35, 37, 38, 41, 42

2,838,947		USA	Xanser 35,36,37,38,41,42

96020267	96020267	Venezuela	Furmanite 1

Annex 1 to
Guaranty and Collateral Agreement

ASSUMPTION AGREEMENT, dated as of       , 200      , made by      (the “Additional Grantor”), in favor of BANK OF AMERICA, N.A.,, as administrative agent (in such capacity, the “Administrative Agent”) for the banks and other financial institutions or entities (the “Lenders”) parties to the Credit Agreement referred to below. All capitalized terms not defined herein shall have the meaning ascribed to them in such Credit Agreement.

W I T N E S S E T H :

WHEREAS, FURMANITE WORLDWIDE, INC. (the “Company”), certain Subsidiaries of the Company (each a “Designated Borrower” and, together with the Company, the “Borrowers”), the Lenders and the Administrative Agent have entered into a Credit Agreement, dated as of July 31, 2009 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, in connection with the Credit Agreement, the Company and certain of its Subsidiaries (other than the Additional Grantor) have entered into the Guaranty and Collateral Agreement, dated as of July 31, 2009 (as amended, supplemented or otherwise modified from time to time, the “Guaranty and Collateral Agreement”) in favor of the Administrative Agent for the benefit of the Lenders;

WHEREAS, the Credit Agreement requires the Additional Grantor to become a party to the Guaranty and Collateral Agreement; and

WHEREAS, the Additional Grantor has agreed to execute and deliver this Assumption Agreement in order to become a party to the Guaranty and Collateral Agreement;

NOW, THEREFORE, IT IS AGREED:

1. Guaranty and Collateral Agreement. By executing and delivering this Assumption Agreement, the Additional Grantor, as provided in Section 8.15 of the Guaranty and Collateral Agreement, hereby becomes a party to the Guaranty and Collateral Agreement as a Grantor thereunder with the same force and effect as if originally named therein as a Grantor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Grantor thereunder. The information set forth in Annex 1-A hereto is hereby added to the information set forth in the Schedules to the Guaranty and Collateral Agreement. The Additional Grantor hereby represents and warrants that each of the representations and warranties contained in Section 4 of the Guaranty and Collateral Agreement is true and correct on and as the date hereof (after giving effect to this Assumption Agreement) as if made on and as of such date.

2. Governing Law. THIS ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF TEXAS.

IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL GRANTOR]

By:

Name:
Title:

Annex 1-A to

Assumption Agreement

Supplement to Schedule 1
Supplement to Schedule 2
Supplement to Schedule 3
Supplement to Schedule 4
Supplement to Schedule 5
Supplement to Schedule 6

EXHIBIT G

FORM OF DESIGNATED BORROWER
REQUEST AND ASSUMPTION AGREEMENT

Date: ___________, _____

To: Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

This Designated Borrower Request and Assumption Agreement is made and delivered pursuant to Section 2.14 of that certain Credit Agreement, dated as of July 31, 2009 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Furmanite Worldwide, Inc., a Delaware corporation (the “Company”), the Designated Borrowers from time to time party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender, and reference is made thereto for full particulars of the matters described therein. All capitalized terms used in this Designated Borrower Request and Assumption Agreement and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

Each of        (the “Designated Borrower”) and the Company hereby confirms, represents and warrants to the Administrative Agent and the Lenders that the Designated Borrower is a Subsidiary of the Company.

The documents required to be delivered to the Administrative Agent under Section 2.14 of the Credit Agreement will be furnished to the Administrative Agent in accordance with the requirements of the Credit Agreement.

Complete if the Designated Borrower is a Domestic Subsidiary: The true and correct U.S. taxpayer identification number of the Designated Borrower is       .

Complete if the Designated Borrower is a Foreign Subsidiary: The true and correct unique identification number that has been issued to the Designated Borrower by its jurisdiction of organization and the name of such jurisdiction are set forth below:

Identification Number	Jurisdiction of Organization

The parties hereto hereby confirm that with effect from the date of the Designated Borrower Notice for the Designated Borrower, the Designated Borrower shall have obligations, duties and liabilities toward each of the other parties to the Credit Agreement identical to those which the Designated Borrower would have had if the Designated Borrower had been an original party to the Credit Agreement as a Borrower. Effective as of the date of the Designated Borrower Notice for the Designated Borrower, the Designated Borrower confirms its acceptance of, and consents to, all representations and warranties, covenants, and other terms and provisions of the Credit Agreement.

The parties hereto hereby request that the Designated Borrower be entitled to receive Loans under the Credit Agreement, and understand, acknowledge and agree that neither the Designated Borrower nor the Company on its behalf shall have any right to request any Loans for its account unless and until the date five Business Days after the effective date designated by the Administrative Agent in a Designated Borrower Notice delivered to the Company and the Lenders pursuant to Section 2.14 of the Credit Agreement.

This Designated Borrower Request and Assumption Agreement shall constitute a Loan Document under the Credit Agreement.

THIS DESIGNATED BORROWER REQUEST AND ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF TEXAS.

IN WITNESS WHEREOF, the parties hereto have caused this Designated Borrower Request and Assumption Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

[Designated Borrower]

By:

Title:

FURMANITE WORLDWIDE, INC.

By:

Title:

EXHIBIT H

FORM OF DESIGNATED BORROWER NOTICE

Date: ___________, _____

To: Furmanite Worldwide, Inc.

The Lenders party to the Credit Agreement referred to below

Ladies and Gentlemen:

This Designated Borrower Notice is made and delivered pursuant to Section 2.14 of that certain Credit Agreement, dated as of July 31 2009 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Furmanite Worldwide, Inc., a Delaware corporation (the “Company”), the Designated Borrowers from time to time party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender, and reference is made thereto for full particulars of the matters described therein. All capitalized terms used in this Designated Borrower Notice and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

The Administrative Agent hereby notifies Company and the Lenders that effective as of the date hereof [      ] shall be a Designated Borrower and may receive Loans for its account on the terms and conditions set forth in the Credit Agreement.

This Designated Borrower Notice shall constitute a Loan Document under the Credit Agreement.

BANK OF AMERICA, N.A.,
as Administrative Agent

By:

Title:

EXHIBIT I

OPINION MATTERS

The matters contained in the following Sections of the Credit Agreement should be covered by the legal opinion on behalf of each Borrower:

• Section 5.01(a), (b) and (c)

• Section 5.02

• Section 5.03

• Section 5.04

• Section 5.06

• Section 5.15(b)

• Section 5.23

Additionally, if as of the Closing Date, any Foreign Subsidiary shall have been designated as a Designated Borrower pursuant to the Credit Agreement, the legal opinion on behalf of such Foreign Subsidiary should cover such additional matters as the Administrative Agent shall reasonably request.